     As filed with the Securities and Exchange Commission on September 13, 2001

                                                      Registration No. 333-63086
                                                                       811-10413

                       SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------
                            WASHINGTON, D.C. 20549

                          IMMEDIATE INCOME BUILDER II

                                   FORM N-4

                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933                        X
                         Pre-Effective Amendment No.  1
                                                     ---
                        Post-Effective Amendment No. ___

                                       and

                          REGISTRATION STATEMENT UNDER
                      THE INVESTMENT COMPANY ACT OF 1940                  X
                                 Amendment No. 1

                             SEPARATE ACCOUNT VA J
                          (Exact Name of Registrant)

                       TRANSAMERICA LIFE INSURANCE COMPANY
                              (Name of Depositor)

                            4333 Edgewood Road N.E.
                          Cedar Rapids, IA 52499-0001
             (Address of Depositor's Principal Executive Offices)
                 Depositor's Telephone Number: (319) 297-8468

                              Frank A. Camp, Esq.
                      Transamerica Life Insurance Company
                           4333 Edgewood Road, N.E.
                          Cedar Rapids, IA 52499-4240
                    (Name and Address of Agent for Service)

                                   Copy to:
                          Frederick R. Bellamy, Esq.
                      Sutherland, Asbill and Brennan LLP
                        1275 Pennsylvania Avenue, N.W.
                          Washington, D.C. 20004-2415

Title of Securities Being Registered:    Single Premium Immediate Variable
------------------------------------
Annuity Contracts

Approximate Date of Proposed Public Offering:
--------------------------------------------

As soon as practicable after the effective date of the Registration statement.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                                      IMMEDIATE
                                                              INCOME BUILDER II

                                                                 Issued Through
                                                          SEPARATE ACCOUNT VA J

                                                                             By

                                            TRANSAMERICA LIFE INSURANCE COMPANY

Prospectus - September 7, 2001


This prospectus and the underlying fund prospectuses give you important information about the contracts and the underlying funds. Please read them carefully before you invest and keep them for future reference.

The immediate annuity contract has fixed and variable payment options. There are thirty-four portfolios you can select from if you choose to receive variable payments. Annuity payments may be either variable or a combination of fixed and variable. You bear the investment risk if you choose variable payments.

If you would like more information about the Immediate Income Builder II, a fixed and variable single premium immediate annuity contract, you can obtain a free copy of the Statement of Additional Information (SAI) dated September 7, 2001. Please call us at (800) 544-3152 or write us at: Transamerica Life Insurance Company, Financial Markets Division, Variable Annuity Department, 4333 Edgewood Road N.E., P.O. Box 3183, Cedar Rapids, Iowa, 52406-3183. A registration statement, including the SAI, has been filed with the Securities and Exchange Commission (SEC) and the SAI is incorporated herein by reference. Information about the separate account can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. You may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains the prospectus, the SAI, material incorporated by reference, and other information. The table of contents of the SAI is included at the end of this prospectus.


Please note that the contracts and the underlying portfolios:

 .  are not bank deposits;

 .  are not federally insured;

 .  are not endorsed by any bank or government agency;

 .  are not guaranteed to achieve their goal; and

 .  are subject to risks, including loss of premium.

The Securities and Exchange Commission has not approved or disapproved these securities, or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
AEGON/Transamerica Series Fund, Inc.
Janus Growth
Van Kampen Emerging Growth

AIM Variable Insurance Funds -  Series II shares

AIM V.I. Capital Appreciation Fund
AIM V.I. Government Securities Fund
AIM V.I. Growth and Income Fund
AIM V.I. Value Fund

Dreyfus Stock Index Fund - Service Class


Dreyfus Variable Investment Fund
Dreyfus VIF - Money Market Portfolio

Dreyfus Variable Investment Fund -  Service Class

Dreyfus VIF - Small Company Stock Portfolio

MFS(R) Variable Insurance Trust SM -  Service Shares

MFS Emerging Growth Series
MFS Research Series
MFS Total Return Series
MFS Utilities Series

Nations Separate Account Trust
Nations High Yield Bond Portfolio
Nations International Value Portfolio
Nations Marsico Growth & Income Portfolio
Nations Marsico Focused Equities Portfolio

Nations Marsico International Opportunities  Portfolio

Nations Marsico 21st Century Portfolio
Nations MidCap Growth Portfolio

Oppenheimer Variable Account
Funds - Service Shares
Oppenheimer Capital Appreciation Fund/VA
Oppenheimer Global Securities Fund/VA
Oppenheimer High Income Fund/VA

Oppenheimer Main Street Growth & Income  Fund/VA

Oppenheimer Strategic Bond Fund/VA

Transamerica Variable Insurance Fund, Inc.
Transamerica VIF Growth Portfolio

Variable Insurance Products Fund
(VIP) - Service Class 2
Fidelity - VIP Equity-Income Portfolio
Fidelity - VIP Growth Portfolio
Fidelity - VIP High Income Portfolio

Variable Insurance Products Fund II
(VIP II) - Service Class 2
Fidelity - VIP II Contrafund(R) Portfolio
Fidelity - VIP II Investment Grade Bond Portfolio

Variable Insurance Products Fund III (VIP III) - Service Class 2
Fidelity - VIP III Growth & Income Portfolio
Fidelity - VIP III Balanced Portfolio
Fidelity - VIP III Mid Cap Portfolio

TABLE OF CONTENTS

                                                                           Page
GLOSSARY OF TERMS.........................................................   3
SUMMARY...................................................................   4
EXPENSE TABLE.............................................................   7
EXAMPLES..................................................................  11
1.THE ANNUITY CONTRACT....................................................  18
2.PURCHASE................................................................  18
  Contract Issue Requirements.............................................  18
  Premium Payment.........................................................  18
  Allocation of Premium Payment...........................................  18
  Variable Annuity Units..................................................  18
3.ANNUITY PAYMENTS........................................................  19
  Annuity Payment Dates...................................................  19
  Payments Under the Contract.............................................  19
  Stabilized Payments.....................................................  19
  Variable or Combination Payments........................................  19
  Assumed Investment Return (AIR).........................................  20
  Calculation of Variable Payments........................................  20
  Payment Options.........................................................  21
4.INVESTMENT CHOICES......................................................  24
  The Separate Account....................................................  24
  Transfers...............................................................  26
5.EXPENSES................................................................  26
  Separate Account Charge.................................................  26
  Expenses of the Funds...................................................  27
  Premium Taxes...........................................................  27
  Other Taxes.............................................................  27
  Surrender Charge........................................................  27
  Transfer Fee............................................................  27
  Initial Payment Guarantee Rider Fee.....................................  27
6.TAXES...................................................................  28
  Annuity Contracts in General............................................  28
  Qualified Contracts.....................................................  28
  Nonqualified Contracts..................................................  28
  Taxation of Death Benefit Proceeds......................................  29
  Annuity Contracts Purchased by Nonresident Aliens and Foreign
   Corporations...........................................................  29
  Transfers, Assignments or Exchanges of Contracts........................  29
  Possible Tax Law Changes................................................  29
  Diversification and Distribution Requirements...........................  29



7.SURRENDERS................................................................  30
  Surrender of Certain Only Payment Option..................................  30
  Surrender of Life With Emergency CashSM Payment Option ...................  30
8.PERFORMANCE...............................................................  30
9.DEATH BENEFIT.............................................................  30
10. INITIAL PAYMENT GUARANTEE RIDER.........................................  31
  Rider Fee.................................................................  31
  Other Terms and Conditions................................................  31
11.OTHER INFORMATION........................................................  32
  Transamerica Life Insurance Company.......................................  32
  The Separate Account......................................................  32
  Voting Rights.............................................................  32
  Distributor of the Contracts..............................................  32
  Variations in Contract Provisions.........................................  33
  IMSA......................................................................  33
  Delay of Payments.........................................................  33
  Legal Proceedings.........................................................  33
  Financial Statements......................................................  33
TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION................  33
APPENDIX A
  Historical Performance Data...............................................  34
APPENDIX B
  Additional Fund Information...............................................  69
APPENDIX C
  Illustrations of Annuity Payment Values...................................  71


No one is authorized to give any information or to make any representations that are not in this prospectus and the SAI (or any sales literature approved by Transamerica). You should rely only on the information contained in these documents. The contracts are not available in all states. This prospectus is not an offer anywhere that would be unlawful.

GLOSSARY OF TERMS

Annuitant and Secondary Annuitant -- The person(s) upon whose life the annuity payments are based. For joint options, annuity payments are based upon the lives of both the annuitant and secondary annuitant. Either the annuitant or the secondary annuitant generally must be no older than 80 years of age on the contract issue date.

Annuity Payments -- Payments made by us to the payee pursuant to the payment option chosen. Annuity payments may be either variable or a combination of fixed and variable.

Assumed Investment Return or AIR -- The annual effective rate shown in the contract specifications section of the contract that is used in the calculation of each variable annuity payment.

Beneficiary(ies) -- The person(s) who may receive death proceeds or guaranteed payments under this contract when there is no longer a living annuitant (or last annuitant for joint options).

Contract Issue Date -- The date the contract becomes effective. This will be stated in the contract. Generally, the date the initial premium is allocated to the separate account.

Owner(s) -- "You," "your," and "yours." The person or entity named in the contract specifications section who may, while any annuitant is living, exercise all rights granted by the contract. The annuitant must be the owner, if the contract is a qualified contract. If there is a secondary annuitant, he or she may also be an owner (except for a qualified contract, where only one owner is permitted). The secondary annuitant is never required to be an owner.

Payee -- The person or entity to whom annuity payments are paid.

Payment Date -- The date an annuity payment is paid to the payee. The payment amount will be determined no more than seven business days before each payment date. We may require evidence that any annuitant(s) and/or payee is/are alive on the payment date.

Separate Account -- Separate Account VA J.

Stabilized Payment -- The variable annuity payment you receive. Stabilized payments are determined annually at your contract anniversary and are paid according to the annuity payment frequency you select. You can choose not to stabilize your variable annuity payments in which case each payment fluctuates based on the performance of the selected subaccounts.

Subaccount -- The investment options or divisions of the separate account. Each subaccount invests in a different portfolio of the funds. We may make additional subaccounts available in the future.

Successor Owner -- The person named by the owner to whom ownership of the contract passes upon the owner's death. If the owner is also the annuitant, the annuitant's beneficiary(ies) is entitled to the death proceeds of the contract. If no person is named, the owner's estate shall be deemed the successor owner.

Supportable Payment -- The amount equal to the sum of the variable annuity unit values times the number of variable annuity units in each of the selected subaccounts. The number of variable annuity units will be adjusted to reflect the year-to-date difference between stabilized and non-stabilized payments.

Valuation Day -- Each day the New York Stock Exchange is open for trading.

Variable Annuity Unit -- Variable annuity payments are expressed in terms of variable annuity units, the value of which fluctuates in relation to the selected subaccounts. The determination of the variable annuity unit value is made at the end of each valuation day.

SUMMARY

The sections in this summary correspond to sections in this prospectus, which discuss the topics in more detail.

1.THE ANNUITY CONTRACT

The Fixed and Variable Single Premium Immediate Annuity Contract offered by Transamerica Life Insurance Company (Transamerica, we, us or our), is a contract between you, as the owner, and Transamerica, an insurance company. The contract is intended to provide a stream of income for life or for a specific period of time you select.

2.PURCHASE

You purchase this contract with a single premium. You cannot make additional premium payments. The minimum premium is $25,000, although we can accept a smaller premium with approval from our home office.

You may return your contract for a refund, but only if you return it within a prescribed period, which is generally 10 days (after you receive the contract), or whatever longer time may be permitted by state law. The amount of the refund will generally be the premium we receive, plus or minus the investment performance of the subaccounts to which your premium was allocated, if any. We generally will pay the refund within 7 days after we receive written notice of cancellation and the returned contract.

3.ANNUITY PAYMENTS

Annuity payments may be variable or a combination of fixed and variable. We guarantee the amount of fixed annuity payments. We generally do not, however, guarantee the amount of variable annuity payments. Variable annuity payment amounts are determined by the investment performance of the subaccounts you select. However, you can purchase an optional payment guarantee rider to ensure a minimum payment amount. See Section 10 of this prospectus for more information.

Annuity payments may be scheduled either monthly, quarterly, semiannually or annually.

We recommend using electronic funds transfer (EFT) to receive your annuity payments whenever possible.

4.INVESTMENT CHOICES

You choose between fixed or variable annuity payments, or a combination of both. If you choose variable annuity payments you must also select one or more of the following portfolios described in the underlying fund prospectuses:

Janus Growth
Van Kampen Emerging Growth

AIM V.I. Capital Appreciation Fund -  Series II shares


AIM V.I. Government Securities Fund -  Series II shares


AIM V.I. Growth and Income Fund -  Series II shares


AIM V.I. Value Fund - Series II shares


Dreyfus Stock Index Fund - Service Class

Dreyfus VIF - Money Market Portfolio

Dreyfus VIF - Small Company Stock Portfolio -Service Class


MFS Emerging Growth Series - Service Shares


MFS Research Series - Service Shares


MFS Total Return Series - Service Shares


MFS Utilities Series - Service Shares

Nations High Yield Bond Portfolio
Nations International Value Portfolio
Nations Marsico Growth & Income Portfolio
Nations Marsico Focused Equities Portfolio
Nations Marsico International Opportunities Portfolio
Nations Marsico 21st Century Portfolio
Nations MidCap Growth Portfolio

Oppenheimer Capital Appreciation Fund/VA -Service Shares


Oppenheimer Global Securities Fund/VA -Service Shares


Oppenheimer High Income Fund/VA -  Service Shares

Oppenheimer Main Street Growth & Income Fund/VA - Service Shares


Oppenheimer Strategic Bond Fund/VA - Service Shares

Transamerica VIF Growth Portfolio

Fidelity - VIP Equity-Income Portfolio -  Service Class 2


Fidelity - VIP Growth Portfolio -  Service Class 2


Fidelity - VIP High Income Portfolio -  Service Class 2


Fidelity - VIP II Contrafund(R) Portfolio -  Service Class 2

Fidelity - VIP II Investment Grade Bond Portfolio - Service Class 2 Fidelity - VIP III Growth & Income Portfolio -Service Class 2

Fidelity - VIP III Balanced Portfolio -  Service Class 2


Fidelity - VIP III Mid Cap Portfolio -  Service Class 2


Your variable annuity payments may go up or down with the investment performance of any of these portfolios. You bear this investment risk.

You may transfer amounts within the various subaccounts. You may also transfer amounts from variable to fixed annuity payments at any time. If you do, then the payment option for the fixed annuity payments will be a continuation of the payment option currently applicable to variable annuity payments. Transfers from fixed to variable annuity payments are not permitted. We may charge a fee for excessive transfers (we currently do not charge for transfers).

5.EXPENSES

There is a separate account charge of 1.25% annually of average daily net assets. This charge will not increase and does not apply to fixed annuity payments.


In some states, a charge for applicable premium taxes ranging from 0% to 3.5% is deducted from the premium when paid. If you surrender from a Certain Only variable payment option within the first nine years, we will deduct a surrender charge of up to 7% of the premium payment surrendered. If you surrender from a Life with Emergency CashSM payment option within the first four years, we will deduct a surrender charge of up to 4% of the premium payment surrendered. Surrenders are not allowed under any other payment options.

There is an extra charge if you elect the optional initial payment guarantee rider.

Management fees and other expenses are deducted from the portfolios' assets.

6.TAXES

You are taxed on the part of your annuity payment considered income. Annuity payments from nonqualified contracts may be considered partly a return of your investment in the contract so that part of each payment would not be taxable as income. Annuity payments from qualified contracts are generally considered as all taxable income.

7.SURRENDERS

You do not have access to your money and cannot surrender any of your contract unless you select either the Certain Only or Life with Emergency CashSM payment option. No other payment option allows surrenders. If you choose a Certain Only payment option you may surrender the present value of the remaining payments, less any applicable surrender charge. If you choose the Life with Emergency CashSM payment option, we will provide you with a Life with Emergency CashSM benefit schedule that will allow you to estimate how much is available to surrender (before deducting any applicable surrender charge). The minimum amount you may surrender is $2,500.

Surrenders may have adverse tax consequences. You should consult with your tax advisor before requesting a surrender.

8.PERFORMANCE

The amount of your variable annuity payments will vary up or down depending upon the investment performance of the subaccounts you choose. We provide historical, or past, performance information for the portfolios (adjusted to reflect the separate account charge) in Appendix A and in the SAI. This data does not indicate future performance.


9.DEATH BENEFIT

Some payment options provide a death benefit in the event the annuitant dies after annuity payments begin or if an owner or annuitant dies before annuity payments begin.

10.INITIAL PAYMENT GUARANTEE RIDER

With the initial payment guarantee rider, your variable annuity payments will never be less than the initial variable annuity payment.


There is an extra charge for this rider.

11.OTHER INFORMATION

This section of the prospectus contains information on:

 .  Transamerica Life Insurance Company
 .  The Separate Account
 .  Voting Rights
 .  Distributor of the Contracts
 .  Variations of Contract Provisions
 .  IMSA
 .  Delay of Payments
 .  Legal Proceedings
 .  Financial Statements

12.INQUIRIES

If you need more information, please contact our Administrative and Services Office at:

  Transamerica Life Insurance Company
  Variable Annuity Department
  4333 Edgewood Road N.E.
  P.O. Box 3183
  Cedar Rapids, IA 52406-3183
  (800) 544-3152

                                EXPENSE TABLE *





                                           Separate Account Annual Expenses
  Contract Owner Transaction Expenses      (as a percentage of average net
                                                       assets)


--------------------------------------------
Sales Load charged to premium.........  None
Annual Contract Administration
 Charge...............................  None
Maximum Surrender Charge (as a % of
 premium payment surrendered):
 . Life with Emergency CashSM payment
   option.............................    4%
 . Other Life Contingent payment
   options............................   N/A
 . Certain Only payment option
   (variable).........................    7%
Transfer Fee (for transfers in excess
 of 6 in any contract year)(/1/)...... $  15
                                       -----
Initial Payment Guarantee Rider
 (optional)........................... 1.25%
                                       =====



Separate Account Charge:
Mortality and Expense Risk Charge..  1.10%
Administration Charge..............  0.15%
                                     -----
Total..............................  1.25%


-------------------------------------------------------------------------------

                         Portfolio Annual Expenses(/2/)
  (as a percentage of average net assets and after fee waivers and/or expense reimbursements)


------------------------------------------------------------------------------
                                                                       Total
                                                              Rule   Portfolio
                                          Management  Other   12b-1   Annual
                                             Fees    Expenses Fees   Expenses
------------------------------------------------------------------------------
  Janus Growth...........................    0.78%     0.04%   --      0.82%
  Van Kampen Emerging Growth.............    0.80%     0.05%   --      0.85%
  AIM V.I. Capital Appreciation Fund -
    Series II shares(/3/)................    0.61%     0.21%  0.25%    1.07%
  AIM V.I. Government Securities Fund -
    Series II shares(/3/)................    0.50%     0.47%  0.25%    1.22%
  AIM V.I. Growth and Income Fund -
    Series II shares(/3/)................    0.60%     0.24%  0.25%    1.09%
  AIM V.I. Value Fund - Series II
   shares(/3/)...........................    0.61%     0.23%  0.25%    1.09%
  Dreyfus Stock Index Fund - Service
   Class.................................    0.25%     0.01%  0.25%    0.51%
  Dreyfus VIF - Money Market Portfolio...    0.50%     0.10%   --      0.60%
  Dreyfus VIF - Small Company Stock
   Portfolio -
   Service Class.........................    0.75%     0.18%  0.25%    1.18%
  MFS Emerging Growth Series - Service
   Shares(/4/)(/5/)......................    0.75%     0.10%  0.20%    1.05%
  MFS Research Series - Service
   Shares(/4/)(/5/)......................    0.75%     0.10%  0.20%    1.05%
  MFS Total Return Series - Service
   Shares(/4/)(/5/)......................    0.75%     0.15%  0.20%    1.10%
  MFS Utilities Series - Service
   Shares(/4/)(/5/)......................    0.75%     0.16%  0.20%    1.11%
  Nations High Yield Bond
   Portfolio(/6/)(/7/)...................    0.03%     0.97%   --      1.00%
  Nations International Value
   Portfolio(/6/)(/7/)...................    0.00%     1.25%   --      1.25%
  Nations Marsico Growth & Income
   Portfolio(/6/)(/7/)...................    0.71%     0.39%   --      1.10%
  Nations Marsico Focused Equities
   Portfolio(/6/)(/7/)...................    0.74%     0.36%   --      1.10%
  Nations Marsico International
   Opportunities Portfolio(/6/)(/7/).....    0.10%     1.15%   --      1.25%
------------------------------------------------------------------------------


* The expenses herein are only applicable to premium payments allocated to variable annuity payments.

                      Portfolio Annual Expenses(/2/)


  (as a percentage of average net assets and after fee waivers and/or expense reimbursements)




                                                                        Total
                                                               Rule   Portfolio
                                           Management  Other   12b-1   Annual
                                              Fees    Expenses Fees   Expenses
-------------------------------------------------------------------------------
  Nations Marsico 21st Century
   Portfolio(/6/)(/7/)...................     0.00%     1.10%   --      1.10%
  Nations MidCap Growth
   Portfolio(/6/)(/7/)(/8/)..............     0.41%     0.59%   --      1.00%
  Oppenheimer Capital Appreciation
   Fund/VA -
   Service Shares........................     0.64%     0.03%  0.15%    0.82%
  Oppenheimer Global Securities Fund/VA -

   Service Shares........................     0.64%     0.04%  0.15%    0.83%
  Oppenheimer High Income Fund/VA -
    Service Shares.......................     0.74%     0.05%  0.15%    0.94%
  Oppenheimer Main Street Growth & Income
   Fund/VA - Service Shares..............     0.70%     0.03%  0.15%    0.88%
  Oppenheimer Strategic Bond Fund/VA -
    Service Shares.......................     0.74%     0.05%  0.15%    0.94%
  Transamerica VIF Growth
   Portfolio(/9/)(/10/)..................     0.74%     0.11%   --      0.85%
  Fidelity - VIP Equity - Income -
    Service Class 2(/11/)................     0.48%     0.10%  0.25%    0.83%
  Fidelity - VIP Growth - Service Class
   2(/11/)...............................     0.57%     0.09%  0.25%    0.91%
  Fidelity - VIP High Income - Service
   Class 2...............................     0.58%     0.18%  0.25%    1.01%
  Fidelity - VIP II Contrafund(R) -
    Service Class 2(/11/)................     0.57%     0.10%  0.25%    0.92%
  Fidelity - VIP II Investment Grade
   Bond -
   Service Class 2(/12/).................     0.43%     0.37%  0.25%    1.05%
  Fidelity - VIP III Growth & Income -
    Service Class 2(/11/)................     0.48%     0.12%  0.25%    0.85%
  Fidelity - VIP III Balanced - Service
   Class 2(/11/).........................     0.43%     0.17%  0.25%    0.85%
  Fidelity - VIP III Mid Cap - Service
   Class 2(/11/).........................     0.57%     0.17%  0.25%    0.99%


* The expenses herein are only applicable to premium payments allocated to variable annuity payments.

(/1/)There is currently no charge for any transfers, although Transamerica reserves the right to charge $15 for each transfer in excess of six per year.

(/2/)The fee table information relating to the portfolios is for the year 2000 and was provided to Transamerica by the underlying funds, and Transamerica has not and cannot independently verify the accuracy or completeness of such information. Future expenses may be higher or lower than these expenses.


(/3/)Because the portfolio commenced operations on or about July 16, 2001, the percentages set forth as "Other Expenses" and "Total Portfolio Expenses" are estimates. The investment advisor has agreed to waive fees and/or reimburse Rule 12b-1 distribution plan expenses (excluding interest, taxes, dividend expense on short sales, extraordinary items and increases in expenses due to expense offset arrangements, if any) to limit total Series II operating expenses to 1.45% of average daily net assets until December 31, 2001.


(/4/)Each MFS series has an expense offset arrangement which reduces the series' custodian fee based upon the amount of cash maintained by the series with its custodian and dividend disbursing agent. Each series may enter into other such arrangements and directed brokerage arrangements, which would also have the effect of reducing the series' expenses. Other expenses do not take into account these expense reductions, and are therefore higher than the actual expenses of the series. The ratios for Other Expenses and Total Underlying Fund Annual Expenses (reduced by custodial offset arrangements), respectively, would have been as follows:
     0.09%, 1.04% --MFS Emerging Growth Series; 0.09%, 1.04% -- MFS Research Series; 0.14%, 1.09% -- MFS Total Return Series; and 0.15%, 1.10% -- MFS Utilities Series.


(/5/)Each MFS series has adopted a distribution plan under Rule 12b-1 that permits it to pay marketing and other fees to support the sale and distribution of service class shares (these fees are referred to as distribution fees).


(/6/)Each Nations Portfolio is subject to fees up to 0.25% of its average daily net assets pursuant to a shareholder servicing and distribution plan. The shareholder servicing and distribution plan provides that a portfolio may pay banks, broker/dealers, insurance companies, or other financial institutions that have entered into sales support agreements with Stephens Inc., the distributor of the portfolio, or a shareholder servicing agreement with the portfolio for certain expenses that are incurred in connection with sale support and shareholder services. Currently, shareholder servicing and distribution fees are being waived by each Nations Portfolio.

(/7/)The investment adviser and/or other service providers to these portfolios have agreed to waive a portion of their fees and/or reimburse expenses, including distribution fees, until May 1, 2002 in order to maintain total portfolio operating expenses at the levels shown. There is not assurance that these waivers and/or reimbursements will continue after this date. Absent these waivers and/or reimbursements, Total Portfolio Annual Expenses would be: 1.77% -- Nations High Yield Bond Portfolio; 7.58% --
      Nations International Value Portfolio; 1.39% --Nations Marsico Growth & Income Portfolio; 1.36% -- Nations Marsico Focused Equity Portfolio; 2.20% -- Nations Marsico International Opportunities Portfolio; 2.35% --
      Nations Marsico 21st Century Portfolio; and 1.49% -- Nations MidCap Growth Portfolio.

(/8/)For the Nations MidCap Growth Portfolio, Other Expenses are based on estimates for the current fiscal year.

(/9/)Total Portfolio Annual Expenses in the Fee Table include certain fee waivers. The

   Management Fee, Other Expenses and Total Portfolio Annual Expenses without certain fee waivers are: 0.75%, 0.11% and 0.86%, respectively.

(/10/)The Adviser has agreed to waive part of its management fee or reimburse other operating expenses to ensure that Total Portfolio Annual Expenses for the portfolio (other than interest, taxes, brokerage commissions and extraordinary expenses) will not exceed a cap of 0.85% for the Growth Portfolio. The fee waivers and expense assumptions may be terminated at any time without notice, but are expected to continue through 2001.

(/11/)Total Portfolio Annual Expenses were lower because a portion of the brokerage commissions that the fund paid was used to reduce the fund's expenses, and/or because through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of the fund's custodian expenses. See the accompanying underlying fund prospectus for details.

(/12/)Fidelity Management & Research Company agreed to reimburse a portion of Investment Grade Bond Portfolio's expenses during the period. The expenses presented in the table are shown with this reimbursement. Without this reimbursement, the Portfolios' management fee, other expenses and total expenses would have been: 0.43%, 1.07%, and 1.75%.

EXAMPLES -- TABLE A


The following examples indicate the expenses you would pay in various situations, based on actual portfolio expenses for 2000, and the following assumptions:

 .  a $1,000 investment;
 .  a 5.0% annual return on assets;
 .  monthly payments;
 .  a 3.5% AIR (the expenses using a 5% AIR will be no greater than with the
   3.5% AIR);
 .  there are no premium taxes;
 .  the optional initial payment guarantee rider is not elected;
 .  there are no transfers;
 . the entire premium is allocated to each subaccount; and . the annuitant is a 65 year old male.

(Any different assumption(s) would result in different expenses.)


                                                  30 Year Certain Only Annuity
                                                     --------------------------
                                                 The contract is  The contract
                                                 not surrendered is surrendered
-------------------------------------------------------------------------------
                                                    1       3      1       3
  Subaccounts                                     Year    Years   Year   Years
-------------------------------------------------------------------------------
  Janus Growth                                   $ 20.27 $ 59.28 $90.27 $119.28
-------------------------------------------------------------------------------
  Van Kampen Emerging Growth                     $ 20.56 $ 60.11 $90.56 $120.11
-------------------------------------------------------------------------------
  AIM V.I. Capital Appreciation Fund - Series
   II shares                                     $ 22.67 $ 66.13 $92.67 $126.13
-------------------------------------------------------------------------------
  AIM V.I. Government Securities Fund - Series
   II shares                                     $ 24.11 $ 70.21 $94.11 $130.21
-------------------------------------------------------------------------------
  AIM V.I. Growth and Income Fund - Series II
   shares                                        $ 22.86 $ 66.68 $92.86 $126.68
-------------------------------------------------------------------------------
  AIM V.I. Value Fund - Series II shares         $ 22.86 $ 66.68 $92.86 $126.68
-------------------------------------------------------------------------------
  Dreyfus Stock Index Fund - Service Class       $ 17.29 $ 50.69 $87.29 $110.69
-------------------------------------------------------------------------------
  Dreyfus VIF - Money Market Portfolio           $ 18.16 $ 53.19 $88.16 $113.19
-------------------------------------------------------------------------------
  Dreyfus VIF - Small Company Stock Portfolio -
    Service Class                                $ 23.72 $ 69.13 $93.72 $129.13
-------------------------------------------------------------------------------
  MFS Emerging Growth Series - Service Shares    $ 22.48 $ 65.59 $92.48 $125.59
-------------------------------------------------------------------------------
  MFS Research Series - Service Shares           $ 22.48 $ 65.59 $92.48 $125.59
-------------------------------------------------------------------------------
  MFS Total Return Series - Service Shares       $ 22.96 $ 66.95 $92.96 $126.95
-------------------------------------------------------------------------------
  MFS Utilities Series - Service Shares          $ 23.06 $ 67.22 $93.06 $127.22
-------------------------------------------------------------------------------
  Nations High Yield Bond Portfolio              $ 22.00 $ 64.22 $92.00 $124.22
-------------------------------------------------------------------------------
  Nations International Value Portfolio          $ 24.39 $ 71.03 $94.39 $131.03
-------------------------------------------------------------------------------
  Nations Marsico Growth & Income Portfolio      $ 22.96 $ 66.95 $92.96 $126.95
-------------------------------------------------------------------------------
  Nations Marsico Focused Equities Portfolio     $ 22.96 $ 66.95 $92.96 $126.95
-------------------------------------------------------------------------------
  Nations Marsico International Opportunities
   Portfolio                                     $ 24.39 $ 71.03 $94.39 $131.03
-------------------------------------------------------------------------------
  Nations Marsico 21st Century Portfolio         $ 22.96 $ 66.95 $92.96 $126.95
-------------------------------------------------------------------------------
  Nations MidCap Growth Portfolio                $ 22.00 $ 64.22 $92.00 $124.22
-------------------------------------------------------------------------------
  Oppenheimer Capital Appreciation Fund/VA -
    Service Shares                               $ 20.27 $ 59.28 $90.27 $119.28
-------------------------------------------------------------------------------
  Oppenheimer Global Securities Fund/VA -
    Service Shares                               $ 20.37 $ 59.55 $90.37 $119.55
-------------------------------------------------------------------------------
  Oppenheimer High Income Fund/VA - Service
   Shares                                        $ 21.43 $ 62.58 $91.43 $122.58
-------------------------------------------------------------------------------
  Oppenheimer Main Street Growth & Income
   Fund/VA - Service Shares                      $ 20.85 $ 60.93 $90.85 $120.93
-------------------------------------------------------------------------------
  Oppenheimer Strategic Bond Fund/VA - Service
   Shares                                        $ 21.43 $ 62.58 $91.43 $122.58
-------------------------------------------------------------------------------
  Transamerica VIF Growth Portfolio              $ 20.56 $ 60.11 $90.56 $120.11
-------------------------------------------------------------------------------
  Fidelity - VIP Equity-Income Portfolio -
    Service Class 2                              $ 20.37 $ 59.55 $90.37 $119.55

EXAMPLES -- TABLE A continued



                                                30 Year Certain Only Annuity
                                                     ------------------------
                                               The contract is  The contract
                                               not surrendered is surrendered
-----------------------------------------------------------------------------
                                                  1       3      1       3
  Subaccounts                                   Year    Years   Year   Years
-----------------------------------------------------------------------------
  Fidelity - VIP Growth Portfolio - Service
   Class 2                                     $ 21.14 $ 61.75 $91.14 $121.75
-----------------------------------------------------------------------------
  Fidelity - VIP High Income Portfolio -
    Service Class 2                            $ 22.10 $ 64.49 $92.10 $124.49
-----------------------------------------------------------------------------
  Fidelity - VIP II Contrafund(R) Portfolio -
    Service Class 2                            $ 21.24 $ 62.03 $91.24 $122.03
-----------------------------------------------------------------------------
  Fidelity - VIP II Investment Grade Bond
   Portfolio - Service Class 2                 $ 22.48 $ 65.59 $92.48 $125.59
-----------------------------------------------------------------------------
  Fidelity - VIP III Growth & Income
   Portfolio - Service Class 2                 $ 20.56 $ 60.11 $90.56 $120.11
-----------------------------------------------------------------------------
  Fidelity - VIP III Balanced Portfolio -
    Service Class 2                            $ 20.56 $ 60.11 $90.56 $120.11
-----------------------------------------------------------------------------
  Fidelity - VIP III Mid Cap Portfolio -
    Service Class 2                            $ 21.91 $ 63.95 $91.91 $123.95

EXAMPLES -- TABLE A continued



                                                   Single Life Annuity with
                                                       Emergency CashSM
                                                      -------------------------
                                                The contract is  The contract
                                                not surrendered is surrendered
-------------------------------------------------------------------------------
                                                   1       3       1       3
  Subaccounts                                    Year    Years   Year    Years
-------------------------------------------------------------------------------
  Janus Growth                                  $ 20.11 $ 57.77 $ 50.11 $ 67.77
-------------------------------------------------------------------------------
  Van Kampen Emerging Growth                    $ 20.40 $ 56.58 $ 50.40 $ 68.58
-------------------------------------------------------------------------------
  AIM V.I. Capital Appreciation Fund - Series
   II shares                                    $ 22.49 $ 64.45 $ 52.49 $ 74.45
-------------------------------------------------------------------------------
  AIM V.I. Government Securities Fund - Series
   II shares                                    $ 23.91 $ 68.43 $ 53.91 $ 78.43
-------------------------------------------------------------------------------
  AIM V.I. Growth and Income Fund - Series II
   shares                                       $ 22.68 $ 64.98 $ 52.68 $ 74.98
-------------------------------------------------------------------------------
  AIM V.I. Value Fund - Series II shares        $ 22.68 $ 64.98 $ 52.68 $ 74.98
-------------------------------------------------------------------------------
  Dreyfus Stock Index Fund - Service Class      $ 17.14 $ 49.40 $ 47.14 $ 59.40
-------------------------------------------------------------------------------
  Dreyfus VIF - Money Market Portfolio          $ 18.01 $ 51.84 $ 48.01 $ 61.84
-------------------------------------------------------------------------------
  Dreyfus VIF - Small Company Stock
   Portfolio - Service Class                    $ 23.53 $ 67.37 $ 53.53 $ 77.37
-------------------------------------------------------------------------------
  MFS Emerging Growth Series - Service Shares   $ 22.30 $ 63.92 $ 52.30 $ 73.92
-------------------------------------------------------------------------------
  MFS Research Series - Service Shares          $ 22.30 $ 63.92 $ 52.30 $ 73.92
-------------------------------------------------------------------------------
  MFS Total Return Series - Service Shares      $ 22.77 $ 65.25 $ 52.77 $ 75.25
-------------------------------------------------------------------------------
  MFS Utilities Series - Service Shares         $ 22.87 $ 65.52 $ 52.87 $ 75.52
-------------------------------------------------------------------------------
  Nations High Yield Bond Portfolio             $ 21.82 $ 62.59 $ 51.82 $ 72.59
-------------------------------------------------------------------------------
  Nations International Value Portfolio         $ 24.19 $ 69.23 $ 54.19 $ 79.23
-------------------------------------------------------------------------------
  Nations Marsico Growth & Income Portfolio     $ 22.77 $ 65.25 $ 52.77 $ 75.25
-------------------------------------------------------------------------------
  Nations Marsico Focused Equities Portfolio    $ 22.77 $ 65.25 $ 52.77 $ 75.25
-------------------------------------------------------------------------------
  Nations Marsico International Opportunities
   Portfolio                                    $ 24.19 $ 69.23 $ 54.19 $ 79.23
-------------------------------------------------------------------------------
  Nations Marsico 21st Century Portfolio        $ 22.77 $ 65.25 $ 52.77 $ 75.25
-------------------------------------------------------------------------------
  Nations MidCap Growth Portfolio               $ 21.82 $ 62.59 $ 51.82 $ 72.59
-------------------------------------------------------------------------------
  Oppenheimer Capital Appreciation Fund/VA -
    Service Shares                              $ 20.11 $ 57.77 $ 50.11 $ 67.77
-------------------------------------------------------------------------------
  Oppenheimer Global Securities Fund/VA -
    Service Shares                              $ 20.20 $ 58.04 $ 50.20 $ 68.04
-------------------------------------------------------------------------------
  Oppenheimer High Income Fund/VA - Service
   Shares                                       $ 21.25 $ 60.99 $ 51.25 $ 70.99
-------------------------------------------------------------------------------
  Oppenheimer Main Street Growth & Income
   Fund/VA - Service Shares                     $ 20.68 $ 59.38 $ 50.68 $ 69.38
-------------------------------------------------------------------------------
  Oppenheimer Strategic Bond Fund/VA - Service
   Shares                                       $ 21.25 $ 60.99 $ 51.25 $ 70.99
-------------------------------------------------------------------------------
  Transamerica VIF Growth Portfolio             $ 20.40 $ 58.58 $ 50.40 $ 68.58
-------------------------------------------------------------------------------
  Fidelity - VIP Equity-Income Portfolio -
    Service Class 2                             $ 20.20 $ 58.04 $ 50.20 $ 68.04
-------------------------------------------------------------------------------
  Fidelity - VIP Growth Portfolio - Service
   Class 2                                      $ 20.97 $ 60.18 $ 50.97 $ 70.18
-------------------------------------------------------------------------------
  Fidelity - VIP High Income Portfolio -
    Service Class 2                             $ 21.92 $ 62.85 $ 51.92 $ 72.85
-------------------------------------------------------------------------------
  Fidelity - VIP II Contrafund(R) Portfolio -
    Service Class 2                             $ 21.06 $ 60.45 $ 51.06 $ 70.45
-------------------------------------------------------------------------------
  Fidelity - VIP II Investment Grade Bond
   Portfolio - Service Class 2                  $ 22.30 $ 63.92 $ 52.30 $ 73.92
-------------------------------------------------------------------------------
  Fidelity - VIP III Growth & Income
   Portfolio - Service Class 2                  $ 20.40 $ 58.58 $ 50.40 $ 68.58
-------------------------------------------------------------------------------
  Fidelity - VIP III Balanced Portfolio -
    Service Class 2                             $ 20.40 $ 58.58 $ 50.40 $ 68.58
-------------------------------------------------------------------------------
  Fidelity - VIP III Mid Cap Portfolio -
    Service Class 2                             $ 21.73 $ 62.32 $ 51.73 $ 72.32

EXAMPLES -- TABLE B


The following examples indicate the expenses you would pay in various situations, based on actual portfolio expenses for 2000, and the following assumptions:

 .  a $1,000 investment;
 .  a 5.0% annual return on assets;
 .  monthly payments;
 .  a 3.5% AIR (the expenses using a 5% AIR will be no greater than with the
   3.5% AIR);
 .  there are no premium taxes;
 .  the optional initial payment guarantee rider (1.25%) is elected;
 .  there are no transfers;
 . the entire premium is allocated to each subaccount; and . the annuitant is a 65 year old male.

(Any different assumption(s) would result in different expenses.)


                                                 30 Year Certain Only Annuity
                                                   ----------------------------
                                               The contract is  The contract is
                                                not surrendered   surrendered
-------------------------------------------------------------------------------
                                                  1       3        1       3
  Subaccounts                                   Year    Years    Year    Years
-------------------------------------------------------------------------------
  Janus Growth                                 $ 32.16 $  92.90 $102.16 $152.90
-------------------------------------------------------------------------------
  Van Kampen Emerging Growth                   $ 32.44 $  93.69 $102.44 $153.69
-------------------------------------------------------------------------------
  AIM V.I. Capital Appreciation Fund -
    Series II shares                           $ 34.50 $  99.44 $104.50 $159.44
-------------------------------------------------------------------------------
  AIM V.I. Government Securities Fund -
   Series II shares                            $ 35.90 $ 103.33 $105.90 $163.33
-------------------------------------------------------------------------------
  AIM V.I. Growth and Income Fund - Series II
   shares                                      $ 34.69 $  99.96 $104.69 $159.96
-------------------------------------------------------------------------------
  AIM V.I. Value Fund - Series II shares       $ 34.69 $  99.96 $104.69 $159.96
-------------------------------------------------------------------------------
  Dreyfus Stock Index Fund - Service Class     $ 29.23 $  84.71 $ 99.23 $144.71
-------------------------------------------------------------------------------
  Dreyfus VIF-Money Market Portfolio           $ 30.08 $  87.10 $100.08 $147.10
-------------------------------------------------------------------------------
  Dreyfus VIF-Small Company Stock
   Portfolio-Service Class                     $ 35.53 $ 102.29 $105.53 $162.29
-------------------------------------------------------------------------------
  MFS Emerging Growth Series - Service Shares  $ 34.31 $  98.92 $104.31 $158.92
-------------------------------------------------------------------------------
  MFS Research Series - Service Shares         $ 34.31 $  98.92 $104.31 $158.92
-------------------------------------------------------------------------------
  MFS Total Return Series - Service Shares     $ 34.78 $ 100.22 $104.78 $160.22
-------------------------------------------------------------------------------
  MFS Utilities Series - Service Shares        $ 34.87 $ 100.48 $104.87 $160.48
-------------------------------------------------------------------------------
  Nations High Yield Bond Portfolio            $ 33.85 $  97.61 $103.85 $157.61
-------------------------------------------------------------------------------
  Nations International Value Portfolio        $ 36.18 $ 104.10 $106.18 $164.10
-------------------------------------------------------------------------------
  Nations Marsico Growth & Income Portfolio    $ 34.78 $ 100.22 $104.78 $160.22
-------------------------------------------------------------------------------
  Nations Marsico Focused Equities Portfolio   $ 34.78 $ 100.22 $104.78 $160.22
-------------------------------------------------------------------------------
  Nations Marsico International Opportunities
   Portfolio                                   $ 36.18 $ 104.10 $106.18 $164.10
-------------------------------------------------------------------------------
  Nations Marsico 21st Century Portfolio       $ 34.78 $ 100.22 $104.78 $160.22
-------------------------------------------------------------------------------
  Nations MidCap Growth Portfolio              $ 33.85 $  97.61 $103.85 $157.61
-------------------------------------------------------------------------------
  Oppenheimer Capital Appreciation Fund/VA -
   Service Shares                              $ 32.16 $  92.90 $102.16 $152.90
-------------------------------------------------------------------------------
  Oppenheimer Global Securities Fund/VA -
   Service Shares                              $ 32.25 $  93.16 $102.25 $153.16
-------------------------------------------------------------------------------
  Oppenheimer High Income Fund/VA - Service
   Shares                                      $ 33.28 $  96.05 $103.28 $156.05
-------------------------------------------------------------------------------
  Oppenheimer Main Street Growth & Income
   Fund/VA - Service Shares                    $ 32.72 $  94.48 $102.72 $154.48

EXAMPLES -- TABLE B continued


                                               30 Year Certain Only Annuity
                                                     -------------------------
                                              The contract is  The contract is
                                              not surrendered    surrendered
------------------------------------------------------------------------------
                                                1        3        1       3
  Subaccounts                                  Year    Years    Year    Years
------------------------------------------------------------------------------
  Oppenheimer Strategic Bond Fund/VA -
    Service Shares                           $  33.28   $96.05 $103.28 $156.05
------------------------------------------------------------------------------
  Transamerica VIF Growth Portfolio          $  32.44   $93.69 $102.44 $153.69
------------------------------------------------------------------------------
  Fidelity - VIP Equity-Income Portfolio -
    Service Class 2                          $  32.25   $93.16 $104.25 $153.16
------------------------------------------------------------------------------
  Fidelity - VIP Growth Portfolio - Service
   Class 2                                   $  33.00   $95.26 $103.00 $155.26
------------------------------------------------------------------------------
  Fidelity - VIP High Income Portfolio -
    Service Class 2                          $  33.94   $97.87 $103.94 $157.87
------------------------------------------------------------------------------
  Fidelity - VIP II Contrafund(R)
   Portfolio - Service Class 2               $  33.10   $95.52 $103.10 $155.52
------------------------------------------------------------------------------
  Fidelity - VIP II Investment Grade Bond
   Portfolio - Service Class 2               $  34.31   $95.92 $104.31 $158.92
------------------------------------------------------------------------------
  Fidelity - VIP III Growth & Income
   Portfolio - Service Class 2               $  32.44   $93.69 $102.44 $153.69
------------------------------------------------------------------------------
  Fidelity - VIP III Balanced Portfolio -
    Service Class 2                          $  32.44   $93.69 $102.44 $153.69
------------------------------------------------------------------------------
  Fidelity - VIP III Mid Cap Portfolio -
    Service Class 2                          $  33.75   $97.35 $103.75 $157.35

EXAMPLES -- TABLE B continued



                                                  Single Life Annuity with
                                                      Emergency CashSM
                                                    ---------------------------
                                              The contract is  The contract is
                                               not surrendered    surrendered
-------------------------------------------------------------------------------
                                                 1       3        1       3
  Subaccounts                                  Year    Years    Year    Years
-------------------------------------------------------------------------------
  Janus Growth                                $ 32.25 $  93.73  $62.25  $103.73
-------------------------------------------------------------------------------
  Van Kampen Emerging Growth                  $ 32.53 $  94.53  $62.53  $104.43
-------------------------------------------------------------------------------
  AIM V.I. Capital Appreciation Fund -
   Series II shares                           $ 34.61  $100.34  $64.60  $110.34
-------------------------------------------------------------------------------
  AIM V.I. Government Securities Fund -
   Series II shares                           $ 36.00  $104.27  $66.00  $114.27
-------------------------------------------------------------------------------
  AIM V.I. Growth and Income Fund -
   Series II shares                           $ 34.79  $100.86  $64.79  $110.86
-------------------------------------------------------------------------------
  AIM V.I. Value Fund - Series II shares      $ 34.79  $100.86  $64.79  $110.86
-------------------------------------------------------------------------------
  Dreyfus Stock Index Fund - Service Class    $ 29.31 $  85.46  $59.31 $  95.46
-------------------------------------------------------------------------------
  Dreyfus VIF - Money Market Portfolio        $ 30.17 $  87.87  $60.17 $  97.87
-------------------------------------------------------------------------------
  Dreyfus VIF - Small Company
   StockPortfolio - Service Class             $ 35.63  $103.22  $65.63  $113.22
-------------------------------------------------------------------------------
  MFS Emerging Growth Series -
    Service Shares                            $ 34.41 $  99.81  $64.41  $109.81
-------------------------------------------------------------------------------
  MFS Research Series - Service Shares        $ 34.41 $  99.81  $64.41  $109.81
-------------------------------------------------------------------------------
  MFS Total Return Series - Service Shares    $ 34.88  $101.12  $64.88  $111.12
-------------------------------------------------------------------------------
  MFS Utilities Series - Service Shares       $ 34.97  $101.39  $64.97  $111.39
-------------------------------------------------------------------------------
  Nations High Yield Bond Portfolio           $ 33.94 $  98.49  $63.94  $108.49
-------------------------------------------------------------------------------
  Nations International Value Portfolio       $ 36.28  $105.05  $66.28  $115.05
-------------------------------------------------------------------------------
  Nations Marsico Growth & Income Portfolio   $ 34.88  $101.12  $64.88  $111.12
  Nations Marsico Focused Equities Portfolio  $ 34.88 $ 101.12 $ 64.88 $ 111.12
-------------------------------------------------------------------------------
  Nations Marsico International
   Opportunities Portfolio                    $ 36.28 $ 105.05 $ 66.28 $ 115.05
-------------------------------------------------------------------------------
  Nations Marsico 21st Century Portfolio      $ 34.88 $ 101.12 $ 64.88 $ 111.12
-------------------------------------------------------------------------------
  Nations MidCap Growth Portfolio             $ 33.94 $  98.49 $ 63.94 $ 108.49
-------------------------------------------------------------------------------
  Oppenheimer Capital Appreciation Fund/VA -
   Service Shares                             $ 32.25 $  93.73 $ 62.25 $ 103.73
-------------------------------------------------------------------------------
  Oppenheimer Global Securities Fund/VA -
   Service Shares                             $ 32.34 $  94.00 $ 62.34 $ 104.00
-------------------------------------------------------------------------------
  Oppenheimer High Income Fund/VA -
   Service Shares                             $ 33.38 $  96.91 $ 63.38 $ 106.91
-------------------------------------------------------------------------------
  Oppenheimer Main Street Growth & Income
   Fund/VA - Service Shares                   $ 32.81 $  95.32 $ 62.81 $ 105.32
-------------------------------------------------------------------------------
  Oppenheimer Strategic Bond Fund/VA -
    Service Shares                            $ 33.38 $  96.91 $ 63.38 $ 106.91
-------------------------------------------------------------------------------
  Transamerica VIF Growth Portfolio           $ 32.53 $  94.53 $ 62.53 $ 104.53
-------------------------------------------------------------------------------
  Fidelity - VIP Equity-Income Portfolio -
    Service Class 2                           $ 32.34 $  94.00 $ 62.34 $ 104.00
-------------------------------------------------------------------------------
  Fidelity - VIP Growth Portfolio - Service
   Class 2                                    $ 33.09 $  96.12 $ 63.09 $ 106.12
-------------------------------------------------------------------------------
  Fidelity - VIP High Income Portfolio -
    Service Class 2                           $ 34.03 $  98.76 $ 64.03 $ 108.76
-------------------------------------------------------------------------------
  Fidelity - VIP II Contrafund(R)
   Portfolio - Service Class 2                $ 33.19 $  96.38 $ 63.19 $ 106.38
-------------------------------------------------------------------------------
  Fidelity - VIP II Investment Grade Bond
   Portfolio -Service Class 2                 $ 34.41 $  99.81 $ 64.41 $ 109.81
-------------------------------------------------------------------------------
  Fidelity - VIP III Growth & Income
   Portfolio - Service Class 2                $ 32.53 $  94.53 $ 62.53 $ 104.53
-------------------------------------------------------------------------------
  Fidelity - VIP III Balanced Portfolio -
    Service Class 2                           $ 32.53 $  94.53 $ 62.53 $ 104.53
-------------------------------------------------------------------------------
  Fidelity - VIP III Mid Cap Portfolio -
    Service Class 2                           $ 33.85 $  98.23 $ 63.85 $ 108.23
-------------------------------------------------------------------------------

The above tables will assist you in understanding the costs and expenses of the contract and the underlying funds that you will bear, directly or indirectly. The expense table assumes that your entire premium is allocated to the separate account; therefore, it reflects expenses of the separate account as well as the underlying portfolios.

The tables do not reflect any deductions for taxes. Any applicable premium taxes are deducted from the premium when you buy the contract.


The examples are not a representation of past or future expenses. Actual expenses may be more or less than those shown.

Financial Information. The subaccounts had not commenced operations as of December 31, 2000, therefore there is no condensed financial information to report as of the date of this prospectus.

1.THE ANNUITY CONTRACT

This prospectus describes the Immediate Income Builder II. This is a single premium immediate annuity contract offered by Transamerica Life Insurance Company.

An annuity is a contract between you, the owner, and an insurance company (in this case Transamerica), where the insurance company promises to pay you an income in the form of annuity payments. You choose the frequency of these payments and the first annuity payment date.

You can use the contract to provide periodic payments over your lifetime or some other specific period of time you select.

The contract is "fixed and variable" because you can allocate your premium between fixed and variable annuity payments. The amount of the fixed annuity payments will not vary and is guaranteed by Transamerica. The amount of the variable annuity payments can vary depending on the investment performance of your investment choices.

The contract is a "single premium" contract because you purchase it with a single premium. You cannot pay additional premiums.

The contract is an "immediate" contract because the annuity payments generally begin within 30 days and must begin within one year.

2.PURCHASE

Contract Issue Requirements

Transamerica will not issue a contract unless:

 . Transamerica receives all information needed to issue the contract; and . Transamerica receives your entire single premium payment.

Premium Payment

The minimum premium for a contract is $25,000. Amounts less than $25,000 may be accepted with approval from our home office. You cannot make additional premium payments.

We apply your premium to the contract within two business days after receipt (at our Administrative and Service Office) of both the premium and all necessary information.

If the information is incomplete, we will request the necessary information. If the information is not provided within five days, we will return the premium unless you allow us to keep it until the necessary information is completed.

The date we credit the premium and issue the contract is called the contract issue date. On the contract issue date, we allocate the premium (net of any premium tax deduction) as you specify in the order form.

You should make the check for your premium payment payable only to Transamerica Life Insurance Company and send it to the Administrative and Service Office. Your check must be honored in order for us to pay any associated payments and benefits due under the contract.

Allocation of Premium Payment

We will invest the amount of your premium that you allocate to the subaccount(s) on the contract issue date. You must allocate percentages that are whole numbers, not fractions. Your allocations must equal 100%, and you must allocate at least $25,000 to variable annuity payments.

Variable Annuity Units

The portion of your premium allocated to the subaccounts will be used to purchase variable annuity units. We will determine the number of variable annuity units based upon:

 . the premium reduced by any premium taxes, . the annuitant's age and sex (and the age and sex of the secondary annuitant, if any),
 .  the payment option you choose,
 . the frequency of payments you choose, . the AIR you choose,

 .  the first payment date, and
 .  the variable annuity unit value of the subaccount(s) you initially select.

The number of variable annuity units allocated to each subaccount will change if you transfer among the subaccounts, transfer from variable to fixed annuity payments or receive cash through a surrender (if allowed). If you choose a joint and survivor payment option and benefits are reduced due to the death of one of the annuitants, the number of variable annuity units will be reduced at that time. Additionally, with stabilized payments, the number of your variable annuity units will be adjusted on each contract anniversary.

3.ANNUITY PAYMENTS

Annuity Payment Dates

We provide annuity payments to the payee on each payment date. You select either a monthly, quarterly, semiannual or annual payment frequency when you purchase the contract. Payments will generally be made by electronic funds transfer. Other disbursement options may be available, if we approve. The first payment date is typically 30 days after we receive the entire single premium and must be within one year of the contract issue date. All subsequent payment dates will generally be on the same day of the month as the first payment date.

Payments Under the Contract

We usually make payments within seven days of the payment date or receipt of all applicable written notices and/or proofs of death.

We will not pay interest on amounts represented by uncashed annuity payment checks if the postal or other delivery service is unable to deliver checks to the payee's address of record. Uncashed variable annuity payments will not participate in the performance of the portfolios. The payee is responsible for keeping us informed of their current address of record.

Stabilized Payments

You will receive variable annuity payments that are "stabilized" or held constant during each contract year, unless you elect at the time of purchase to receive non-stabilized variable annuity payments where each payment will go up or down to reflect investment performance. With stabilized payments, your payment amount will only go up or down to reflect investment performance on an annual basis. Please note that stabilized payments do not include any amounts allocated to fixed payments.

During the first contract year each stabilized payment will equal the initial variable annuity payment. On each contract anniversary, a new stabilized payment will be determined (based on the investment performance of the subaccounts you selected) and you will be notified of the new stabilized payment amount for the upcoming contract year.

See the SAI for a more detailed discussion of stabilized payments and changes in the number of variable annuity units credited to your contract and an illustration showing hypothetical changes in the number of variable annuity units.


Variable or Combination Payments

You allocate your premium between fixed and variable payments under a payment option when you buy the contract. You may choose all variable or a combination of fixed and variable annuity payments.

Any portion of your premium allocated to a fixed payment option will always remain allocated to fixed annuity payments. However, you may transfer from variable annuity payments to fixed annuity payments at any time.

If you choose a combination of fixed and variable annuity payments, a portion of your annuity payments will be fixed and a portion will vary. We will guarantee the dollar amount of any fixed portion of each annuity payment; however, the amount of the variable annuity payments will depend upon the investment experience of the underlying portfolios and is not guaranteed.

Under some joint and survivor payment options, the annuity payments decrease upon the death of the annuitant or secondary annuitant (as described for payment options 5, 6, 8, 9, and 13) whether they are fixed or variable.

Assumed Investment Return (AIR)

The assumed investment return you choose is used in the calculation of variable annuity payments.

IF:
 .  the performance of the applicable subaccounts after all expenses is equal to the AIR;
THEN:
 .  the variable annuity payments will remain constant.

IF:
 .  the performance of the subaccounts after all expenses exceeds the AIR;
THEN:
 .  the variable annuity payments will increase.

IF:
 .  the performance of the subaccounts after all expenses is less than the AIR;
THEN:
 .  the variable annuity payments will decrease.

You choose either a 3.5% AIR or a 5% AIR.

IF:
 .  you choose a 5% AIR instead of a 3.5% AIR;
THEN:
 . you will receive a higher initial payment; and . payments will increase less during periods of good investment performance
   (i.e., when investment performance exceeds the AIR) and decrease more during periods of poor investment performance (i.e., when investment performance is below the AIR).

IF:
 .  you choose a 3.5% AIR instead of a 5% AIR;
THEN:
 . you will receive a lower initial payment; and . payments will increase more during periods of good investment performance
   (i.e., when investment performance exceeds the AIR) and decrease less during periods of poor investment performance (i.e., when investment performance is below the AIR).

See Appendix C for an illustration of the difference in the two AIRs.

Calculation of Variable Payments

The stabilized payment is calculated on each contract anniversary. The amount of the payment is determined by taking the number of variable annuity units in each subaccount and multiplying them by the variable annuity unit value of each subaccount. The number of variable annuity units is adjusted to reflect the year to date difference between stabilized payment and non-stabilized payments. This calculation is performed for each subaccount and the sum of the subaccounts will equal the amount of your stabilized variable annuity payment.

Non-stabilized payments are calculated in accordance with the payment frequency you have chosen.

The variable annuity unit value in a particular subaccount on any valuation day is equal to:

 .  the variable annuity unit value for that subaccount on the immediately preceding valuation day; multiplied by
 .  the net investment factor for that subaccount for the valuation period;
   multiplied by the daily factor for the valuation period.

The net investment factor used to calculate the variable annuity unit value for each subaccount for the valuation period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a) is the net result of:

 . the net asset value of a portfolio share held in that subaccount determined as of the end of the current valuation period, plus

 . the per share amount of any dividend or capital gain distributions made by the portfolio for shares held in that subaccount if the ex-dividend date occurs during the valuation period; plus or minus
 . a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operation of the subaccount.

(b) is the net asset value of a portfolio share held in that subaccount determined as of the end of the immediately preceding valuation period; and

(c) is an amount representing the separate account charge and any applicable rider charge (shown in the contract specifications section of the contract).

The daily factor for the valuation period (the period of time beginning at the close of business each valuation day and ending at the close of business on the next valuation day) is a discount factor that reflects the AIR. Please refer to the SAI.


Payment Options

You select the payment option, the number of guaranteed years, and the reduced annuity payment percentage, if any, at the time you purchase your contract. You cannot change the payment option and guarantee period after we issue the contract. Please note that generally you can only select one payment option. We currently offer the options described below.


The dollar amount of each variable annuity payment will depend on the investment performance of the portfolio(s) you select. The dollar amount will also depend on the payment option you select (it may be different for each of the various payment options). The number of annuity payments may depend on how long the annuitant or a secondary annuitant, if any, lives. It is possible that the sum of annuity payments received may be less than the premium (except for option 10 -- Life Annuity with Premium Refund Payments).

1. Certain Only Annuity. This option provides annuity payments for a guaranteed period (10-30 years). You choose the guaranteed period. If the annuitant dies prior to the last guaranteed payment date, we will either:

 . continue payments as they become due; or . pay the present value of the remaining payments in a lump sum to the beneficiary when we receive due proof of the annuitant's death.

If the lump sum death benefit is chosen and the payments under this option are variable, the present value of the remaining payments is calculated as of the date we receive due proof of the annuitant's death, using the AIR you chose when the contract was issued. If the payments under this option are fixed, the value of the remaining payments is calculated using Transamerica's declared interest rates in effect at the time the contract was purchased.

No additional payments will be made under this option if the annuitant dies after all the guaranteed payments have been made.

If you choose the Certain Only payment option and you have stabilized payments, then your final stabilized payment will equal the supportable payment at that time. Under this option, you can make full or partial surrenders from the contract prior to the last payment date. The amount you surrender must be at least $2,500. A partial surrender will reduce all future payments. A surrender charge may apply and there may be tax consequences.

You should consult a tax advisor before requesting a full or partial surrender.

2. Single Life Annuity. This option provides annuity payments for the annuitant's lifetime, no matter how long that may be. The final payment will be the payment made immediately prior to the death of the annuitant. No additional payments will be made after the annuitant dies.

With this option there is the risk that only one (or a few) annuity payment will be made if the annuitant dies shortly after the payments begin.

No surrenders are permitted under this option.

3. Single Life Annuity with Period Certain. This option provides annuity payments for a guaranteed period (5 to 30 years) or for the life of the annuitant, whichever is later. The final annuity payment will be the later of either the last guaranteed payment or the scheduled annuity payment immediately prior to the annuitant's death. If the annuitant dies prior to the last guaranteed payment date, we will make payments to the beneficiary when we receive due proof of the annuitant's death. No additional payments will be made if the annuitant dies after all guaranteed payments have been made.

No surrenders are permitted under this option.

4. 100% Joint and Survivor Life Annuity. This option provides annuity payments for the annuitant and the secondary annuitant's lifetimes. After the death of either the annuitant or the secondary annuitant, we will continue to provide the full amount of annuity payments to the survivor. Annuity payments stop when both the annuitant and the secondary annuitant die.

No surrenders are permitted under this option.

5. Joint and Survivor Life Annuity with Reduced Annuity Payments to the Secondary Annuitant. This option is similar to option 4 above, except that annuity payments are higher while both the annuitant and the secondary annuitant are living, and then are lower if the annuitant dies before the secondary annuitant. The final annuity payment will be the one made immediately before the last surviving annuitant's death. No additional annuity payments will be made after the death of both annuitants.

If the annuitant dies before the secondary annuitant, the amount of the fixed annuity payments will be reduced to the percent you select: either 50%, 66.67% or 75%. For variable annuity payments, the number of variable annuity units will also be reduced to 50%, 66.67% or 75%.

If the secondary annuitant dies before the annuitant, we will continue to make annuity payments as they are due, and the amount of the annuity payments will not go down due to the death.

No surrenders are permitted under this option.

6. Joint and Last Survivor Life Annuity. This option provides annuity payments for the annuitant's and secondary annuitant's lifetimes. Payments are higher while both annuitants are living and decrease upon the death of either the annuitant or the secondary annuitant. The final annuity payment will be the one made immediately before the death of the last surviving annuitant. No additional annuity payments will be made after the death of both annuitants.

Upon the first death, the amount of the fixed annuity payments will be reduced to a percent you select: either 50%, 66.67% or 75%. For variable annuity payments, the number of variable annuity units will also be reduced to 50%, 66.67% or 75%.

No surrenders are permitted under this option.

7. 100% Joint and Survivor Life Annuity with Period Certain. This option provides annuity payments for a guaranteed period (5-30 years) or for the annuitant's and secondary annuitant's lifetimes, whichever is later. The final annuity payment will be the later of the last guaranteed payment or the annuity payment made immediately prior to the last surviving annuitant's death. No additional payments will be made if both annuitants die after all guaranteed payments have been made.

If both annuitants die prior to the last guaranteed payment date, we will continue to make guaranteed payments to the beneficiary as they become due for the remainder of the guaranteed period.

No surrenders are permitted under this option.

8. Joint and Survivor Life Annuity with Period Certain and Reduced Annuity Payments to the Secondary Annuitant. This option is similar to option 7 above, except that annuity payments are higher while both the annuitant and the secondary annuitant are living, and then are lower if the annuitant dies before the secondary annuitant and after the guaranteed period. The final annuity payment will be the later of the last guaranteed payment or the annuity payment made immediately prior to the last surviving annuitant's death. No additional payments will be made if both annuitants die after all guaranteed annuity payments have been made.

If the annuitant dies before the secondary annuitant and after the guaranteed period, the amount of the fixed annuity payments will be reduced to the percent you select: either 50%, 66.67% or 75%. For variable annuity payments, the number of variable annuity units will also be reduced to 50%, 66.67% or 75%.

If the secondary annuitant dies before the annuitant, we will continue to make annuity payments as they are due, and the amount of the annuity payments will not go down due to the death.

No surrenders are permitted under this option.

9. Joint and Last Survivor Life Annuity with Period Certain. This option provides annuity payments for a guaranteed period (5-30 years) or for the annuitant's and secondary annuitant's lifetimes, whichever is later. Payments are higher while both annuitant(s) are living and decrease after the guarantee period upon the death of either the annuitant or the secondary annuitant. The final annuity payment will be the later of the last guaranteed payment or the annuity payment made immediately prior to the last surviving annuitant's death. No additional annuity payments will be made after the death of both annuitants.

Upon the first death after the guaranteed period (or the end of the guaranteed period if the first death occurred prior thereto), the amount of the fixed annuity payments will be reduced to a percent you select: either 50%, 66.67% or 75%. For variable annuity payments, the number of variable annuity units will also be reduced to 50%, 66.67% or 75%.

No surrenders are permitted under this option.

10. Life Annuity with Premium Refund Payment. This option provides annuity payments for the annuitant's lifetime. The final annuity payment will be either the payment made immediately prior to the annuitant's death or the premium refund benefit.

We will pay the premium refund benefit to the beneficiary if, at the date of the annuitant's death, the sum of all the annuity payments made is less than the premium. The premium refund benefit will be the premium less the sum of the previously distributed variable and fixed annuity payments.

No surrenders are permitted under this option.

11. Single Life Annuity with Emergency CashSM. This option provides annuity payments for the annuitant's lifetime. With the Life with Emergency CashSM feature, you are able to surrender all or a portion of the Life with Emergency CashSM benefit. The amount you surrender must be at least $2,500. We will provide you with a Life with Emergency CashSM benefit schedule as a rider to the contract that will assist you in estimating the amount you have available to surrender. A partial surrender will reduce all future payments. A surrender charge may apply and there may be tax consequences. The Life with Emergency CashSM benefit will continue through age 100 of the annuitant.

You should consult a tax advisor before requesting a full or partial surrender.

The Life with Emergency CashSM benefit is also a death benefit that is paid upon the death of the annuitant.

For qualified contracts the death benefit ceases at the date the annuitant reaches the IRS age limitation (determined at the contract issue date).

12. Joint and Survivor Life Annuity with Emergency CashSM. This option provides annuity payments to the annuitant and the secondary annuitant while both are living. After the death of either the annuitant or the secondary annuitant, we will continue to provide the full amount of annuity payments to the survivor. With the Life with Emergency CashSM feature, you are able to surrender all or a portion of the Life with Emergency CashSM benefit. The amount you surrender must be at least $2,500. We will provide you with a Life with Emergency CashSM benefit schedule as a rider to the contract that will assist you in estimating the amount you have available to surrender. A partial surrender will reduce all future payments. A surrender charge may apply and there may be tax consequences. The Life with Emergency CashSM benefit will continue through age 100 of the younger of the annuitant and the secondary annuitant.

You should consult a tax advisor before requesting a full or partial surrender.

The Life with Emergency CashSM benefit is also a death benefit that is paid upon the death of the last annuitant.

For qualified contracts the death benefit ceases at the date of the IRS joint age limitation (determined at the contract issue date.)

13. Joint and Survivor Life Annuity with Emergency CashSM and Reduced Annuity Payments to the Secondary Annuitant. This option is similar to option 12 above, except that annuity payments are higher while both the annuitant and the secondary annuitant are living, and then are lower if the annuitant dies before the secondary annuitant.

If the annuitant dies before the secondary annuitant, the amount of the fixed annuity payments will be reduced to the percent you select: either 50%, 66.67% or 75%. For variable annuity payments, the number of variable annuity units will also be reduced to 50%, 66.67% or 75%. Likewise, the Life with Emergency CashSM benefit amount that is available to surrender and available as a death benefit will be reduced to 50%, 66.67% or 75%.

If the secondary annuitant dies before the annuitant, we will continue to make annuity payments as they are due, and the amount of the annuity payments will not go down due to the death.

Other payment options may be made available.

PLEASE NOTE CAREFULLY THAT IF:

 .  you choose a Single Life Annuity, 100% Joint and Survivor Life Annuity,
   Joint and Survivor Life Annuity with Reduced Annuity Payments to the Secondary Annuitant, or Joint and Last Survivor Annuity; and

 .  the annuitant(s) dies before the due date of the second annuity payment;
THEN:

 .  we may make only the one payment.

Please also note that the federal income tax laws may limit your payment options where the contract is used as a qualified contract.

4.INVESTMENT CHOICES

The Separate Account

The separate account currently consists of thirty-four subaccounts.

The Underlying Funds. The subaccounts invest in shares of the underlying funds. The companies that provide investment advice and administrative services for the underlying fund portfolios offered through this contract are listed below. The following investment choices are currently offered through this contract:

AEGON/TRANSAMERICA SERIES FUND, INC.
Subadvised by Janus Capital Corporation
 Janus Growth
Subadvised by Van Kampen Asset Management Inc.
 Van Kampen Emerging Growth

AIM VARIABLE INSURANCE FUNDS - SERIES II SHARES

Managed by A I M Advisors, Inc.
 AIM V.I. Capital Appreciation Fund
 AIM V.I. Government Securities Fund
 AIM V.I. Growth and Income Fund
 AIM V.I. Value Fund

DREYFUS STOCK INDEX FUND -  SERVICE CLASS

Managed by The Dreyfus Corporation and Mellon Equity Associates as index fund manager

DREYFUS VARIABLE INVESTMENT FUND
Managed by The Dreyfus Corporation
 Dreyfus VIF - Money Market Portfolio

DREYFUS VARIABLE INVESTMENT FUND -SERVICE CLASS

Managed by The Dreyfus Corporation
 Dreyfus VIF - Small Company Stock Portfolio

MFS(R) VARIABLE INSURANCE TRUSTSM - SERVICE SHARES

Managed by Massachusetts Financial Services Company
 MFS Emerging Growth Series
 MFS Research Series
 MFS Total Return Series
 MFS Utilities Series

NATIONS SEPARATE ACCOUNT TRUST
Managed by Banc of America Advisors, Inc.
 Nations High Yield Bond Portfolio
 Nations International Value Portfolio
 Nations Marsico Growth & Income Portfolio
 Nations Marsico Focused Equities Portfolio
 Nations Marsico International Opportunities Portfolio
 Nations Marsico 21st Century Portfolio
 Nations MidCap Growth Portfolio

OPPENHEIMER VARIABLE ACCOUNT FUNDS - SERVICE SHARES

Managed by OppenheimerFunds, Inc.
 Oppenheimer Capital Appreciation Fund/VA
 Oppenheimer Global Securities Fund/VA
 Oppenheimer High Income Fund/VA
 Oppenheimer Main Street Growth & Income Fund/VA
 Oppenheimer Strategic Bond Fund/VA

TRANSAMERICA VARIABLE INSURANCE FUND, INC.
Managed by Transamerica Investment Management, LLC
 Transamerica VIF Growth Portfolio

VARIABLE INSURANCE PRODUCTS FUND (VIP) - SERVICE CLASS 2
Managed by Fidelity Management & Research Company
 Fidelity - VIP Equity-Income Portfolio
 Fidelity - VIP Growth Portfolio
 Fidelity - VIP High Income Portfolio

VARIABLE INSURANCE PRODUCTS FUND II
(VIP II) - SERVICE CLASS 2
Managed by Fidelity Management & Research Company
 Fidelity - VIP II Contrafund(R) Portfolio
 Fidelity - VIP II Investment Grade Bond Portfolio

VARIABLE INSURANCE PRODUCTS FUND III
(VIP III) - SERVICE CLASS 2
Managed by Fidelity Management & Research Company
 Fidelity - VIP III Growth & Income Portfolio
 Fidelity - VIP III Balanced Portfolio
 Fidelity - VIP III Mid Cap Portfolio

The general public may not purchase shares of these underlying funds. The investment objectives and policies may be similar to other portfolios and underlying funds managed by the same investment adviser or manager that are sold directly to the public. You should not expect that the investment results of the other portfolios and underlying funds will be comparable to those of the underlying funds.

Detailed information about the underlying portfolios may be found in their current prospectuses. This includes a description of each portfolio's investment objectives, policies, and strategies. These prospectuses are attached to this prospectus. You should read the prospectuses for each of the underlying funds carefully before you invest. Transamerica may receive expense reimbursements or other revenues from the funds or their managers. The amount of these reimbursements or revenues, if any, may vary from fund to fund and may be based on the amount of assets that Transamerica (or its affiliates) or the separate account invests in the underlying funds.

The investment objectives and policies of certain portfolios are similar to the investment objectives and policies of other portfolios that may be managed by the same investment advisor or manager. The investment results of the portfolios, however, may differ from the results of such other portfolios. There can be no assurance, and no representation is made, that the investment results of any of the portfolios will be comparable to the investment results of any other portfolio, even if the other portfolio has the same investment advisor or manager.

See Appendix B for Additional Fund Information.

Transfers

Transfers are made using the variable annuity unit values for the end of the day when we receive your request (that is, at the end of the valuation period during which we receive your request).

We reserve the right to impose transfer charges.

The percent of the allocation in each subaccount will change over time with its investment performance. You should periodically review the allocations in light of market conditions and financial objectives.

The contract you are purchasing was not designed for professional market timing organizations or other persons that use programmed, large, or frequent transfers. The use of such transfers may be disruptive to an underlying portfolio. We reserve the right to reject any transfer request from any person, if, in our judgment, an underlying portfolio would be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected or if an underlying portfolio would reject our purchase order. We may impose other restrictions on transfers or even prohibit them for any owner who, in our view, has abused or appears likely to abuse the transfer privilege.

Transfers Among Subaccounts. You may transfer amounts among subaccounts by telephoning us or by providing us with a notice that you have signed or an electronic notice that gives us the facts that we need.

Transfers From Variable to Fixed Payments. You may transfer all or a part of the value of variable annuity payments to fixed annuity payments by telephoning us or providing us with a notice you have signed or an electronic notice that gives us the facts that we need. If you transfer from variable annuity payments to fixed annuity payments, the payment option for fixed annuity payments will be a continuation of the payment option under which the variable annuity payments were being made, or a continuation of the fixed payment option that may already exist.

For example, if you received variable annuity payments for two years under a 10 Year Certain and Life Option and elect to transfer to fixed annuity payments, your payment option would be an 8 Year Certain and Life Option. If your variable payment option is Life with Emergency CashSM, you will receive a separate Life with Emergency CashSM benefit schedule for your fixed payments.

Transfers from variable to fixed annuity payments may have tax consequences. You should consult a tax advisor before making a transfer from variable to fixed annuity payments.

Transfers from Fixed to Variable Payments. You may not transfer from fixed to variable annuity payments.

5.EXPENSES

There are charges and expenses associated with your contract.

Separate Account Charge

A daily charge is deducted from the assets of each subaccount for our assumption of mortality and expense risks. This charge will be deducted at an effective annual rate of 1.10%. An administration expense charge will also be deducted daily from the assets of each subaccount at an effective annual rate of 0.15%. We guarantee that the mortality and expense risk and administrative charges will never increase.


The mortality risk arises from our obligation to provide annuity income for your life (and the life of the secondary annuitant, if any) no matter how long that might be. The expense risk results from our obligation to cover the cost of issuing and administering the contracts, no matter how long we may incur such cost or how large that cost may be. The administration expense charge is for the costs of administering the contracts. We may earn a profit from the separate account charge (and expect to do so). Any profit can be used for distribution expenses or for any other purpose.

Expenses of the Funds

The portfolios are charged management fees and incur operating expenses. The effect of these fees and expenses is reflected in the performance of the portfolios underlying the subaccounts, and therefore affects the variable annuity unit value.

Premium Taxes

Some states charge a premium tax based on the amount of your premium. State premium taxes currently range from 0% to 3.5%. In addition, some counties, cities or towns may charge additional premium taxes. If you live in a place that has premium taxes, any amount needed to provide for the applicable premium taxes is deducted from your premium. We allocate the remainder of your premium to the subaccounts and/or to the purchase of fixed annuity payments.

Other Taxes

We reserve the right to charge for certain taxes (other than premium taxes) that may be incurred due to the contracts or the separate account. Currently, we do not charge for any other taxes.

Surrender Charge

If you select the Certain Only payment option, you may surrender all or a portion of your contract. For Certain Only variable annuity payments, the surrender charge only applies during the first nine years, according to the following schedule:

                                                            Surrender Charge
 Number of Years Since                                      (as a percentage
  Premium Payment Date                                         of premium)
----------------------------------------------------------------------------
          0-1                                                      7%
----------------------------------------------------------------------------
          1-2                                                      7%
----------------------------------------------------------------------------
          2-3                                                      6%
----------------------------------------------------------------------------
          3-4                                                      6%
----------------------------------------------------------------------------
          4-5                                                      5%
----------------------------------------------------------------------------
          5-6                                                      4%
----------------------------------------------------------------------------
          6-7                                                      3%
----------------------------------------------------------------------------
          7-8                                                      2%
----------------------------------------------------------------------------
          8-9                                                      1%
----------------------------------------------------------------------------
       9 or more                                                   0%

For Certain Only fixed annuity payments, there is a 2% surrender charge in the calculation of the surrender value.

If you select the Life with Emergency CashSM payment option, you may also surrender all or a portion of your contract. The surrender charge only applies during the first four years for the Life with Emergency CashSM payment option, according to the following schedule:

                                                            Surrender Charge
 Number of Years Since                                      (as a percentage
  Premium Payment Date                                         of premium)
----------------------------------------------------------------------------
          0-1                                                       4%
----------------------------------------------------------------------------
          1-2                                                       3%
----------------------------------------------------------------------------
          2-3                                                       2%
----------------------------------------------------------------------------
          3-4                                                       1%
----------------------------------------------------------------------------
       4 or more                                                    0%

Transfer Fee

There is currently no charge for transfers. We reserve the right to charge $15 for each transfer over six per contract year (all transfers made simultaneously will be treated as a single request).

Initial Payment Guarantee Rider Fee

If you elect the initial payment guarantee, there is a daily rider fee of 1.25% annually of the daily net asset value.

6. TAXES

NOTE: Transamerica has prepared the following information on federal income taxes as a general discussion of the subject. It is not intended as tax advice to any individual. You should consult your own tax adviser about your own circumstances. Transamerica has included an additional discussion regarding taxes in the SAI.


Annuity Contracts in General

Generally you will not be taxed on your annuity contract until you take the money out, either as a surrender or as an annuity payment. There are different rules as to how you will be taxed depending on how you take the money out and the type of contract -- qualified or nonqualified.

Qualified Contracts

Qualified contracts are issued in connection with Individual Retirement Annuities (IRAs); Tax-Sheltered Annuities made available to employees of certain public school systems and tax-exempt organizations (403(b) plans); corporate and self-employed individually sponsored Pension, Profit Sharing and H.R. 10 Plans.

Surrenders and Annuity Payments. Generally, surrenders and annuity payments from qualified contracts are subject to federal income tax, and in most states, to state income tax. The amount of any distribution attributable to after-tax contributions is not subject to federal income tax.


The Internal Revenue Code also provides that surrenders may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is includable in income. Some surrenders will be exempt from the penalty. They include any amounts:

 .  paid on or after the taxpayer reaches age 59 1/2;
 .  paid after the taxpayer dies;
 .  paid if the taxpayer becomes totally disabled (as that term is defined in the Internal Revenue Code); or
 . paid in a series of substantially equal payments made at least annually for the life or life expectancy of the annuitant or joint annuitant.

There may be other reasons or circumstances that allow a surrender in your particular situation to be exempt from the 10% penalty. You should consult your legal counsel or tax adviser if you are considering purchasing or requesting surrenders from a qualified contract.

Nonqualified Contracts

If you purchase the contract as an individual and not under an individual retirement annuity, 403(b) plan, 457 plan, or pension or profit sharing plan, your contract is referred to as a nonqualified contract.

Annuity Payments. Generally, the annuity payments from a nonqualified contract include both a return of premium and interest or investment gain. Accordingly, only a portion of the annuity payments you receive will be includable in your gross income and subject to federal income tax and state income tax, where applicable. However, when the entire premium has been recovered or returned, the full amount of any additional annuity payments is includable in gross income.

Currently capital gains tax rates are not applicable to annuities.

If, after the contract issue date, annuity payments stop because an annuitant died, any premium that has not been recovered is generally allowable as a deduction for your last taxable year.

Surrenders. In a recent ruling, the Internal Revenue Service indicated that part of a partial surrender from an immediate annuity on or after the annuity starting date might be excludable from income. In prior rulings, however, the IRS had concluded that the entire amount of such a partial surrender from a non-qualified contract was taxable as ordinary income. Transamerica currently intends to report amounts received under such a partial surrender in accordance with the IRS's most recent ruling. Given the uncertainty in this area, your should consult a tax adviser regarding the tax consequences to you of a partial surrender. If you fully surrender your contract, the amount that is taxable is the excess of the amount distributed to you over the unrecovered investment in the contract. You should consult a tax advisor before partially or fully surrendering your contract.

The Internal Revenue Code also provides that surrenders may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is includable in income. Some surrenders will be exempt from the penalty. They include any amounts:

 .  paid on or after the taxpayer reaches age 59 1/2;
 .  paid after an owner dies;
 .  paid if the taxpayer becomes totally disabled (as that term is defined in the Internal Revenue Code);
 .  paid in a series of substantially equal payments made annually (or more frequently) under a lifetime annuity; or . which come from premium payments made prior to August 14, 1982.

Taxation of Death Benefit Proceeds

Amounts may be distributed from the contract because of the death of an owner or the annuitant. Generally, such amounts are includable in the income of the recipient:

 .  if distributed in a lump sum, these amounts are taxed in the same manner as a full surrender; or
 . if distributed under an annuity payment option, these amounts are taxed in the same manner as annuity payments.

For these purposes, the "investment in the contract" is not affected by the owner's or annuitant's death. That is, the "investment in the contract" remains generally the total premium payments, less amounts received, which were not includable in gross income.

Annuity Contracts Purchased by Nonresident Aliens and Foreign Corporations

The discussion above provided general information regarding U.S. federal income tax consequences to annuity owners that are U.S. persons. Taxable distributions made to owners who are not U.S. persons will generally be subject to U.S. federal income tax withholding at a 30% rate, unless a lower treaty rate applies. In addition, distributions may be subject to state and/or municipal taxes and taxes that may be imposed by the owner's country of citizenship or residence. Prospective foreign owners are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation for any annuity contract purchase.

Transfers, Assignments or Exchanges of Contracts

A transfer of ownership or assignment of a contract, the designation of an annuitant, payee or beneficiary who is not also the owner or the selection of certain annuity commencement dates, may result in certain income or gift tax consequences to the owner that are beyond the scope of this discussion. An owner contemplating any such transfer, assignment, or selection, should contact a competent tax adviser with respect to the potential tax effects of such a transaction.

Possible Tax Law Changes

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the contract could change by legislation or otherwise. You should consult a tax adviser with respect to legal developments and their effect on the contract.

Diversification and Distribution Requirements

The Internal Revenue Code provides that the underlying investments for a variable annuity must satisfy certain diversification requirements in order for a nonqualified contract to be treated as an annuity contract. The contract must also meet certain distribution requirements at the death of an owner in order to be treated as an annuity contract. These diversification and distribution requirements are discussed in the SAI. Transamerica may modify the contract to attempt to maintain favorable tax treatment.

7.SURRENDERS

You may not surrender any portion of a contract unless either the Certain Only or Life with Emergency CashSM payment option is selected. No other payment option allows surrenders. The amount you surrender must be at least $2,500. A partial surrender will reduce all future payments. Surrenders may have adverse tax consequences and a surrender charge may apply. If you do not specify which investment option(s) the surrender should come out of, then it will be taken out pro rata from your existing allocations. You should consult with your tax advisor before requesting a full or partial surrender.

Surrender of Certain Only Payment Option

For Certain Only fixed annuity payments the surrender value is 98% of the present value of the remaining payments (using Transamerica's declared interest rates in effect at the time the contract was purchased). For Certain Only variable annuity payments, the surrender value is the present value of future payments (using the AIR you chose when the contract was issued) less any applicable surrender charge. For information concerning the calculation of the present value of future payments, please refer to the SAI.


Surrender of Life with Emergency CashSM Payment Option

If you select the Life with Emergency CashSM payment option, we will provide you with a Life with Emergency CashSM benefit schedule that will allow you to estimate how much is available to surrender (before deducting any applicable surrender charge).

8.PERFORMANCE

Performance information for the subaccounts may appear in reports and advertising. The performance information is based on adjusted historical investment experience of the subaccounts and the underlying funds and does not indicate or represent future performance.

Total returns of the subaccounts may be advertised. Total returns are based on the overall dollar or percentage change in value of a hypothetical investment. Total return quotations reflect changes in portfolio share price, the automatic reinvestment by the separate account of all distributions and the deduction of applicable annuity charges.

A cumulative total return reflects performance over a stated period of time. An average annual total return reflects the hypothetical annually compounded return that would have produced the same cumulative total return if the performance had been constant over the entire period. Because average annual total returns tend to smooth out variations in a subaccount's returns, you should recognize that they are not the same as actual year-by-year results.

Some subaccounts may also advertise yield. These measures reflect the income generated by an investment in the subaccount over a specified period of time. This income is annualized and shown as a percentage. Yields do not take into account capital gains or losses.

The Dreyfus-VIF Money Market Subaccount may advertise its current and effective yield. Current yield reflects the income generated by an investment in the subaccount over a seven day period. Effective yield is calculated in a similar manner except that income earned is assumed to be reinvested.

Appendix A contains performance information that you may find useful. It is divided into various parts, depending upon the type of performance information shown. Future performance will vary and future results will not be the same as the results shown.

9.DEATH BENEFIT

If any owner dies before the first annuity payment, the premium we receive (plus or minus investment performance) will be paid as a death benefit. More information on how we pay it is in the SAI.


If an owner, who may or may not also be an annuitant, dies on or after the annuity starting date, we will pay the remaining portion of the annuity payments due under the contract, if any, in the same manner and frequency (at least as rapidly) as under the method of distribution used before such owner's death.

Death Benefits under Payment Options 10, 11, 12 and 13 will be paid in a lump sum.

If the deceased owner's surviving spouse is the sole successor owner, then on such owner's death such surviving spouse may elect to become the sole owner under the contract and to continue the contract as his or her own.

If a non-natural person is named as an owner, then the primary annuitant, as defined in the Code, shall be treated as an owner solely for the purposes of the distribution at death rules. The entire interest in the contract must be distributed upon the annuitant's death, if the annuitant dies prior to the first payment date.

If the deceased owner was also the annuitant, then the annuitant's beneficiary is entitled to the proceeds described above in this section (unless the deceased owner's surviving spouse is the sole successor owner). If no person is named as the beneficiary, the owner's estate shall be deemed the beneficiary.

Note carefully. In instances where the owner's estate is deemed to be the successor owner or beneficiary, it may be necessary to open a probate estate in order to exercise ownership rights to, or receive death proceeds from, the contract. If no probate estate is opened because the owner has precluded the opening of a probate estate by means of a trust or other instrument, unless we have received written notice of the trust as a successor owner or beneficiary prior to the owner's death, that trust may not exercise ownership rights to, or receive death proceeds from, the contract.

In all events, distributions upon the death of an owner will comply with section 72(s) of the Code.

10.INITIAL PAYMENT GUARANTEE RIDER

With the initial payment guarantee rider, you receive stabilized payments that are guaranteed to never be less than the initial payment (i.e., the guaranteed payment).

You can only elect to purchase the initial payment guarantee rider at the time you purchase your contract. The guarantee only applies to variable annuity payments. There is an additional charge for this rider.

If you do not purchase the initial payment guarantee rider, you will receive non-guaranteed stabilized payments unless you elect otherwise.

The initial payment guarantee rider does not establish or guarantee the performance of any subaccount.

Rider Fee

There is a charge for the initial payment guarantee rider. This fee is reflected in the amount of the annuity payments that you receive if you select the initial payment guarantee rider. It is deducted in the same manner as the separate account charge since it is reflected in the calculation of the annuity unit values.

The initial payment guarantee rider fee is equal to an annual rate of 1.25% of the daily net asset value in the subaccounts.

Other Terms and Conditions

You can only purchase the initial payment guarantee rider when you purchase your contract. You cannot add or delete the initial payment guarantee rider after you purchase your contract.

The initial payment guarantee rider is only available with the 3.5% AIR.

Termination. The initial payment guarantee rider is irrevocable.

The initial payment guarantee rider may vary by state and may not be available in all states.

11.OTHER INFORMATION

Transamerica Life Insurance Company

Transamerica Life Insurance Company was incorporated under the laws of the State of Iowa on April 19, 1961 as NN Investors Life Insurance Company, Inc. It sells life and health insurance and annuity contracts. Transamerica is a wholly-owned indirect subsidiary of AEGON USA, Inc. All of the stock of AEGON USA, Inc., is indirectly owned by AEGON N.V. of The Netherlands, the securities of which are publicly traded. AEGON N.V., a holding company, conducts its business through subsidiary companies engaged primarily in the insurance business. Transamerica is licensed in the District of Columbia, Guam, and in all states except New York.

All obligations arising under the contracts, including the promise to make annuity payments, are general corporate obligations of Transamerica.

The Separate Account

Transamerica established a separate account, called Separate Account VA J, under the laws of the State of Iowa on May 15, 2000. The separate account receives and currently invests the premium payments that are allocated to it for investment in shares of the underlying fund portfolios.

The separate account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940. However, the SEC does not supervise the management, the investment practices, or the policies of the separate account or Transamerica. The obligations to pay the benefits due under the contract are Transamerica's responsibility.

The assets of the separate account are held in Transamerica's name on behalf of the separate account and belong to Transamerica. However, those assets that underlie the contracts are not chargeable with liabilities arising out of any other business Transamerica may conduct.

Information about the separate account can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. You may obtain information about the operation of the public reference room by calling the Commission at 1-800-SEC-0330. In addition, the SEC maintains a web site (http://www.sec.gov) that contains other information regarding the separate account.

Voting Rights

Transamerica will vote all shares of the underlying funds in accordance with instructions we receive from you and other owners that have voting interests in the portfolios. We will send you and other owners written requests for instructions on how to vote those shares. When we receive those instructions, we will vote all of the shares in proportion to those instructions. If, however, we determine that we are permitted to vote the shares in our own right, we may do so.

Each person having a voting interest will receive proxy material, reports, and other materials relating to the appropriate portfolio.

Distributor of the Contracts

AFSG Securities Corporation is the principal underwriter of the contracts. Like Transamerica, it is an indirect wholly-owned subsidiary of AEGON USA, Inc. It is located at 4333 Edgewood Road N.E., Cedar Rapids, IA 52499-0001. AFSG Securities Corporation is registered as a broker/dealer under the Securities Exchange Act of 1934. It is a member of the National Association of Securities Dealers, Inc. (NASD). It was incorporated in Pennsylvania in 1986.

Commissions of up to 6% of premium payments will be paid to broker/dealers who sell the contracts under agreements with AFSG Securities Corporation. These commissions are not deducted from premium payments. In addition, certain production, persistency and managerial bonuses may be paid. Transamerica may also pay compensation to banks and other financial institutions for their services in connection with the sale and servicing of the contracts.

Variations in Contract Provisions

Certain provisions of the contracts may vary from the descriptions in this prospectus in order to comply with different state laws. See your contract for variations since any such state variations will be included in your contract, riders or endorsements attached to your contract.

IMSA

Transamerica is a member of the Insurance Marketplace Standards Association
(IMSA). IMSA is an independent, voluntary organization of life insurance companies. It promotes high ethical standards in the sales and advertising of individual life insurance and annuity products. Companies must undergo a rigorous self and independent assessment of their practices to become a member of IMSA. The IMSA logo in our sales literature shows our ongoing commitment to these standards.

Delay of Payments

Transamerica may delay any payments from the separate account if:

 .  the New York Stock Exchange is closed other than for usual weekends or holidays or trading on the Exchange is otherwise restricted; or . an emergency exists as defined by the SEC or the SEC requires that trading be restricted; or
 .  the SEC permits a delay for the protection of owners.

In addition, transfers of amounts from and within the subaccounts may be deferred under these circumstances.

Pursuant to the requirements of certain state laws, we reserve the right to defer fixed annuity payments for up to six months.

If a check has been submitted as the premium, we have the right to defer any payments until the check has been honored.

Legal Proceedings

There are no legal proceedings to which the separate account is a party or to which the assets of the account are subject. Transamerica, like other life insurance companies, is involved in lawsuits. In some class action and other lawsuits involving other insurers, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation cannot be predicted with certainty, Transamerica believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on the separate account or Transamerica.

Financial Statements

The financial statements of Transamerica are included in the SAI. The subaccounts had not commenced operations as of December 31, 2000, therefore there are no separate account financial statements to report at this time.


TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

Glossary of Terms
The Contract -- General Provisions
Federal Tax Matters
Investment Experience
State Regulation of Transamerica
Administration
Records and Reports
Distribution of the Contracts
Other Products
Custody of Assets
Historical Performance Data
Legal Matters
Independent Auditors
Other Information
Financial Statements

For a free copy of the SAI please call us at (800) 544-3152 or write us at:
Transamerica Life Insurance Company, Financial Markets Division, Variable Annuity Department, 4333 Edgewood Road N.E., P.O. Box 3183, Cedar Rapids, Iowa, 52406-3183.

                                   APPENDIX A

                HYPOTHETICAL PAYOUT PERFORMANCE INFORMATION


Standardized Performance Data

Transamerica may advertise historical yields and total returns for the subaccounts of the separate account. These figures are based on historical earnings and are calculated according to guidelines from the SEC. They do not indicate future performance.

Dreyfus-VIF Money Market Subaccount. The yield of the Dreyfus-VIF Money Market Subaccount for a contract refers to the annualized income generated by an investment under a contract in the subaccount over a specified seven-day period. The yield is calculated by assuming that the income generated for that seven-day period is generated each seven-day period over a 52-week period and is shown as a percentage of the investment. The effective yield is calculated similarly but, when annualized, the income earned by an investment under a contract in the subaccount is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

Other Subaccounts. The yield of a subaccount of the separate account (other than the Dreyfus-VIF Money Market Subaccount) for a contract refers to the annualized income generated by an investment under a contract in the subaccount over a specified 30-day period. The yield is calculated by assuming that the income generated by the investment during that 30-day period is generated each 30-day period over a 12-month period and is shown as a percentage of the investment.

The total return of a subaccount of the separate account refers to return quotations assuming an investment under a contract has been held in the subaccount for various periods of time including a period measured from the date the subaccount commenced operations. When a subaccount has been in operation for 1, 5, and 10 years, respectively, the total return for these periods will be provided. The total return quotations for a subaccount will represent the average annual compounded rates of return that equate an initial investment of $1,000 in the subaccount to the redemption value of that investment as of the last day of each of the periods for which total return quotations are provided.

The yield and total return calculations for a subaccount do not reflect the effect of any premium taxes that may be applicable to a particular contract, and they assume you do not elect the optional initial payment guarantee rider. The yield calculations also do not reflect the effect of any surrender charge that may be applicable to a particular contract. To the extent that any or all of a premium tax, rider fee, and/or surrender charge is applicable to a particular contract, the yield and/or total return of that contract will be reduced. For additional information regarding yields and total returns calculated using the standard formats briefly summarized above, please refer to the SAI.


Non-Standardized Performance Data

In addition to the standard data discussed above, similar performance data for other periods may also be shown.

Transamerica may also advertise or disclose average annual total return or other performance data in non-standard formats for a subaccount of the separate account. The non-standard performance data may assume that no surrender charge is applicable, and may also make other assumptions such as the amount invested in a subaccount, differences in time periods to be shown, or the effect of partial surrenders.

All non-standard performance data will be advertised only if the standard performance data is also disclosed. For additional information regarding the calculation of other performance data, please refer to the SAI.


Hypothetical (Adjusted Historical) Performance Data

The following graphs show how your annuity payments can fluctuate based on past investment performance (net of all charges) of the portfolios through December 31, 2000. The information presented includes periods prior to the inception date of the subaccounts, and therefore, the graphs illustrate what annuity payments might have been under a contract had one existed during the years shown.

The graphs are based on the adjusted historical performance of the portfolios, which means that the 1.25% separate account charge and the actual net expenses of each are reflected in the graph for each portfolio. The graphs do not reflect any premium tax or payment guarantee rider charge.


Each graph shows the effect that the portfolio's investment performance would have had on the value of an annuity unit and, thus, the value of an annuity payment if a contract with an AIR of 3.5%, providing an initial monthly annuity payment of $500.00, was purchased on the date the portfolio commenced operations. Each graph assumes that the entire premium of the hypothetical contract was allocated to the subaccount being illustrated. Each graph also assumes monthly variable payments (not stabilized payments) and that the optional initial payment guarantee rider was not elected. Annuity payments increase for a given month if the performance of the portfolio underlying the subaccounts, net of all charges, for that month is higher than the AIR, and decreases for a given month if the performance of the portfolio underlying the subaccounts, net of all charges, for that month is lower than the AIR. The premium necessary for an initial monthly annuity payment of $500.00 will vary depending on the age and sex of the annuitant (and secondary annuitant, if any), the payment option and the first annuity payment date. For example, suppose that a 65 year old male who lives in a state that does not charge a premium tax wishes to purchase $500.00 of an initial monthly variable annuity payment beginning on the contract issue date with a life only payment option. If there is no secondary annuitant, no guarantee period and he chooses a 3.5% AIR, the premium needed would be $86,188.00. If the purchaser were female, the premium necessary would be $95,684.00. This is because females have a longer life expectancy than males.

The monthly payments depicted in the graphs are not based on actual contracts. They are based on adjusted historical performance results of the portfolios and are not projections or indications of future results. Transamerica does not guarantee and does not suggest that any subaccount or contract issued by Transamerica will generate these or similar average monthly payments for any period of time. The graphs are for illustration purposes only and do not represent future variable annuity payments or future investment returns. Variable annuity payments under a real contract may be more or less than those forming the basis for the monthly payments shown in these graphs, if the actual returns of the portfolios selected by you are different from the adjusted historical returns of the portfolios. It is very likely that a portfolio's investment performance will fluctuate over time; therefore, you can expect that your variable annuity payments will fluctuate. The total amount of variable annuity payments ultimately received will depend upon the payment option selected by you.

Please note that the vertical scales are different on some of the graphs. Therefore, please consider the dollar amount of the movement.

                                  JANUS GROWTH

A $1000 movement on this graph -- up or down -- appears the same as a $250 movement on other graphs. Therefore, please consider the dollar amount on the vertical scale.


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- October 2, 1986


             Hypothetical         Hypothetical                 Hypothetical
               Monthly             (Adjusted              (Adjusted Historical)
               Payment            Historical)          Average Annual Total Return*
              Amounts at          Annual Total          (Not Surrendered) (Periods
  Year       End of Year            Return*                 Ended 12/31/2000)
---------------------------------------------------------------------------------------
  1986          $  501                  N/A                1 Year              (29.86%)
---------------------------------------------------------------------------------------
  1987          $  531                9.52%                5 Years              19.46%
---------------------------------------------------------------------------------------
  1988          $  601               17.16%               10 Years              18.03%
---------------------------------------------------------------------------------------
  1989          $  843               45.27%            Since Inception          17.31%
---------------------------------------------------------------------------------------
  1990          $  802               (1.46%)
---------------------------------------------------------------------------------------
  1991          $1,224               57.88%
---------------------------------------------------------------------------------------
  1992          $1,195                1.07%
---------------------------------------------------------------------------------------
  1993          $1,186                2.70%
---------------------------------------------------------------------------------------
  1994          $1,038               (9.46%)
---------------------------------------------------------------------------------------
  1995          $1,457               45.35%
---------------------------------------------------------------------------------------
  1996          $1,640               16.51%
---------------------------------------------------------------------------------------

                              Hypothetical
                     (Adjusted Historical) Average
                   Annual Total Return (Surrendered)
                                30 Year
                         Certain Only Annuity*
                       (Periods Ended 12/31/2000)
                 ---------------------------------------
  1997          $1,840               16.10%                1 Year              (36.55%)
---------------------------------------------------------------------------------------
  1998          $2,888               62.50%                5 Years              20.23%
---------------------------------------------------------------------------------------
  1999          $4,402               57.75%               10 Years              18.62%
---------------------------------------------------------------------------------------
  2000          $2,983              (29.86%)           Since Inception          17.38%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Janus Growth portfolio, adjusted to reflect the 1.25% separate account charge.

                           VAN KAMPEN EMERGING GROWTH

                              [Graph appears here]

A $1000 movement on this graph -- up or down -- appears the same as a $250 movement on other graphs. Therefore, please consider the dollar amount on the vertical scale.


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- March 1, 1993


             Hypothetical       Hypothetical           Hypothetical (Adjusted
               Monthly           (Adjusted           Historical) Average Annual
               Payment          Historical)              Total Return* (Not
              Amounts at        Annual Total        Surrendered) (Periods Ended
   Year      End of Year          Return*                   12/31/2000)
------------------------------------------------------------------------------------
   1993         $  600                N/A               1 Year              (14.90%)
------------------------------------------------------------------------------------
   1994         $  530             (8.52%)              5 Years              26.95%
------------------------------------------------------------------------------------
   1995         $  743             45.03%              10 Years                 N/A
------------------------------------------------------------------------------------
   1996         $  843             17.42%           Since Inception          23.99%
------------------------------------------------------------------------------------
   1997         $  977             19.97%
------------------------------------------------------------------------------------
   1998         $1,280             35.66%
----------------------------------------------------------------------------
   1999         $2,507            102.73%
----------------------------------------------------------------------------
   2000         $2,062            (14.90%)
----------------------------------------------------------------------------
                                                            Hypothetical
                                                   (Adjusted Historical) Average
                                                        Annual Total Return
                                                       (Surrendered) 30 Year
                                                       Certain Only Annuity*
                                                     (Periods Ended 12/31/2000)
                                               -------------------------------------
                                                        1 Year              (21.32%)
                                               -------------------------------------
                                                        5 Years              26.85%
                                               -------------------------------------
                                                       10 Years                 N/A
                                               -------------------------------------
                                                    Since Inception          22.69%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Van Kampen Emerging Growth portfolio, adjusted to reflect the 1.25% separate account charge.

          AIM V.I. CAPITAL APPRECIATION FUND -- SERIES II SHARES


                              [Graph appears here]


Chart Specifications:

 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- May 5, 1993


           Hypothetical   Hypothetical
             Monthly       (Adjusted      Hypothetical (Adjusted) Historical
             Payment      Historical)        Average Annual Total Return*
            Amounts at    Annual Total            (Not Surrendered)
   Year    End of Year      Return*           (Periods Ended 12/31/2000)
------------------------------------------------------------------------------
   1993       $  579            N/A             1 Year                (12.04%)
------------------------------------------------------------------------------
   1994       $  567          1.22%             5 Years                14.03%
------------------------------------------------------------------------------
   1995       $  734         34.04%            10 Years                   N/A
------------------------------------------------------------------------------
   1996       $  823         16.13%         Since Inception            15.91%
------------------------------------------------------------------------------
   1997       $  892         12.11%
---------------------------------------------------------------------------
   1998       $1,015         17.83%
---------------------------------------------------------------------------
   1999       $1,402         42.87%
---------------------------------------------------------------------------
   2000       $1,191        (12.04%)
------------------------------------------------------------------------------
                                          Hypothetical (Adjusted Historical)
                                             Average Annual Total Return
                                                (Surrendered) 30 Year
                                                Certain Only Annuity*
                                              (Periods Ended 12/31/2000)
                                              --------------------------------
                                                1 Year                (18.68%)
                                              --------------------------------
                                                5 Years                13.91%
                                              --------------------------------
                                               10 Years                   N/A
                                              --------------------------------
                                            Since Inception            15.82%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the AIM V.I. Capital Appreciation Fund -- Series II shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to July 16, 2001, for the portfolios are based on historical returns for Series I shares.

          AIM V.I. GOVERNMENT SECURITIES FUND -- SERIES II SHARES


                              [Graph appears here]
Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- May 5, 1993


             Hypothetical       Hypothetical                Hypothetical
               Monthly           (Adjusted)            (Adjusted Historical)
               Payment           Historical         Average Annual Total Return
              Amounts at        Annual Total             (Not Surrendered)
   Year      End of Year          Return*            (Periods Ended 12/31/2000)
-----------------------------------------------------------------------------------
   1993          $502                 N/A                1 Year               8.76%
-----------------------------------------------------------------------------------
   1994          $461              (4.93%)              5 Years               4.01%
-----------------------------------------------------------------------------------
   1995          $509              14.14%               10 Years                N/A
-----------------------------------------------------------------------------------
   1996          $496               1.02%           Since Inception           4.06%
-----------------------------------------------------------------------------------
   1997          $512               6.82%
------------------------------------------------------------------------------
   1998          $527               6.40%
------------------------------------------------------------------------------
   1999          $496              (2.54%)
------------------------------------------------------------------------------
   2000          $521               8.76%
-----------------------------------------------------------------------------------
                                                            Hypothetical
                                                       (Adjusted Historical)
                                                    Average Annual Total Return
                                                   (Surrendered) 30 Year Certain
                                                            Only Annuity
                                                     (Periods Ended 12/31/2000)
                                                -----------------------------------
                                                         1 Year               1.51%
                                                -----------------------------------
                                                        5 Years               3.10%
                                                -----------------------------------
                                                        10 Years                N/A
                                                -----------------------------------
                                                    Since Inception           3.75%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the AIM V.I. Government Securities Fund -- Series II shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to July 16, 2001, for the portfolios are based on historical returns for Series I shares.

            AIM V.I. GROWTH AND INCOME FUND -- SERIES II SHARES


                              [Graph Appears Here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- May 2, 1994


            Hypothetical     Hypothetical              Hypothetical
              Monthly         (Adjusted)           (Adjusted Historical)
              Payment         Historical       Average Annual Total Return*
             Amounts at      Annual Total            (Not Surrendered)
   Year     End of Year        Return*          (Periods Ended 12/31/2000)
-------------------------------------------------------------------------------
   1994        $  485              N/A              1 Year              (8.15%)
-------------------------------------------------------------------------------
   1995        $  619           32.24%             5 Years              15.03%
-------------------------------------------------------------------------------
   1996        $  709           18.47%             10 Years                N/A
-------------------------------------------------------------------------------
   1997        $  850           24.18%         Since Inception          15.67%
-------------------------------------------------------------------------------
   1998        $1,036           26.13%
------------------------------------------------------------------------------
   1999        $1,328           32.62%
------------------------------------------------------------------------------
   2000        $1,050          (18.15%)
-------------------------------------------------------------------------------
                                                       Hypothetical
                                                   (Adjusted Historical)
                                                Average Annual Total Return
                                               (Surrendered) 30 Year Certain
                                                       Only Annuity*
                                                (Periods Ended 12/31/2000)
                                                -------------------------------
                                                    1 Year             (24.96%)
                                                -------------------------------
                                                   5 Years              15.47%
                                                -------------------------------
                                                   10 Years                N/A
                                                -------------------------------
                                               Since Inception          16.67%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the AIM V.I. Growth and Income Fund -- Series II shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to July 16, 2001, for the portfolios are based on historical returns for Series I shares.

                  AIM V.I. VALUE FUND -- SERIES II SHARES


                              [Graph appears here]
Chart Specifications:

 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- May 5, 1993


                                                            Hypothetical
              Hypothetical        Hypothetical         (Adjusted Historical)
                Monthly            (Adjusted                  Average
                Payment           Historical)           Annual Total Return*
             Amounts at End       Annual Total           (Not Surrendered)
   Year         of Year             Return*          (Periods Ended 12/31/2000)
-----------------------------------------------------------------------------------
   1993          $  535                 N/A              1 Year            (15.73%)
-----------------------------------------------------------------------------------
   1994          $  553               2.75%              5 Years            14.44%
-----------------------------------------------------------------------------------
   1995          $  719              34.60%             10 Years               N/A
-----------------------------------------------------------------------------------
   1996          $  789              13.61%          Since Inception        15.87%
-----------------------------------------------------------------------------------
   1997          $  931              22.19%
------------------------------------------------------------------------------
   1998          $1,177              30.78%
------------------------------------------------------------------------------
   1999          $1,459              28.32%
------------------------------------------------------------------------------
   2000          $1,188             (15.73%)
-----------------------------------------------------------------------------------
                                                            Hypothetical
                                                       (Adjusted Historical)
                                                              Average
                                                        Annual Total Return
                                                       (Surrendered) 30 Year
                                                       Certain Only Annuity*
                                                     (Periods Ended 12/31/2000)
                                                -----------------------------------
                                                         1 Year            (22.68%)
                                                -----------------------------------
                                                         5 Years            14.64%
                                                -----------------------------------
                                                        10 Years               N/A
                                                -----------------------------------
                                                     Since Inception        16.17%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the AIM V.I. Value Fund -- Series II shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to July 16, 2001, for the portfolios are based on historical returns for Series I shares.

                 DREYFUS STOCK INDEX FUND -- SERVICE CLASS


                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- September 29, 1989


           Hypothetical  Hypothetical           Hypothetical
             Monthly      (Adjusted     (Adjusted Historical) Average
             Payment     Historical)        Annual Total Return*
          Amounts at End Annual Total         (Not Surrendered)
   Year      of Year       Return*       (Periods Ended 12/31/2000)
----------------------------------------------------------------------------------------------------------
   1989       $  505           N/A           1 Year             (10.42%)
----------------------------------------------------------------------------------------------------------
   1990       $  465        (4.69%)         5 Years              16.53%
----------------------------------------------------------------------------------------------------------
   1991       $  576        28.27%          10 Years             15.53%
----------------------------------------------------------------------------------------------------------
   1992       $  589         5.78%      Since Inception          13.38%
----------------------------------------------------------------------------------------------------------
   1993       $  614         7.98%
-----------------------------------------------------------------------------
   1994       $  591        (0.37%)
-----------------------------------------------------------------------------
   1995       $  772        35.12%
----------------------------------------------------------------------------------------------------------
   1996       $  902        21.03%              Hypothetical
-----------------------------------------------------------------------------(Adjusted Historical) Average
   1997       $1,145        31.34%    Annual Total Return (Surrendered)
-----------------------------------------------------------------------------30 Year Certain Only Annuity*
   1998       $1,401        26.65%       (Periods Ended 12/31/2000)
-----------------------------------------------------------------------------
   1999       $1,613        19.13%
----------------------------------------------------------------------------------------------------------
   2000       $1,396       (10.42%)          1 Year             (17.50%)
----------------------------------------------------------------------------------------------------------
                                            5 Years              17.02%
                                               ----------------------------------------------------
                                            10 Years             15.84%
                                               ----------------------------------------------------
                                        Since Inception          13.08%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Dreyfus Stock Index Fund -- Service Class portfolio, adjusted to reflect the 1.25% separate account charge.


The Service Class Shares were not available until December 31, 2000, therefore, the figures shown reflect performance for the Initial Class Shares only. Performance for the Service Class Shares would be lower because they are subject to a 12b-1 Fee.

       DREYFUS -- VIF SMALL COMPANY STOCK PORTFOLIO -- SERVICE CLASS


                              [Graph appears here]

Chart Specifications:
 .3.5% AIR
 .$500 initial monthly annuity payment
 .Portfolio inception date -- May 1, 1996


            Hypothetical    Hypothetical              Hypothetical
              Monthly        (Adjusted       (Adjusted Historical) Average
              Payment       Historical)           Annual Total Return*
           Amounts at End   Annual Total    (Not Surrendered) (Periods Ended
   Year       of Year         Return*                 12/31/2000)
-----------------------------------------------------------------------------
   1994          N/A              N/A             1 Year                7.18%
-----------------------------------------------------------------------------
   1995          N/A              N/A             5 Years                 N/A
-----------------------------------------------------------------------------
   1996         $527              N/A            10 Years                 N/A
-----------------------------------------------------------------------------
   1997         $612           20.28%         Since Inception           7.63%
-----------------------------------------------------------------------------
   1998         $549           (7.15%)
-----------------------------------------------------------------------------
   1999         $580            9.24%
-----------------------------------------------------------------------------
   2000         $600            7.18%
-----------------------------------------------------------------------------
                                                      Hypothetical
                                             (Adjusted Historical) Average
                                           Annual Total Return (Surrendered)
                                             30 Year Certain Only Annuity*
                                               (Periods Ended 12/31/2000)
                                                  ---------------------------
                                                  1 Year                0.11%
                                                  ---------------------------
                                                  5 Years                 N/A
                                                  ---------------------------
                                                 10 Years                 N/A
                                                  ---------------------------
                                              Since Inception           5.88%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Dreyfus VIF -- Small Company Stock Portfolio -- Service Class, adjusted to reflect the 1.25% separate account charge.


The Service Class Shares were not available until December 31, 2000, therefore, the figures shown reflect performance for the Initial Class Shares only. Performance for the Service Class Shares would be lower because they are subject to a 12b-1 Fee.

               MFS EMERGING GROWTH SERIES -- SERVICE SHARES


                              [Graph appears here]


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- July 24, 1995


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1994          N/A            N/A             1 Year              (20.69%)
----------------------------------------------------------------------------
   1995       $  575            N/A            5 Years               20.63%
----------------------------------------------------------------------------
   1996       $  642         15.58%            10 Years                 N/A
----------------------------------------------------------------------------
   1997       $  747         20.41%        Since Inception           22.23%
----------------------------------------------------------------------------
   1998       $  957         32.53%
--------------------------------------------------------------------------
   1999       $1,614         74.61%
--------------------------------------------------------------------------
   2000       $1,237        (20.69%)
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             -------------------------------
                                                1 Year              (27.57%)
                                             -------------------------------
                                               5 Years               20.66%
                                             -------------------------------
                                               10 Years                 N/A
                                             -------------------------------
                                           Since Inception           22.53%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the MFS Emerging Growth Series --Service Shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to May 1, 2000, for the portfolios are based on historical returns for Initial Class Shares.

                   MFS RESEARCH SERIES -- SERVICE SHARES


                              [Graph appears here]


Chart Specifications:

 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- July 26, 1995


            Hypothetical    Hypothetical              Hypothetical
              Monthly        (Adjusted       (Adjusted Historical) Average
              Payment       Historical)           Annual Total Return*
           Amounts at End   Annual Total           (Not Surrendered)
   Year       of Year         Return*          (Periods Ended 12/31/2000)
------------------------------------------------------------------------------
   1994           N/A             N/A             1 Year               (6.13%)
------------------------------------------------------------------------------
   1995        $  542             N/A            5 Years               15.01%
------------------------------------------------------------------------------
   1996        $  633          20.83%            10 Years                 N/A
------------------------------------------------------------------------------
   1997        $  726          18.79%        Since Inception           15.74%
------------------------------------------------------------------------------
   1998        $  855          21.87%
------------------------------------------------------------------------------
   1999        $1,012          22.53%
------------------------------------------------------------------------------
   2000        $  918          (6.13%)
------------------------------------------------------------------------------
                                                      Hypothetical
                                             (Adjusted Historical) Average
                                           Annual Total Return (Surrendered)
                                             30 Year Certain Only Annuity*
                                               (Periods Ended 12/31/2000)
                                                 -----------------------------
                                                  1 Year              (13.01%)
                                                 -----------------------------
                                                 5 Years               15.14%
                                                 -----------------------------
                                                 10 Years                 N/A
                                                 -----------------------------
                                             Since Inception           16.15%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the MFS Research Series -- Service Shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to May 1, 2000, for the portfolios are based on historical returns for Initial Class Shares.

                 MFS TOTAL RETURN SERIES -- SERVICE SHARES


                              [Graph appears here]


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- January 3, 1995


            Hypothetical    Hypothetical              Hypothetical
              Monthly        (Adjusted        (Adjusted Historical) Average
              Payment       Historical)           Annual Total Return*
           Amounts at End   Annual Total            (Not Surrendered)
   Year       of Year         Return*          (Periods Ended 12/31/2000)
------------------------------------------------------------------------------
   1994          N/A              N/A             1 Year                14.41%
------------------------------------------------------------------------------
   1995         $608              N/A             5 Years               11.83%
------------------------------------------------------------------------------
   1996         $663           12.96%            10 Years                  N/A
------------------------------------------------------------------------------
   1997         $768           19.81%         Since Inception           14.05%
------------------------------------------------------------------------------
   1998         $823           10.95%
------------------------------------------------------------------------------
   1999         $810            1.81%
------------------------------------------------------------------------------
   2000         $895           14.41%
------------------------------------------------------------------------------

                                                      Hypothetical
                                              (Adjusted Historical) Average
                                            Annual Total Return (Surrendered)
                                              30 Year Certain Only Annuity*
                                               (Periods Ended 12/31/2000)
                                                ------------------------------
                                                  1 Year                 7.04%
                                                ------------------------------
                                                  5 Years               11.35%
                                                ------------------------------
                                                 10 Years                  N/A
                                                ------------------------------
                                              Since Inception           14.06%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the MFS Total Return Series -- Service Shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to May 1, 2000, for the portfolios are based on historical returns for Initial Class Shares.

                  MFS UTILITIES SERIES -- SERVICE SHARES


                              [Graph appears here]


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- January 3, 1995


           Hypothetical   Hypothetical               Hypothetical
             Monthly        (Adjusted        (Adjusted Historical) Average
             Payment       Historical)           Annual Total Return*
            Amounts at       Annual        (Not Surrendered) (Periods Ended
   Year    End of Year    Total Return*               12/31/2000)
------------------------------------------------------------------------------
   1994          N/A            N/A              1 Year                 5.74%
------------------------------------------------------------------------------
   1995       $  639            N/A              5 Years               19.40%
------------------------------------------------------------------------------
   1996       $  723         17.06%             10 Years                  N/A
------------------------------------------------------------------------------
   1997       $  909         30.10%          Since Inception           21.47%
------------------------------------------------------------------------------
   1998       $1,024         16.61%
--------------------------------------------------------------------------
   1999       $1,279         29.22%
--------------------------------------------------------------------------
   2000       $1,306          5.74%
------------------------------------------------------------------------------
                                                     Hypothetical
                                             (Adjusted Historical) Average
                                           Annual Total Return (Surrendered)
                                             30 Year Certain Only Annuity*
                                              (Periods Ended 12/31/2000)
                                             ---------------------------------
                                                 1 Year                (1.33%)
                                             ---------------------------------
                                                 5 Years               19.06%
                                             ---------------------------------
                                                10 Years                  N/A
                                             ---------------------------------
                                             Since Inception           21.10%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the MFS Utilities Series -- Service Shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to May 1, 2000, for the portfolios are based on historical returns for Initial Class Shares.

                       NATIONS HIGH YIELD BOND PORTFOLIO

                              [Graph appears here]


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- July 6, 2000


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1994         N/A           N/A               1 Year                  N/A
----------------------------------------------------------------------------
   1995         N/A           N/A              5 Years                  N/A
----------------------------------------------------------------------------
   1996         N/A           N/A              10 Years                 N/A
----------------------------------------------------------------------------
   1997         N/A           N/A          Since Inception           (5.92%)
----------------------------------------------------------------------------
   1998         N/A           N/A
--------------------------------------------------------------------------
   1999         N/A           N/A
--------------------------------------------------------------------------
   2000        $463           N/A
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             -------------------------------
                                                1 Year                  N/A
                                             -------------------------------
                                               5 Years                  N/A
                                             -------------------------------
                                               10 Years                 N/A
                                             -------------------------------
                                           Since Inception          (13.09%)


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Nations High Yield Bond Portfolio, adjusted to reflect the 1.25% separate account charge.

                     NATIONS INTERNATIONAL VALUE PORTFOLIO

                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- July 6, 2000


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted        (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total            (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
-----------------------------------------------------------------------------
   1994         N/A           N/A               1 Year                   N/A
-----------------------------------------------------------------------------
   1995         N/A           N/A               5 Years                  N/A
-----------------------------------------------------------------------------
   1996         N/A           N/A              10 Years                  N/A
-----------------------------------------------------------------------------
   1997         N/A           N/A           Since Inception           (5.93%)
-----------------------------------------------------------------------------
   1998         N/A           N/A
--------------------------------------------------------------------------
   1999         N/A           N/A
--------------------------------------------------------------------------
   2000        $463           N/A
-----------------------------------------------------------------------------
                                                    Hypothetical
                                            (Adjusted Historical) Average
                                          Annual Total Return (Surrendered)
                                            30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             --------------------------------
                                                1 Year                   N/A
                                             --------------------------------
                                                5 Years                  N/A
                                             --------------------------------
                                               10 Years                  N/A
                                             --------------------------------
                                            Since Inception           (8.14%)


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Nations International Value Portfolio, adjusted to reflect the 1.25% separate account charge.

                   NATIONS MARSICO GROWTH & INCOME PORTFOLIO

                              [Graph appears here]


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- March 26, 1998


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1994         N/A             N/A             1 Year              (13.53%)
----------------------------------------------------------------------------
   1995         N/A             N/A            5 Years                  N/A
----------------------------------------------------------------------------
   1996         N/A             N/A            10 Years                 N/A
----------------------------------------------------------------------------
   1997         N/A             N/A        Since Inception           18.46%
----------------------------------------------------------------------------
   1998        $588             N/A
--------------------------------------------------------------------------
   1999        $870          53.24%
--------------------------------------------------------------------------
   2000        $727         (13.53%)
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             -------------------------------
                                                1 Year              (20.57%)
                                             -------------------------------
                                               5 Years                  N/A
                                             -------------------------------
                                               10 Years                 N/A
                                             -------------------------------
                                           Since Inception           17.20%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Nations Marsico Growth & Income Portfolio, adjusted to reflect the 1.25% separate account charge.

                   NATIONS MARSICO FOCUSED EQUITIES PORTFOLIO

                              [Graph appears here]


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- March 26, 1998


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1994         N/A             N/A             1 Year              (16.88%)
----------------------------------------------------------------------------
   1995         N/A             N/A            5 Years                  N/A
----------------------------------------------------------------------------
   1996         N/A             N/A            10 Years                 N/A
----------------------------------------------------------------------------
   1997         N/A             N/A        Since Inception           19.11%
----------------------------------------------------------------------------
   1998        $628             N/A
--------------------------------------------------------------------------
   1999        $919          51.44%
--------------------------------------------------------------------------
   2000        $738         (16.88%)
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             -------------------------------
                                                1 Year              (24.02%)
                                             -------------------------------
                                               5 Years                  N/A
                                             -------------------------------
                                               10 Years                 N/A
                                             -------------------------------
                                           Since Inception           18.09%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Nations Marsico Focused Equities Portfolio, adjusted to reflect the 1.25% separate account charge.

             NATIONS MARSICO INTERNATIONAL OPPORTUNITIES PORTFOLIO

                              [Graph appears here]


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- March 26, 1998


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1994         N/A             N/A             1 Year              (14.90%)
----------------------------------------------------------------------------
   1995         N/A             N/A            5 Years                  N/A
----------------------------------------------------------------------------
   1996         N/A             N/A            10 Years                 N/A
----------------------------------------------------------------------------
   1997         N/A             N/A        Since Inception            7.71%
----------------------------------------------------------------------------
   1998        $497             N/A
--------------------------------------------------------------------------
   1999        $679          41.32%
--------------------------------------------------------------------------
   2000        $558         (14.90%)
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             -------------------------------
                                                1 Year              (22.02%)
                                             -------------------------------
                                               5 Years                  N/A
                                             -------------------------------
                                               10 Years                 N/A
                                             -------------------------------
                                           Since Inception            6.48%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Nations Marsico International Opportunities Portfolio, adjusted to reflect the 1.25% separate account charge.

                     NATIONS MARSICO 21st CENTURY PORTFOLIO

                              [Graph appears here]


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- March 26, 1998


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1994         N/A             N/A             1 Year              (28.11%)
----------------------------------------------------------------------------
   1995         N/A             N/A            5 Years                  N/A
----------------------------------------------------------------------------
   1996         N/A             N/A            10 Years                 N/A
----------------------------------------------------------------------------
   1997         N/A             N/A        Since Inception           (6.58%)
----------------------------------------------------------------------------
   1998        $513             N/A
--------------------------------------------------------------------------
   1999        $538           8.40%
--------------------------------------------------------------------------
   2000        $373         (28.11%)
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             -------------------------------
                                                1 Year              (35.06%)
                                             -------------------------------
                                               5 Years                  N/A
                                             -------------------------------
                                               10 Years                 N/A
                                             -------------------------------
                                           Since Inception            8.22%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Nations Marsico 21st Century Portfolio, adjusted to reflect the 1.25% separate account charge.

                        NATIONS MIDCAP GROWTH PORTFOLIO

                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- May 1, 2001


            Hypothetical     Hypothetical                Hypothetical
              Monthly         (Adjusted          (Adjusted Historical) Average
              Payment        Historical)             Annual Total Return*
             Amounts at      Annual Total              (Not Surrendered)
   Year     End of Year        Return*            (Periods Ended 12/31/2000)
---------------------------------------------------------------------------------
   1994         N/A              N/A                 1 Year                   N/A
---------------------------------------------------------------------------------
   1995         N/A              N/A                 5 Years                  N/A
---------------------------------------------------------------------------------
   1996         N/A              N/A                10 Years                  N/A
---------------------------------------------------------------------------------
   1997         N/A              N/A             Since Inception              N/A
---------------------------------------------------------------------------------
   1998         N/A              N/A
--------------------------------------------------------------------------
   1999         N/A              N/A
--------------------------------------------------------------------------
   2000         N/A              N/A
---------------------------------------------------------------------------------
                                                         Hypothetical
                                                 (Adjusted Historical) Average
                                               Annual Total Return (Surrendered)
                                                 30 Year Certain Only Annuity*
                                                  (Periods Ended 12/31/2000)
                                             ------------------------------------
                                                     1 Year                   N/A
                                             ------------------------------------
                                                     5 Years                  N/A
                                             ------------------------------------
                                                    10 Years                  N/A
                                             ------------------------------------
                                                 Since Inception            0.00%


* The subaccount had not commenced operations as of the date of this prospectus. The Nations MidCap Growth Portfolio had not commenced operations as of December 31, 2000.

        OPPENHEIMER CAPITAL APPRECIATION FUND/VA -- SERVICE SHARES


                              [Graph appears here]

A $1000 movement on this graph -- up or down -- appears the same as a $250 movement on other graphs. Therefore, please consider the dollar amount on the vertical scale.


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- April 3, 1985


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted        (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total            (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
-----------------------------------------------------------------------------
   1985       $  529            N/A             1 Year                (1.48%)
-----------------------------------------------------------------------------
   1986       $  594         16.31%             5 Years               21.18%
-----------------------------------------------------------------------------
   1987       $  586          2.03%            10 Years               17.99%
-----------------------------------------------------------------------------
   1988       $  682         20.60%         Since Inception           14.95%
-----------------------------------------------------------------------------
   1989       $  805         22.08%
--------------------------------------------------------------------------
   1990       $  705         (9.36%)
--------------------------------------------------------------------------
   1991       $  845         24.01%
--------------------------------------------------------------------------
   1992       $  923         13.12%
--------------------------------------------------------------------------
   1993       $  945          5.92%
-----------------------------------------------------------------------------
   1994       $  910         (0.29%)
--------------------------------------------------------------------------
   1995       $1,187         35.00%
--------------------------------------------------------------------------
   1996       $1,418         23.67%
-----------------------------------------------------------------------------
                                                    Hypothetical
                                            (Adjusted Historical) Average
                                          Annual Total Return (Surrendered)
                                            30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
   1997       $1,715         25.14%             1 Year                (8.33%)
-----------------------------------------------------------------------------
   1998       $2,029         22.48%             5 Years               21.23%
-----------------------------------------------------------------------------
   1999       $2,743         39.94%            10 Years               17.69%
-----------------------------------------------------------------------------
   2000       $2,611         (1.48%)        Since Inception           14.33%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Oppenheimer Capital Appreciation Fund/VA -- Service Shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to July 13, 2000, for the portfolios are based on historical returns for the Oppenheimer Capital Appreciation shares.

          OPPENHEIMER GLOBAL SECURITIES FUND/VA -- SERVICE SHARES


                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment

 .  Portfolio inception date -- July 13, 2000



           Hypothetical   Hypothetical
             Monthly       (Adjusted     Hypothetical (Adjusted Historical)
             Payment      Historical)       Average Annual Total Return*
            Amounts at    Annual Total    (Not Surrendered) (Periods Ended
   Year    End of Year      Return*                  12/31/2000)
-----------------------------------------------------------------------------
   1994         N/A           N/A               1 Year                   N/A
-----------------------------------------------------------------------------
   1995         N/A           N/A               5 Years                  N/A
-----------------------------------------------------------------------------
   1996         N/A           N/A              10 Years                  N/A
-----------------------------------------------------------------------------
   1997         N/A           N/A           Since Inception           (7.74%)
-----------------------------------------------------------------------------
   1998         N/A           N/A
--------------------------------------------------------------------------
   1999         N/A           N/A
--------------------------------------------------------------------------
   2000        $454           N/A
-----------------------------------------------------------------------------
                                         Hypothetical (Adjusted Historical)
                                                       Average
                                          Annual Total Return (Surrendered)
                                            30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             --------------------------------
                                                1 Year                   N/A
                                             --------------------------------
                                                5 Years                  N/A
                                             --------------------------------
                                               10 Years                  N/A
                                             --------------------------------
                                            Since Inception           (9.91%)


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Oppenheimer Global Securities Fund/VA -- Service Shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to July 13, 2000, for the portfolios are based on historical returns for the Oppenheimer Global Securities shares.

             OPPENHEIMER HIGH INCOME FUND/VA -- SERVICE SHARES


                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- April 30, 1986


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1986       $  485            N/A             1 Year              (14.62%)
----------------------------------------------------------------------------
   1987       $  422        (10.11%)           5 Years                1.91%
----------------------------------------------------------------------------
   1988       $  465         14.16%            10 Years               9.16%
----------------------------------------------------------------------------
   1989       $  465          3.55%        Since Inception            6.78%
----------------------------------------------------------------------------
   1990       $  465          3.35%
--------------------------------------------------------------------------
   1991       $  594         32.29%
--------------------------------------------------------------------------
   1992       $  668         16.47%
--------------------------------------------------------------------------
   1993       $  806         24.80%
----------------------------------------------------------------------------
   1994       $  744         (4.39%)
--------------------------------------------------------------------------
   1995       $  855         18.89%
--------------------------------------------------------------------------
   1996       $  940         13.84%
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
   1997       $1,007         10.83%             1 Year              (21.91%)
----------------------------------------------------------------------------
   1998       $  964         (0.94%)           5 Years                1.85%
----------------------------------------------------------------------------
   1999       $  959          3.00%            10 Years              11.34%
----------------------------------------------------------------------------
   2000       $  791        (14.62%)       Since Inception            7.25%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Oppenheimer High Income Fund/VA -- Service Shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to July 13, 2000, for the portfolios are based on historical returns for the Oppenheimer High Income shares.

     OPPENHEIMER MAIN STREET GROWTH & INCOME FUND/VA -- SERVICE SHARES


                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- July 5, 1995


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1994          N/A            N/A             1 Year              (17.01%)
----------------------------------------------------------------------------
   1995       $  594            N/A            5 Years               12.06%
----------------------------------------------------------------------------
   1996       $  751         30.90%            10 Years                 N/A
----------------------------------------------------------------------------
   1997       $  950         30.87%        Since Inception           15.43%
----------------------------------------------------------------------------
   1998       $  949          3.40%
--------------------------------------------------------------------------
   1999       $1,102         20.22%
--------------------------------------------------------------------------
   2000       $  884        (17.01%)
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             -------------------------------
                                                1 Year              (23.58%)
                                             -------------------------------
                                               5 Years               13.01%
                                             -------------------------------
                                               10 Years                 N/A
                                             -------------------------------
                                           Since Inception           15.49%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Oppenheimer Main Street Growth & Income Fund/VA -- Service Shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to July 13, 2000, for the portfolios are based on historical returns for the Oppenheimer Main Street Growth & Income shares.

           OPPENHEIMER STRATEGIC BOND FUND/VA -- SERVICE SHARES


                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- May 3, 1993


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted        (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total            (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
-----------------------------------------------------------------------------
   1993        $471             N/A             1 Year                 1.36%
-----------------------------------------------------------------------------
   1994        $464          (4.98%)            5 Years                4.45%
-----------------------------------------------------------------------------
   1995        $511          13.91%            10 Years                  N/A
-----------------------------------------------------------------------------
   1996        $546          10.69%         Since Inception            4.40%
-----------------------------------------------------------------------------
   1997        $566           7.36%
--------------------------------------------------------------------------
   1998        $556           1.62%
--------------------------------------------------------------------------
   1999        $546           1.55%
--------------------------------------------------------------------------
   2000        $534           1.36%
-----------------------------------------------------------------------------
                                         Hypothetical (Adjusted Historical)
                                                       Average
                                          Annual Total Return (Surrendered)
                                            30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             --------------------------------
                                                1 Year                (5.83%)
                                             --------------------------------
                                                5 Years                3.93%
                                             --------------------------------
                                               10 Years                  N/A
                                             --------------------------------
                                            Since Inception            4.41%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Oppenheimer Strategic Bond Fund/VA -- Service Shares portfolio, adjusted to reflect the 1.25% separate account charge.


Returns prior to July 13, 2000, for the portfolios are based on historical returns for the Oppenheimer Strategic Bond shares.

                       TRANSAMERICA VIF GROWTH PORTFOLIO

                              [Graph appears here]

A $1000 movement on this graph -- up or down -- appears the same as a $250 movement on other graphs. Therefore, please consider the dollar amount on the vertical scale.


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment

 .  Portfolio inception date -- December 1, 1980



           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1980       $  489            N/A             1 Year              (19.19%)
----------------------------------------------------------------------------
   1981       $  458         (2.92%)           5 Years               23.25%
----------------------------------------------------------------------------
   1982       $  522         17.81%            10 Years              24.18%
----------------------------------------------------------------------------
   1983       $  576         14.30%        Since Inception           17.66%
----------------------------------------------------------------------------
   1984       $  535         (3.88%)
--------------------------------------------------------------------------
   1985       $  660         27.77%
--------------------------------------------------------------------------
   1986       $  706         10.64%
--------------------------------------------------------------------------
   1987       $  762         11.67%
--------------------------------------------------------------------------
   1988       $  976         32.64%
--------------------------------------------------------------------------
   1989       $1,250         32.50%
--------------------------------------------------------------------------
   1990       $1,064        (11.89%)
--------------------------------------------------------------------------
   1991       $1,435         39.59%
--------------------------------------------------------------------------
   1992       $1,558         12.40%
--------------------------------------------------------------------------
   1993       $1,824         21.21%
----------------------------------------------------------------------------
   1994       $1,874          6.30%
--------------------------------------------------------------------------
   1995       $2,746         51.65%
--------------------------------------------------------------------------
   1996       $3,348         26.24%
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
   1997       $4,682         44.73%             1 Year              (25.78%)
----------------------------------------------------------------------------
   1998       $6,403         41.54%            5 Years               24.52%
----------------------------------------------------------------------------
   1999       $8,421         36.12%            10 Years              25.08%
----------------------------------------------------------------------------
   2000       $6,574        (19.19%)       Since Inception           16.28%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Transamerica VIF Growth Portfolio, adjusted to reflect the 1.25% separate account charge.

           FIDELITY -- VIP EQUITY-INCOME PORTFOLIO -- SERVICE CLASS 2

                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- October 9, 1986


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted        (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total    (Not Surrendered) (Periods Ended
   Year    End of Year      Return*                  12/31/2000)
-----------------------------------------------------------------------------
   1986       $  496            N/A             1 Year                 6.79%
-----------------------------------------------------------------------------
   1987       $  468         (2.37%)            5 Years               12.01%
-----------------------------------------------------------------------------
   1988       $  548         21.21%            10 Years               15.86%
-----------------------------------------------------------------------------
   1989       $  613         15.90%         Since Inception           11.96%
-----------------------------------------------------------------------------
   1990       $  496        (16.36%)
--------------------------------------------------------------------------
   1991       $  622         29.84%
--------------------------------------------------------------------------
   1992       $  693         15.45%
--------------------------------------------------------------------------
   1993       $  783         16.84%
-----------------------------------------------------------------------------
   1994       $  800          5.74%
--------------------------------------------------------------------------
   1995       $1,031         33.45%
--------------------------------------------------------------------------
   1996       $1,124         12.87%
-----------------------------------------------------------------------------
                                                    Hypothetical
                                            (Adjusted Historical) Average
                                          Annual Total Return (Surrendered)
                                            30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
   1997       $1,374         26.49%             1 Year                (0.62%)
-----------------------------------------------------------------------------
   1998       $1,463         10.16%             5 Years               11.78%
-----------------------------------------------------------------------------
   1999       $1,483          4.94%            10 Years               16.75%
-----------------------------------------------------------------------------
   2000       $1,530          6.79%         Since Inception           11.52%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Fidelity -- VIP Equity-Income Portfolio -- Service Class 2, adjusted to reflect the 1.25% separate account charge.

            FIDELITY -- VIP GROWTH PORTFOLIO -- SERVICE CLASS 2


                              [Graph appears here]

A $1000 movement on this graph -- up or down -- appears the same as a $250 movement on other graphs. Therefore, please consider the dollar amount on the vertical scale.


Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- October 9, 1986


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1986       $  496            N/A             1 Year              (12.33%)
----------------------------------------------------------------------------
   1987       $  491          2.38%            5 Years               17.75%
----------------------------------------------------------------------------
   1988       $  541         14.16%            10 Years              18.52%
----------------------------------------------------------------------------
   1989       $  679         29.91%        Since Inception           14.91%
----------------------------------------------------------------------------
   1990       $  572        (12.84%)
--------------------------------------------------------------------------
   1991       $  795         43.76%
--------------------------------------------------------------------------
   1992       $  829          7.97%
--------------------------------------------------------------------------
   1993       $  944         17.91%
----------------------------------------------------------------------------
   1994       $  901         (1.26%)
--------------------------------------------------------------------------
   1995       $1,164         33.72%
--------------------------------------------------------------------------
   1996       $1,274         13.29%
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
   1997       $1,502         22.03%             1 Year              (19.20%)
----------------------------------------------------------------------------
   1998       $1,998         37.69%            5 Years               17.86%
----------------------------------------------------------------------------
   1999       $2,618         35.62%            10 Years              19.12%
----------------------------------------------------------------------------
   2000       $2,217        (12.33%)       Since Inception           14.48%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Fidelity -- VIP Growth Portfolio --Service Class 2, adjusted to reflect the 1.25% separate account charge.

            FIDELITY -- VIP HIGH INCOME PORTFOLIO -- SERVICE CLASS 2

                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- September 19, 1985


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1985       $  525            N/A             1 Year              (23.85%)
----------------------------------------------------------------------------
   1986       $  590         16.24%            5 Years                0.09%
----------------------------------------------------------------------------
   1987       $  569         (0.05%)           10 Years               8.43%
----------------------------------------------------------------------------
   1988       $  606         10.26%        Since Inception            6.93%
----------------------------------------------------------------------------
   1989       $  554         (5.37%)
--------------------------------------------------------------------------
   1990       $  517         (3.45%)
--------------------------------------------------------------------------
   1991       $  667         33.44%
--------------------------------------------------------------------------
   1992       $  784         21.66%
--------------------------------------------------------------------------
   1993       $  901         18.92%
----------------------------------------------------------------------------
   1994       $  845         (2.86%)
--------------------------------------------------------------------------
   1995       $  974         19.24%
--------------------------------------------------------------------------
   1996       $1,060         12.63%
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
   1997       $1,189         16.14%             1 Year              (30.86%)
----------------------------------------------------------------------------
   1998       $1,085         (5.54%)           5 Years                0.36%
----------------------------------------------------------------------------
   1999       $1,119          6.74%            10 Years              11.13%
----------------------------------------------------------------------------
   2000       $  823        (23.85%)       Since Inception            8.36%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Fidelity -- VIP High Income Portfolio -- Service Class 2, adjusted to reflect the 1.25% separate account charge.

         FIDELITY -- VIP II CONTRAFUND(R) PORTFOLIO -- SERVICE CLASS 2

                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- January 3, 1995


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1994          N/A            N/A             1 Year               (8.00%)
----------------------------------------------------------------------------
   1995       $  667            N/A            5 Years               16.27%
----------------------------------------------------------------------------
   1996       $  772         19.73%            10 Years                 N/A
----------------------------------------------------------------------------
   1997       $  914         22.56%        Since Inception           19.66%
----------------------------------------------------------------------------
   1998       $1,133         28.35%
--------------------------------------------------------------------------
   1999       $1,343         22.63%
--------------------------------------------------------------------------
   2000       $1,193         (8.00%)
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             -------------------------------
                                                1 Year              (15.11%)
                                             -------------------------------
                                               5 Years               16.40%
                                             -------------------------------
                                               10 Years                 N/A
                                             -------------------------------
                                           Since Inception           20.90%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Fidelity -- VIP Contrafund(R) Portfolio -- Service Class 2, adjusted to reflect the 1.25% separate account charge.

     FIDELITY -- VIP II INVESTMENT GRADE BOND PORTFOLIO -- SERVICE CLASS 2

                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- December 5, 1988


            Hypothetical     Hypothetical                Hypothetical
              Monthly         (Adjusted          (Adjusted Historical) Average
              Payment        Historical)             Annual Total Return*
             Amounts at      Annual Total      (Not Surrendered) (Periods Ended
   Year     End of Year        Return*                    12/31/2000)
---------------------------------------------------------------------------------
   1988         $501               N/A               1 Year                 9.31%
---------------------------------------------------------------------------------
   1989         $527             8.90%               5 Years                4.74%
---------------------------------------------------------------------------------
   1990         $534             4.90%              10 Years                6.30%
---------------------------------------------------------------------------------
   1991         $593            14.95%           Since Inception            6.39%
---------------------------------------------------------------------------------
   1992         $604             5.33%
--------------------------------------------------------------------------
   1993         $639             9.60%
---------------------------------------------------------------------------------
   1994         $587            (4.96%)
--------------------------------------------------------------------------
   1995         $657            15.88%
--------------------------------------------------------------------------
   1996         $647             1.90%
---------------------------------------------------------------------------------
                                                         Hypothetical
                                                 (Adjusted Historical) Average
                                               Annual Total Return (Surrendered)
                                                 30 Year Certain Only Annuity*
                                                  (Periods Ended 12/31/2000)
   1997         $673             7.72%               1 Year                 2.06%
---------------------------------------------------------------------------------
   1998         $699             7.50%               5 Years                3.86%
---------------------------------------------------------------------------------
   1999         $660            (2.28%)             10 Years                6.55%
---------------------------------------------------------------------------------
   2000         $697             9.31%           Since Inception            6.62%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Fidelity -- VIP II Investment Grade Bond Portfolio --Service Class 2, adjusted to reflect the 1.25% separate account charge.

           FIDELITY -- VIP III GROWTH & INCOME -- SERVICE CLASS


                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- December 31, 1996


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1994         N/A             N/A             1 Year               (5.02%)
----------------------------------------------------------------------------
   1995         N/A             N/A            5 Years                  N/A
----------------------------------------------------------------------------
   1996         N/A             N/A            10 Years                 N/A
----------------------------------------------------------------------------
   1997        $598             N/A        Since Inception           13.53%
----------------------------------------------------------------------------
   1998        $758          31.25%
--------------------------------------------------------------------------
   1999        $789           7.71%
--------------------------------------------------------------------------
   2000        $724          (5.02%)
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             -------------------------------
                                                1 Year              (12.22%)
                                             -------------------------------
                                               5 Years                  N/A
                                             -------------------------------
                                               10 Years                 N/A
                                             -------------------------------
                                           Since Inception           12.73%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Fidelity -- VIP III Growth & Income Portfolio -- Service Class 2, adjusted to reflect the 1.25% separate account charge.

           FIDELITY -- VIP III BALANCED PORTFOLIO -- SERVICE CLASS 2

                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- January 3, 1995


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted       (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total           (Not Surrendered)
   Year    End of Year      Return*          (Periods Ended 12/31/2000)
----------------------------------------------------------------------------
   1994         N/A             N/A             1 Year               (5.71%)
----------------------------------------------------------------------------
   1995        $544             N/A            5 Years                8.12%
----------------------------------------------------------------------------
   1996        $571           8.62%            10 Years                 N/A
----------------------------------------------------------------------------
   1997        $666          20.77%        Since Inception            8.85%
----------------------------------------------------------------------------
   1998        $745          15.83%
--------------------------------------------------------------------------
   1999        $743           3.14%
--------------------------------------------------------------------------
   2000        $676          (5.71%)
----------------------------------------------------------------------------
                                                    Hypothetical
                                           (Adjusted Historical) Average
                                         Annual Total Return (Surrendered)
                                           30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             -------------------------------
                                                1 Year              (12.86%)
                                             -------------------------------
                                               5 Years                7.98%
                                             -------------------------------
                                               10 Years                 N/A
                                             -------------------------------
                                           Since Inception            9.00%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Fidelity -- VIP III Balanced Portfolio -- Service Class 2, adjusted to reflect the 1.25% separate account charge.

            FIDELITY -- VIP III MID CAP PORTFOLIO -- SERVICE CLASS 2

                              [Graph appears here]

Chart Specifications:
 .  3.5% AIR
 .  $500 initial monthly annuity payment
 .  Portfolio inception date -- December 28, 1998


           Hypothetical   Hypothetical              Hypothetical
             Monthly       (Adjusted        (Adjusted Historical) Average
             Payment      Historical)           Annual Total Return*
            Amounts at    Annual Total    (Not Surrendered) (Periods Ended
   Year    End of Year      Return*                  12/31/2000)
----------------------------------------------------------------------------
   1994         N/A             N/A             1 Year                31.32%
----------------------------------------------------------------------------
   1995         N/A             N/A             5 Years                  N/A
----------------------------------------------------------------------------
   1996         N/A             N/A            10 Years                  N/A
----------------------------------------------------------------------------
   1997         N/A             N/A         Since Inception           40.88%
----------------------------------------------------------------------------
   1998        $515             N/A
--------------------------------------------------------------------------
   1999        $733          47.15%
--------------------------------------------------------------------------
   2000        $929          31.32%
----------------------------------------------------------------------------
                                                    Hypothetical
                                            (Adjusted Historical) Average
                                          Annual Total Return (Surrendered)
                                            30 Year Certain Only Annuity*
                                             (Periods Ended 12/31/2000)
                                             -------------------------------
                                                1 Year                24.51%
                                             -------------------------------
                                                5 Years                  N/A
                                             -------------------------------
                                               10 Years                  N/A
                                             -------------------------------
                                            Since Inception           36.93%


* The subaccount had not commenced operations as of the date of this prospectus. Historical returns for periods prior to that date are total returns for the Fidelity -- VIP III Mid Cap Portfolio -- Service Class 2, adjusted to reflect the 1.25% separate account charge.

                                   APPENDIX B

                          ADDITIONAL FUND INFORMATION

See the attached prospectuses for the underlying funds for discussions of the underlying funds' expenses.

There is no assurance that any of the portfolios will achieve its investment objective.

Transamerica may receive expense reimbursements or other revenues from the funds or their managers. The amount of these reimbursements or revenues, if any, may be based on the amount of assets that Transamerica (or its affiliates) or the separate account invests in the underlying funds.

The underlying funds' prospectuses should be read carefully before any decision is made concerning the allocation of the premium to a particular subaccount.

An investment in the separate account, or in any portfolio, including the Dreyfus VIF-Money Market Portfolio, is not insured or guaranteed by the U.S. government or any government agency.

The investment objectives and policies of certain portfolios are similar to the investment objectives and policies of other portfolios that may be managed by the same investment advisor or manager. The investment results of the portfolios, however, may differ from the results of such other portfolios. There can be no assurance, and no representation is made, that the investment results of any of the portfolios will be comparable to the investment results of any other portfolio, even if the other portfolio has the same investment advisor or manager.

Addition, Deletion, or Substitution of Investments. We cannot and do not guarantee that any of the subaccounts will always be available to receive premium allocations or transfers. We retain the right, subject to any applicable law, to make certain changes in the separate account and its investments. We reserve the right to eliminate the shares of any portfolio held by a subaccount and to substitute shares of another portfolio of the funds or of another registered open-end management investment company for the shares of any portfolio, if the shares of the portfolio are no longer available for investment or, if in our judgment, investment in any portfolio would be inappropriate in view of the purposes of the separate account. To the extent required by the 1940 Act, substitutions of shares attributable to an owner's interest in a subaccount will not be made without prior notice to the owner and the prior approval of the SEC. Nothing contained herein shall prevent the separate account from purchasing other securities for other series or classes of variable annuity contracts or from effecting an exchange between series or classes of variable annuity contracts on the basis of requests made by owners.

New subaccounts may be established when, in our sole discretion, marketing, tax, investment or other conditions warrant. Any new subaccounts may be made available to existing owners on a basis to be determined by us. Each additional subaccount will purchase shares in a underlying fund portfolio or other investment vehicle. We may also eliminate one or more subaccounts if, in our sole discretion, marketing, tax, investment or other conditions warrant such change. In the event any subaccount is eliminated, we will notify owners and request a reallocation of the amounts invested in the eliminated subaccount. If no such reallocation is provided by the owner, we will reinvest the amounts invested in the eliminated subaccount in the subaccount that invests in the Money Market Portfolio (or in a similar portfolio of money market instruments) or in another subaccount, if appropriate.

In the event of any such substitution or change, we may, by appropriate endorsement, make such changes in the contracts as may be necessary or appropriate to reflect such substitution or change. Furthermore, if deemed to be in the best interests of persons having voting rights under the contracts, the separate account may be:

 . operated as a management company under the 1940 Act or any other form permitted by law,

 . deregistered under the 1940 Act in the event such registration is no longer required, or

 .  combined with one or more other separate accounts.

To the extent permitted by applicable law, we also may:

 .  transfer the assets of the separate account associated with the contracts to another account or accounts,
 .  restrict or eliminate any voting rights of owners or other persons who have voting rights as to the separate account, . create new separate accounts,
 .  add new subaccounts to or remove existing subaccounts from the separate account or combine subaccounts, or
 .  add new underlying funds, or substitute a new fund for an existing fund.

Resolving Material Conflicts. The underlying funds are available to separate accounts offering variable annuity and variable life products of other participating insurance companies and qualified retirement plans, as well as to the separate account and other separate accounts we establish. Although we do not anticipate any disadvantages to this, there is a possibility that a material conflict may arise between the interest of the separate account and one or more of the other separate accounts participating in an underlying fund. A conflict may occur due to a change in law affecting the operations of variable life insurance and variable annuity separate accounts, differences in the voting instructions we receive and instructions received by other companies, or some other reason. In the event of a conflict, it is possible that the separate account might be required to surrender its investment in the underlying funds. In the event of any conflict, we will take any steps necessary to protect owners, annuitants, secondary annuitants and beneficiaries.

                                   APPENDIX C
                    ILLUSTRATIONS OF ANNUITY PAYMENT VALUES

The following graphs have been prepared to show how different variables affect your variable annuity payments over time. The graphs incorporate hypothetical rates of return and Transamerica does not guarantee that you will earn these returns for any one year or any sustained period of time. The graphs are for illustrative purposes only and do not represent past or future investment returns.

Your variable annuity payment may be more or less than the income shown if the actual returns of the subaccounts are different than those illustrated. Since it is very likely that your investment returns will fluctuate over time, you can expect that the amount of your annuity payment will also fluctuate. The total amount of annuity payments ultimately received will, in addition to the investment performance of the subaccounts, also depend on how long you live and whether you choose the optional initial payment guarantee rider. The graph assumes the optional initial payment guarantee rider was not selected.

Another factor which determines the amount of your variable annuity payment is the assumed investment return (AIR). Annuity payments will increase from one variable annuity payment calculation date to the next if the performance of the portfolio underlying the subaccounts, net of all charges, is greater than the AIR and will decrease if the performance of the portfolio underlying the subaccounts, net of all charges, is less than the AIR.

The "Hypothetical Illustration" graph below illustrates differences in monthly variable annuity payments assuming different investment returns. The graph assumes a single premium of $86,204.49; the entire premium was allocated to variable annuity payments; the AIR is 3.5%; the payment option is Single Life Annuity; a 65 year old male, and separate account charges of 1.25% and average portfolio expenses of 0.98%. This results in the receipt of an initial annuity payment in the amount of $500. The graph illustrates gross returns of 0.00%, 6.00%, and 10.00% (net returns after expenses are (2.23%), 3.77% and 7.77%, respectively).





                              [Graph appears here]

        Monthly Payments Assuming Different Gross Portfolio Returns



                                 Gross Portfolio
                                     Returns*
                                      -----------
     Monthly Payment at the
      End of Contract Year       0.0% 6.0% 10.0%
-------------------------------------------------
  Assumed First Monthly Payment  $500 $500 $  500
                1                $472 $501 $  521
                2                $446 $503 $  542
                3                $422 $504 $  565
                4                $398 $505 $  588
                5                $376 $507 $  612
                6                $355 $508 $  637
                7                $336 $509 $  664
                8                $317 $511 $  691
                9                $300 $512 $  720
               10                $283 $513 $  749
               11                $267 $515 $  780
               12                $253 $516 $  812
               13                $239 $517 $  846
               14                $225 $519 $  881
               15                $213 $520 $  917
               16                $201 $522 $  955
               17                $190 $523 $  995
               18                $179 $524 $1,036
               19                $170 $526 $1,078
               20                $160 $527 $1,123


* The corresponding net returns are (2.23%), 3.77%, and 7.77%.

The "Monthly Payment Amounts with Different AIRs" graph below illustrates the differences in variable annuity payments between selecting the 3.5% and 5% AIR. The graph assumes a single premium of $86,204.49; the entire premium was allocated to variable annuity payments; the payment option is a single Life Annuity; 65 year old male; separate account charges of 1.25%; average portfolio expenses of 0.98%; variable payments (not stabilized payments); no optional initial payment guarantee rider; and an annual return of the portfolios, after all expenses of 6%. Monthly variable annuity payments are shown with the 3.5% AIR and the 5% AIR.


                              [Graph appears here]

                           Hypothetical Illustration

                    Monthly Payments Assuming Different AIRs

        (Net Portfolio Return = 6%, Gross Portfolio Return = 8.23%)



                                                                AIR
                                     ------------------------------------------------------
   Monthly Payment at the End of Year                 3.5%                              5%
-------------------------------------------------------------------------------------------
     Assumed First Monthly Payment                    $500                             $579
                    1                                 $512                             $584
                    2                                 $524                             $590
                    3                                 $537                             $596
                    4                                 $550                             $601
                    5                                 $563                             $607
                    6                                 $577                             $613
                    7                                 $591                             $619
                    8                                 $605                             $625
                    9                                 $620                             $630
                   10                                 $635                             $636
                   11                                 $650                             $643
                   12                                 $666                             $649
                   13                                 $682                             $655
                   14                                 $698                             $661
                   15                                 $715                             $667
                   16                                 $733                             $674
                   17                                 $750                             $680
                   18                                 $768                             $687
                   19                                 $787                             $693
                   20                                 $806                             $700


The annuity payment amounts shown reflect the deduction of all fees and expenses. Actual fees and expenses under the contract may be higher or lower, will vary from year to year, and will depend on how you allocate among the portfolios. The separate account charge is assumed to be at an annual rate of 1.25% of the average daily net assets.


Upon request, we will furnish a customized illustration based on your individual circumstances and choice of annuity options.

                       STATEMENT OF ADDITIONAL INFORMATION

                           IMMEDIATE INCOME BUILDER II

                                 Issued through

                              SEPARATE ACCOUNT VA J

                                   Offered by

                       TRANSAMERICA LIFE INSURANCE COMPANY

                            4333 Edgewood Road, N.E.

                          Cedar Rapids, Iowa 52499-0001

This Statement of Additional Information expands upon subjects discussed in the current prospectus for the Immediate Income Builder II annuity contract offered by Transamerica Life Insurance Company. You may obtain a copy of the prospectus dated September 7, 2001, by calling 1-800-544-3152, or by writing to the Administrative and Service Office, Financial Markets Division-Variable Annuity Dept., 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-0001. The prospectus sets forth information that a prospective investor should know before investing in a contract. Terms used in the current prospectus for the contract are incorporated in this Statement of Additional Information.


This Statement of Additional Information is not a prospectus and should be read only in conjunction with the prospectus for the contract and for the underlying portfolios.

Dated:   September 7, 2001

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------
                                                                          Page
                                                                          ----
--------------------------------------------------------------------------------
GLOSSARY OF TERMS.....................................................      3
--------------------------------------------------------------------------------
THE CONTRACT--GENERAL PROVISIONS......................................      4
--------------------------------------------------------------------------------
   Transfers..........................................................      4
--------------------------------------------------------------------------------
   Delay of Transfers.................................................      4
--------------------------------------------------------------------------------
   Entire Contract....................................................      4
--------------------------------------------------------------------------------
   Assignment.........................................................      5
--------------------------------------------------------------------------------
   Beneficiary........................................................      5
--------------------------------------------------------------------------------
   Change of Beneficiary..............................................      5
--------------------------------------------------------------------------------
   Incontestability...................................................      5
--------------------------------------------------------------------------------
   Misstatement of Age or Sex.........................................      5
--------------------------------------------------------------------------------
   Modification of Contract...........................................      5
--------------------------------------------------------------------------------
   Nonparticipating...................................................      5
--------------------------------------------------------------------------------
   Owner..............................................................      5
--------------------------------------------------------------------------------
   Proof of Death.....................................................      6
--------------------------------------------------------------------------------
   Proof of Survival..................................................      6
--------------------------------------------------------------------------------
   Death Before First Payment Date....................................      6
--------------------------------------------------------------------------------
   Protection of Proceeds.............................................      6
--------------------------------------------------------------------------------
   1035 Exchanges.....................................................      6
--------------------------------------------------------------------------------
   Present Value of Future Payments...................................      6
--------------------------------------------------------------------------------
   Stabilized Payments................................................      7
--------------------------------------------------------------------------------
   Initial Payment Guarantee Rider....................................      8
--------------------------------------------------------------------------------
   Adjustments to Guaranteed Payment Under the Optional Initial
   Payment Guarantee Rider............................................      8
--------------------------------------------------------------------------------
FEDERAL TAX MATTERS...................................................      8
--------------------------------------------------------------------------------
   Tax Status of the Contract.........................................      8
--------------------------------------------------------------------------------
   Taxation of Transamerica...........................................      9
--------------------------------------------------------------------------------
INVESTMENT EXPERIENCE.................................................      9
--------------------------------------------------------------------------------
   Annuity Unit Value and Annuity Payment Rates.......................      10
--------------------------------------------------------------------------------
STATE REGULATION OF TRANSAMERICA......................................      11
--------------------------------------------------------------------------------
ADMINISTRATION........................................................      12
--------------------------------------------------------------------------------
RECORDS AND REPORTS...................................................      12
--------------------------------------------------------------------------------
DISTRIBUTION OF THE CONTRACTS.........................................      12
--------------------------------------------------------------------------------
OTHER PRODUCTS........................................................      12
--------------------------------------------------------------------------------
CUSTODY OF ASSETS.....................................................      12
--------------------------------------------------------------------------------
HISTORICAL PERFORMANCE DATA...........................................      12
--------------------------------------------------------------------------------
   Money Market Yields................................................      12
--------------------------------------------------------------------------------
   Other Subaccount Yields............................................      13
--------------------------------------------------------------------------------
   Total Returns......................................................      14
--------------------------------------------------------------------------------
   Other Performance Data.............................................      14
--------------------------------------------------------------------------------
   Hypothetical (Adjusted Historical) Performance Data................      15
--------------------------------------------------------------------------------
LEGAL MATTERS.........................................................      15
--------------------------------------------------------------------------------
INDEPENDENT AUDITORS..................................................      15
--------------------------------------------------------------------------------
OTHER INFORMATION.....................................................      15
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS..................................................      15
--------------------------------------------------------------------------------

                                GLOSSARY OF TERMS

Annuitant and Secondary Annuitant--The person(s) upon whose life the annuity payments are based. For joint options, annuity payments are based upon the lives of both the annuitant and secondary annuitant. Either the annuitant or the secondary annuitant generally must be no older than 80 years of age on the contract issue date.

Annuity Payments--Payments made by us to the payee pursuant to the payment option chosen. Annuity payments may be either variable or a combination of fixed and variable.

Assumed Investment Return or AIR--The annual effective rate shown in the contract specifications section of the contract that is used in the calculation of each variable annuity payment.

Beneficiary(ies)--The person(s) who may receive death proceeds or guaranteed payments under this contract when there is no longer a living annuitant (or last annuitant for joint options).

Contract Issue Date--The date the contract becomes effective. This will be stated in the contract. Generally, the date the initial premium is allocated to the separate account.

Owner(s)--"You," "your," and "yours." The person or entity named in the contract specifications section who may, while any annuitant is living, exercise all rights granted by the contract. The annuitant must be the owner, if the contract is a qualified contract. If there is a secondary annuitant, he or she may also be an owner (except for a qualified contract, where only one owner is permitted). The secondary annuitant is never required to be an owner.

Payee--The person or entity to whom annuity payments are paid.

Payment Date--The date an annuity payment is paid to the payee. The payment amount will be determined no more than seven business days before each payment date. We may require evidence that any annuitant(s) and/or payee is/are alive on the payment date.

Separate Account--Separate Account VA J.

Stabilized Payment--The variable annuity payment you receive. Stabilized payments are determined annually at your contract anniversary and are paid according to the annuity payment frequency you select. You can choose not to stabilize your variable annuity payments in which case each payment fluctuates based on the performance of the selected subaccounts.

Subaccount--The investment options or divisions of the separate account. Each subaccount invests in a different portfolio of the funds. We may make additional subaccounts available in the future.

Successor Owner--The person named by the owner to whom ownership of the contract passes upon the owner's death. If the owner is also the annuitant, the annuitant's beneficiary(ies) is entitled to the death proceeds of the contract. If no person is named, the owner's estate shall be deemed the successor owner.

Supportable Payment--The amount equal to the sum of the variable annuity unit values times the number of variable annuity units in each of the selected subaccounts. The variable annuity units will be adjusted to reflect the year-to-date difference between stabilized and non-stabilized payments.

Valuation Day--Each day the New York Stock Exchange is open for trading.

Variable Annuity Unit--Variable annuity payments are expressed in terms of variable annuity units, the value of which fluctuates in relation to the selected subaccounts. The determination of the variable annuity unit value is made at the end of each valuation day.

In order to supplement the description in the prospectus, the following provides additional information about Transamerica and the contract which may be of interest to a prospective purchaser.

                        THE CONTRACT--GENERAL PROVISIONS

Transfers

You may transfer amounts within the various subaccounts. You may also transfer amounts from variable to fixed annuity payments at any time. If you do, then the payment option for the fixed annuity payments will be a continuation of the payment option currently applicable to variable annuity payments. Transfers from fixed to variable annuity payments are not permitted. We may charge a fee for excessive transfers (we currently do not charge for transfers) or decline to accept excessive transfers.

Excessive trading activity can disrupt portfolio management strategy and increase portfolio expenses, which are borne by everyone participating in the portfolio regardless of their transfer activity.

In some cases, contracts may be sold to individuals who independently utilize the services of a firm or individual engaged in market timing. Generally, market timing services obtain authorization from contract owner(s) to make transfers and exchanges among the subaccounts on the basis of perceived market trends. Because the large transfers of assets associated with market timing services may disrupt the management of the portfolios of the underlying funds, such transactions may hurt contract owners not utilizing the market timing service. Therefore, we may restrict or eliminate the right to make transfers among subaccounts if such rights are executed by a market timing firm or similar third party authorized to initiate transfers or exchange transactions on behalf of a contract owner(s).

In modifying such rights, we may, among other things, decline to accept:

 .    transfer or exchange instructions of any agent acting under a power of attorney on behalf of more than one contract owner, or

 .    transfer or exchange instructions of individual contract owners who have executed pre-authorized transfer or exchange forms which are submitted by market timing firms or other third parties on behalf of more than one contract owner at the same time.

We will impose such restrictions only if we believe (or the underlying fund portfolio managers believe) that doing so will prevent harm to other contract owners.

Delay of Transfers

When you transfer amounts among the subaccounts, we will redeem shares of the appropriate portfolios at their prices as of the end of the current valuation period. Generally any subaccount you transfer to is credited at the same time. However, we may wait to credit the amount to a new subaccount until a subaccount you transfer from becomes liquid. This will happen only if (1) the subaccount you transfer to invests in a portfolio that accrues dividends on a daily basis and requires federal funds before accepting a purchase order, and (2) the subaccount you transfer from is investing in an equity portfolio in an illiquid position due to substantial redemptions or transfers that require it to sell portfolio securities in order to make funds available. The subaccount you transfer from will be liquid when it receives proceeds from sales of portfolio securities, the purchase of new contracts, or otherwise. During any period that we wait to credit a subaccount for this reason, the amount you transfer will be uninvested. After seven days the transfer will be made even if the subaccount you transfer from is not liquid.

Entire Contract

The entire contract is made up of the contract, and any riders, endorsements, or application. No change in or waiver of any provision of the contract is valid unless the change or waiver is signed by the President or Secretary of Transamerica.

Assignment

The option to assign is only available for non-tax qualified annuities. Only you may make an assignment of this contract. You must notify us in writing to assign this contract. No change will apply to any action taken by us before the written notice was received. We are not responsible for the validity or the effect of an assignment.

Beneficiary

The beneficiary is named in the contract specifications section of the contract or in a subsequent endorsement. More than one beneficiary may be named. The rights of any beneficiary will be subject to all the provisions of the contract. You may impose other limitations with our consent.

If any primary or contingent beneficiary dies before the annuitant, that beneficiary's interest in this contract ends with that beneficiary's death. Only those beneficiaries living at the time of the annuitant's death will be eligible to receive their share of the death benefits. In the event no contingent beneficiaries have been named and all primary beneficiaries have died before the death benefits become payable, the owner(s) will become the beneficiary(ies) unless elected otherwise. If both primary and contingent beneficiaries have been named, payment will be made to the named primary beneficiaries living at the time the death proceeds become payable. If there is more than one beneficiary and you failed to specify their interest, they will share equally. Payment will be made to the named contingent beneficiary(ies) only if all primary beneficiaries have died before the death benefits become payable. If any primary beneficiary is alive at the time the death benefits become payable, but dies before receiving their payment, their share will be paid to their estate.

Change of Beneficiary

You may change the beneficiary while the annuitant is living, unless an irrevocable one has been named. Change is made by written notice. The change takes effect on the date the written notice was signed, and the written notice must have been postmarked on or before the date of the annuitant's death. No change will apply to any annuity payment made before the written notice was received. We may require return of the contract for endorsement before making a change.

Incontestability

The contract is incontestable from the contract issue date.

Misstatement of Sex or Age

If the age or sex of any annuitant has been misstated, the annuity payments will be those which the premium paid would have purchased for the correct age and sex. Any underpayment made by us will be paid with the next annuity payment. Any overpayment made by us will be deducted from future annuity payments. Any underpayment or overpayment will include interest at 5% per year, from the date of the incorrect payment to the date of the adjustment.

Modification of Contract

No change in the contract is valid unless made in writing.

Nonparticipating

Your contract is nonparticipating. This means we do not pay dividends on it. Your contract will not share in our profits or surplus earnings.

Owner

You, the owner, are named in the contract specifications section. You may, while any annuitant is living, exercise all rights granted by the contract. These rights are subject to the rights of any assignee or living irrevocable beneficiary.

"Irrevocable" means that you have given up your right to change the beneficiary named.

Unless we have been notified of a community or marital property interest in the contract, we will rely on our good faith belief that no such interest exists and will assume no responsibility for inquiry.

Proof of Death

Any beneficiary claiming an interest in the contract must provide us in writing with due proof of death of the payee/annuitant and/or secondary annuitant (if any). We will not be responsible for annuity payments made before we receive due proof of death at the Administrative and Service Office.

Proof of Survival

If annuity payments under the contract depend on a person being alive on a given date, proof of survival may be required by us prior to making annuity payments.

Death Before First Payment Date

If any owner, who is an annuitant, dies before the first payment date, the amount of the death proceeds is the premium plus or minus the investment performance of the subaccounts. If any owner, who is not an annuitant, dies before the first payment date, the successor owner may direct the owner's interest in the contract to be distributed as follows:

 .    one cash lump sum to be distributed within five years of the deceased owner's death; or

 .    annuitize the value of the annuity payments over the lifetime of the successor owner with payments to begin within one year of the owner's death; or

 .    annuitize the value of the annuity payments over a period that does not exceed the life expectancy of the successor owner, as defined by the Internal Revenue Code of 1986, as amended (Code), with payments to begin within one year of the owner's death.

If the deceased owner was also an annuitant, the annuitant's beneficiary is entitled to the benefit described above. If no person is named as the successor owner, the owner's estate shall be deemed the successor owner.

Non-natural successor owners may only choose a lump sum distribution. For qualified contracts, any option chosen must meet the requirements of the Code.

Protection of Proceeds

Unless you so direct by filing written notice with us, no beneficiary may assign payments under the contract before the same are due. To the extent permitted by law, no payments under the contract will be subject to the claims of creditors of any beneficiary.

1035 Exchanges

If your purchase is a section 1035 exchange, you may exchange two or more annuities for this one. In these instances, we will start your contract on the date we receive the first premium installment. Each premium installment will be invested in the investment options you select when it is received. When we receive the final premium installment, we will purchase annuity units with the entire premium (the final premium installment plus the current value of the previous premium installments).

If you exchange one or more deferred annuities for this one, please contact a tax adviser.

Present Value of Future Variable Payments

The present value of future variable payments is calculated by taking (a) the supportable payment on the business day we receive the surrender request, times
(b) the number of payments remaining, discounted using a rate equal to the AIR.

Stabilized Payments

The stabilized payments remain constant throughout each year and are adjusted on your contract anniversary. Had you not selected stabilized payments, each payment throughout the year would fluctuate based on the performance of your selected subaccounts. To reflect the difference in these payments we adjust (both increase and decrease as appropriate) the number of annuity units. The units are adjusted when we calculate the supportable payment. Supportable payments are used in the calculation of surrender values, death benefits and transfers. On your contract anniversary we set the new stabilized payment equal to the current supportable payment. In the case of an increase in the number of variable annuity units, your participation in the future investment performance will be increased since more variable annuity units are credited to your contract. Conversely, in the case of a reduction of the number of variable annuity units, your participation in the future investment performance will be decreased since fewer variable annuity units are credited to your account.

The following table demonstrates, on a purely hypothetical basis, the changes in the number of variable annuity units. The changes in the variable annuity unit values reflect the investment performance of the applicable subaccounts as well as the separate account charge.


----------------------------------------------------------------------------------------------------------------------

                           Hypothetical Changes in Annuity Units with Stabilized Payments*

---------------------------------------------------------------------------------------------------------------------
AIR                                          3.50%
---------------------------------------------------------------------------------------------------------------------
Life & 10 Years Certain

---------------------------------------------------------------------------------------------------------------------
Male aged 65
---------------------------------------------------------------------------------------------------------------------
First Variable Payment                       $500



---------------------------------------------------------------------------------------------------------------
                                                           Monthly                   Adjustments   Cumulative
                               Beginning     Annuity       Payment       Monthly         in         Adjusted
                                Annuity        Unit        Without      Stabilized     Annuity      Annuity
                                 Units        Values    Stabilization    Payment        Units        Units
---------------------------------------------------------------------------------------------------------------
At Issue:        January 1     400.0000      1.250000      $500.00          --           --         400.0000
---------------------------------------------------------------------------------------------------------------
                 February 1    400.0000      1.254526      $501.81       $500.00       0.0081       400.0081
---------------------------------------------------------------------------------------------------------------
                  March 1      400.0000      1.253122      $501.25       $500.00       0.0056       400.0138
---------------------------------------------------------------------------------------------------------------
                  April 1      400.0000      1.247324      $498.93       $500.00      (0.0049)      400.089
---------------------------------------------------------------------------------------------------------------
                   May 1       400.0000      1.247818      $499.13       $500.00      (0.0040)      400.050
---------------------------------------------------------------------------------------------------------------
                   June 1      400.0000      1.244178      $497.67       $500.00      (0.0107)      399.9943
---------------------------------------------------------------------------------------------------------------
                   July 1      400.0000      1.250422      $500.17       $500.00       0.0008       399.9951
---------------------------------------------------------------------------------------------------------------
                  August 1     400.0000      1.245175      $498.07       $500.00      (0.0089)      399.9862
---------------------------------------------------------------------------------------------------------------
                September 1    400.0000      1.251633      $500.65       $500.00       0.0030       399.9892
---------------------------------------------------------------------------------------------------------------
                 October 1     400.0000      1.253114      $501.25       $500.00       0.0057       399.9949
---------------------------------------------------------------------------------------------------------------
                 November 1    400.0000      1.261542      $504.62       $500.00       0.0211       400.0160
---------------------------------------------------------------------------------------------------------------
                 December 1    400.0000      1.265963      $506.39       $500.00       0.0292       400.0452
---------------------------------------------------------------------------------------------------------------
                 January 1     400.0000      1.270547      $508.22       $500.00       0.0375       400.0828
---------------------------------------------------------------------------------------------------------------
                 February 1    400.0828      1.275148      $510.16       $510.16       0.0000       400.0828
---------------------------------------------------------------------------------------------------------------


* Expenses included in the calculations are 1.25% Separate Account Charge and 0.98% portfolio expenses, and the calculations assume that the optional payment guarantee rider has not been selected.


Surrender Value. When you have elected stabilized payments, the amount of the
---------------
surrender value, if any, is calculated using the current supportable payment instead of the stabilized payment. Partial surrenders will reduce the next stabilized payment, and the guaranteed payment, pro rata. For example, if you surrender 50% of the value of your variable annuity payments, the stabilized payment will be reduced by 50%.

Death Benefit. When you have elected stabilized payments, the amount of the
-------------
death benefit, if any, is calculated using the current supportable payment instead of the stabilized payment.

Transfers. Transfers from variable to fixed annuity payments will reduce the
---------
next stabilized payment pro rata. For
example, if you transfer 25% of the value of your variable annuity payments to fixed annuity payments, the stabilized payment will be reduced by 25%. The reduction will be reflected in your next payment. Transfers from fixed to variable annuity payments are not allowed.

Effect Of Payment Options With Reduced Payments To The Survivor On Stabilized
-----------------------------------------------------------------------------
Payments. If you have selected a Joint and Survivor payment option with reduced
--------
payments to the surviving annuitant, the next stabilized payment will be reduced pro rata at the death of the first annuitant. For example, if you selected the Joint and 75% Survivor Life Annuity payment option, upon the death of either annuitant the next stabilized payment will be reduced to 75% of their pre-death values.

Certain Only Payment Option. Please note that if you have chosen a Certain Only
---------------------------
payment option, your final payment will be the supportable payment (or the guaranteed payment if you selected one of the payment guarantees and the supportable payment is less than the guaranteed payment). This is done to ensure you receive the full investment performance, both positive and negative, of the subaccounts you selected.

Initial Payment Guarantee Rider

Transamerica bears the risk that it must continue to make the guaranteed minimum or stabilized payments, even if the supportable payments would be lower because some variable annuity units have been used to maintain the stabilized payments. In addition, Transamerica bears the risk that it will need to continue to make payments even if all variable annuity units have been used in an attempt to maintain the stabilized payments at the guaranteed payment level (that is, the number of units has gone down to zero). If all the variable annuity units have been used, all future payments will equal the guaranteed minimum payment and the amount of your future variable annuity payment will not increase or decrease and will not depend upon the performance of any variable investment option. To compensate Transamerica for this and other risks, a rider fee will be deducted.

Adjustments to Guaranteed Payment Under the Optional Initial Payment Guarantee Rider

Partial Surrenders. Partial surrenders will reduce the guaranteed payment pro
------------------
rata. For example, if you surrender 50% of the value of your variable annuity payments, the guaranteed payment will be reduced by 50%.

Transfers. Transfers from variable to fixed annuity payments will reduce the
---------
guaranteed payment pro rata. For example, if you transfer 25% of the value of your variable annuity payments to fixed annuity payments, the guaranteed payment will be reduced by 25%. Transfers from fixed to variable annuity payments are not allowed.

Reduced Payments under Certain Payment Options. If you have selected a Joint and
----------------------------------------------
Survivor payment option with reduced payments to the surviving annuitant, the guaranteed payment will be reduced pro rata at the death of the first annuitant. For example, if you selected the Joint and 75% Survivor Life Annuity payment option, upon the death of either annuitant the guaranteed payment will be reduced to 75% of its pre-death value.

                               FEDERAL TAX MATTERS

Tax Status of the Contract

The discussion in the prospectus assumes that the contracts qualify as "annuity contracts" for federal income tax purposes under the Code.

Diversification Requirements. Section 817(h) of the Code provides that separate
----------------------------
account investments underlying a contract must be "adequately diversified" in accordance with Treasury Department regulations in order for the contract to qualify as an annuity contract under Section 72 of the Code. The separate account, through each underlying fund, intends to comply with the diversification requirements prescribed in regulations under Section 817(h) of the Code, which affect how the assets in the various subaccounts may be invested. Although Transamerica does not have direct control over the underlying funds in which the separate account invests, Transamerica believes that each fund will meet the diversification requirements, and therefore, the contract will be treated as an annuity contract under the Code.

Owner Control. In certain circumstances, owners of variable annuity contracts
-------------
may be considered the owners, for federal income tax purposes, of the assets of the separate account used to support their contracts. In those circumstances, income and gains from the separate account assets would be includable in the variable annuity contract owner's gross income.

The ownership rights under the contracts are similar to, but different in certain respects from, those described by the IRS in rulings in which it was determined that contract owners were not owners of separate account assets. For example, the contract owner has the choice of several subaccounts in which to allocate the premium, and may be able to transfer among subaccounts more frequently than in such rulings. In addition, the contract provides for more subaccounts than did the variable contracts that were the subject of such rulings. These differences could result in a contract owner being treated as the owner of the assets of the separate account. Transamerica reserves the right to modify the contract as necessary to attempt to prevent the contract owner from being considered the owner of the separate account's assets.

Required Distributions. In order to be treated as an annuity contract for
----------------------
federal income tax purposes, section 72(s) of the Code requires any non-qualified contract to provide that: (a) if any contract owner dies on or after the Annuity Starting Date (as defined in the prospectus) but prior to the time the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that contract owner's death; and (b) if any contract owner dies prior to the Annuity Starting Date, the entire interest in the contract will be distributed within five years after the date of the contract owner's death. These requirements will be considered satisfied as to any portion of the contract owner's interest that is payable to or for the benefit of a "designated beneficiary," and that is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of that contract owner's death. The "designated beneficiary" for these purposes is the person who becomes the new owner of the contract upon a contract owner's death and must be a natural person. However, if the contract owner's sole designated beneficiary is the surviving spouse of the contract owner, the contract may be continued with the surviving spouse as the new contract owner. The Code further provides that if the contract owner is not an individual, the primary annuitant shall be treated as the contract owner for purposes of making distributions that are required to be made upon the death of the contract owner. (The primary annuitant is the individual the events in the life of whom are of primary importance in effecting the timing and amount of the payout under the contract. If there is a change in the primary annuitant, such change shall be treated as the death of the contract owner. The contract does not permit a change of the annuitants, however.

Non-qualified contracts contain provisions that are intended to comply with the requirements of Section 72(s) of the Code, although no regulations interpreting these requirements have yet been issued. Transamerica will review such provisions and modify them if necessary to assure that they comply with the requirements of Code Section 72(s) when clarified by regulation or otherwise. Qualified contracts are subject to similar provisions.

Taxation of Transamerica

Transamerica at present is taxed as a life insurance company under part I of Subchapter L of the Code. The separate account is treated as part of Transamerica and, accordingly, will not be taxed separately as a "regulated investment company" under Subchapter M of the Code. We do not expect to incur any federal income tax liability with respect to investment income and net capital gains arising from the activities of the separate account retained as part of the reserves under the contract. Based on this expectation, it is anticipated that no charges will be made against the separate account for federal income taxes. If, in future years, any federal income taxes are incurred by Transamerica with respect to the separate account, we may make a charge to the separate account.

                              INVESTMENT EXPERIENCE

A "net investment factor" is used to determine the value of variable annuity units and to determine the amount of annuity payments as follows:

Annuity Unit Value and Annuity Payment Rates

The amount of variable annuity payments will vary with variable annuity unit values. Variable annuity unit values rise if the net investment performance of the subaccount exceeds the assumed investment return. Conversely, variable annuity unit values fall if the net investment performance of the subaccount is less than the assumed investment return. The value of a variable annuity unit in each subaccount was established at $1.00 on the date operations began for that subaccount. The value of a variable annuity unit on any subsequent business day is equal to (a) multiplied by (b) multiplied by (c), where:

     (a) is the variable annuity unit value for that subaccount on the immediately preceding business day;
     (b) is the net investment factor for that subaccount for the valuation period; and
     (c) is the daily factor for the valuation period.

The daily factor for the valuation period is a discount factor that reflects the assumed investment return. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day.

The net investment factor for the contract used to calculate the value of a variable annuity unit in each subaccount for the valuation period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

     (a) is the net result of:
          (1) the net asset value of a fund share held in that subaccount determined at the end of the current valuation period; plus
          (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that subaccount if the ex-dividend date occurs during the valuation period; plus or minus
          (3) a per share charge or credit for any taxes reserved for, which we determine to have resulted from the investment operations of the subaccount;
     (b) is the net asset value of a fund share held in that subaccount determined as of the end of the immediately preceding valuation period; and
     (c) is an amount representing the separate account charge and any rider fees, if applicable.

The dollar amount of subsequent variable annuity payments will depend upon changes in applicable variable annuity unit values.

 Illustrations of Calculation for Annuity Unit Value and Nonstabilized Variable
                                    Payments

 Formula and Illustration for Determining Annuity Unit Value in each Subaccount

Variable annuity unit value = V = A x B x C

Where:   A = variable annuity unit value for the immediately preceding valuation period.
         B = net investment factor for the valuation period for which the variable annuity unit value is being calculated.
         C = a daily factor to neutralize the assumed investment return built into the annuity tables used.

         C = (1/(1 + AIR)) /\ (1/365) = 0.999905754 (3.5% AIR) OR 0.999866337
             (5% AIR)


For example, if the AIR is 5% and: A = $20 on the day prior to the first payment
                                   B = 1.01

                                   C = 1/(1.05) /\ (1/365) = 0.999866337


Then, the variable annuity unit value is equal to V = A x B x C
                                                    = $20 x 1.01 x .999866337
                                                    = 20.1973

   Formula and Illustration for Determining Amount of First Monthly Variable
                                Annuity Payment

First monthly variable annuity payment = P = (D x E)/$1,000

Where:            D = the contract value as of the contract issue date.
                  E = the annuity purchase rate per $1,000 based upon the
                      option selected, the sex and adjusted age of the annuitant according to the tables contained in the contract.

For example if:   D = $100,000
                  E = 7.00

Then, the first monthly variable annuity payment is equal
to P                                              =  (D x E)/$1,000
                                                  =  ($100,000 x 7.00)/$1,000
                                                  =  $700

Formula and Illustration for Determining the Number of Annuity Units Represented
   by Each Monthly Variable Annuity Payment (assuming investment in only one
                                  Subaccount)

Number of variable annuity units = U = P/V

Where:            P = the dollar amount of the first monthly variable annuity payment.
                  V = the variable annuity unit value for the valuation date on which the first monthly payment is due.

For example if:   P = $700
                  V = 20.1973

Then, the variable annuity units is equal to U = P/V
                                               = $700/20.1973
                                               = 34.6581 units

   Formula and Illustration for Determining a Future Monthly Variable Annuity
             Payment (assuming investment in only one Subaccount)

Monthly variable annuity payment = P = U x V

Where:            U = the variable annuity units
                  V = the variable annuity unit value for the valuation date on which the future monthly payment is due.

For example if:   U = 34.6581
                  V = 20.6970 (the variable annuity unit value increased since issue)

Then, the amount of the monthly variable annuity payment = U x V = 34.6581 x
20.6970 = $717.32

If the variable annuity unit value had actually decreased to V = 19.6970, the resulting monthly variable annuity payment would = U x V = 34.6581 x 19.6970 = $682.66

Illustration 4 assumes that no transfers or surrenders are made between determining the number of variable annuity units and determining the future monthly variable annuity payment; therefore, the number of variable annuity units in Illustrations 3 and 4 are the same.

                        STATE REGULATION OF TRANSAMERICA

We are subject to the laws of Iowa governing insurance companies and to regulation by the Iowa Division of Insurance. An annual statement in a prescribed form is filed with the Division of Insurance each year covering our operation for the preceding year and its financial condition as of the end of such year. Regulation by the Division of Insurance includes periodic examination to determine our contract liabilities and reserves so that the Division may determine the items are correct. Our books and accounts are subject to review by the Division of Insurance at all times and a full examination of its operations is conducted periodically by the National Association of Insurance Commissioners. In addition, we are subject to regulation under the insurance laws of other jurisdictions in which we may operate.

                                ADMINISTRATION

We perform administrative services for the contracts. These services include issuance of the contracts, maintenance of records concerning the contracts, and certain valuation services.

                              RECORDS AND REPORTS

All records and accounts relating to the separate account will be maintained by us. As presently required by the Investment Company Act of 1940 and regulations promulgated thereunder, we will mail to all owners at their last known address of record, at least annually, reports containing such information as may be required under that Act or by any other applicable law or regulation. Owners will also receive confirmation of each financial transaction and any other reports required by law or regulation.

                          DISTRIBUTION OF THE CONTRACTS

The contracts are offered to the public through brokers licensed under the federal securities laws and state insurance laws. The offering of the contracts is continuous and we do not anticipate discontinuing the offering of the contracts. However, we reserve the right to discontinue the offering of the contracts.

AFSG Securities Corporation, an affiliate of Transamerica, is the principal underwriter of the contracts and may enter into agreements with broker-dealers for the distribution of the contracts. As of December 31, 2000, no amount was paid to AFSG Securities Corporation and/or broker dealers for their services related to Separate Account VA J because it had not commenced operations.

                                OTHER PRODUCTS

We make other variable annuity contracts available that may also be funded through the separate account. These variable annuity contracts may have different features, such as different investment options or charges.

                                CUSTODY OF ASSETS

The assets of each of the subaccounts of the separate account are held by us. The assets of each of the subaccounts of the separate account are segregated and held separate and apart from the assets of the other subaccounts and from our general account assets. We maintain records of all purchases and redemptions of shares of the underlying funds held by each of the subaccounts. Additional protection for the assets of the separate account is afforded by our fidelity bond, presently in the amount of $5,000,000, covering the acts of our officers and employees.

                           HISTORICAL PERFORMANCE DATA

Money Market Yields

We may from time to time disclose the current annualized yield of the Money Market Subaccount for a 7-day period in a manner which does not take into consideration any realized or unrealized gains or losses on shares of the portfolio securities. This current annualized yield is computed by determining the net change (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) at the end of the 7-day period in the value of a hypothetical account having a balance of 1 unit at the beginning of the 7-day period, dividing such net change in account value by the value of the account at the beginning of the period to determine the base period return, and annualizing this quotient on a 365-day basis. The net change in account value reflects (i) net income from the portfolio attributable to the hypothetical account; and (ii) charges and deductions imposed under a contract that are attributable to the hypothetical account. The charges and deductions include the per unit charges for the hypothetical account for the separate account charge. Current

Yield will be calculated according to the following formula:

                    Current Yield = ((NCS x ES)/UV) x (365/7)

Where:
NCS       = the net change in the value of the portfolio (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) for the 7-day period attributable to a hypothetical account having a balance of 1 subaccount unit.
ES        = per unit expenses of the subaccount for the 7-day period.
UV        = the unit value on the first day of the 7-day period.

Because of the charges and deductions imposed under a contract, the yield for the Money Market Subaccount will be lower than the yield for the Money Market Portfolio. The yield calculations do not reflect the effect of any premium taxes or surrender charges that may be applicable to a particular contract.

We may also disclose the effective yield of the Money Market Subaccount for the same 7-day period, determined on a compounded basis. The effective yield is calculated by compounding the base period return according to the following formula:

                  Effective Yield = (1 + ((NCS-ES)/UV))365/7-1

Where:
NCS        = the net change in the value of the account (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) for the 7-day period attributable to a hypothetical account having a balance of 1 subaccount unit.
ES         = per unit expenses of the subaccount for the 7-day period.
UV         = the unit value on the first day of the 7-day period.

The yield on amounts held in the Money Market Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The Money Market Subaccount actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the Money Market Portfolio, the types and quality of portfolio securities held by the Money Market Portfolio and its operating expenses. There is no yield or effective yield for the Dreyfus VIF-Money Market Subaccount for the seven days ended December 31, 2000, because the subaccount had not commenced operations as of that date.

Other Subaccount Yields

We may from time to time advertise or disclose the current annualized yield of one or more of the subaccounts of the separate account (except the Money Market Subaccount) for 30-day periods. The annualized yield of a subaccount refers to income generated by the subaccount over a specific 30-day period. Because the yield is annualized, the yield generated by a subaccount during the 30-day period is assumed to be generated each 30-day period over a 12-month period. The yield is computed by: (i) dividing the net investment income of the subaccount less subaccount expenses for the period, by (ii) the maximum offering price per unit on the last day of the period times the daily average number of units outstanding for the period, compounding that yield for a 6-month period, and
(iv) multiplying that result by 2. Expenses attributable to the subaccount include the separate account charge. The 30-day yield is calculated according to the following formula:

                    Yield = 2 x ((((NI-ES)/(U x UV)) + 1)6-1)

Where:
NI         = net investment income of the subaccount for the 30-day period attributable to the subaccount's
ES         = expenses of the subaccount for the 30-day period.
U          = the average number of units outstanding.
UV         = the unit value at the close (highest) of the last day in the 30-day period.

Because of the charges imposed by the separate account, the yield for a subaccount of the separate account will be lower than the yield for its corresponding portfolio. The yield calculations do not reflect the effect of any premium taxes or surrender charges that may be applicable to a particular contract.

The yield on amounts held in the subaccounts of the separate account normally will fluctuate over time. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. A subaccount's actual yield is affected by the types and quality of its investments and its operating expenses.

Total Returns

We may from time to time also advertise or disclose total returns for one or more of the subaccounts of the separate account for various periods of time. One of the periods of time will include the period measured from the date the subaccount commenced operations. When a subaccount has been in operation for 1, 5 and 10 years, respectively, the total return for these periods will be provided. Total returns for other periods of time may from time to time also be disclosed. Total returns represent the average annual compounded rates of return that would equate an initial investment of $1,000 to the redemption value of that investment as of the last day of each of the periods. The ending date for each period for which total return quotations are provided will be for the most recent month end practicable, considering the type and media of the communication and will be stated in the communication.

Total returns will be calculated using subaccount unit values which we calculate on each business day based on the performance of the subaccount's underlying portfolio, and the deduction for the separate account charge. Total return calculations will reflect the effect of surrender charges that may be applicable to a particular period. The total return will then be calculated according to the following formula:

                                P (1 + T)n = ERV

Where:
T        = the average annual total return net of subaccount recurring charges.
ERV      = the ending redeemable value of the hypothetical account at the end of the period.
P        = a hypothetical initial payment of $1,000.
N        = the number of years in the period.

Other Performance Data

We may from time to time also disclose average annual total returns in a non-standard format in conjunction with the standard format described above.

We may from time to time also disclose cumulative total returns in conjunction with the standard format described above. The cumulative returns will be calculated using the following formula. The charges reflected in the cumulative total returns include the actual total annual portfolio expenses of the applicable fund and the separate account charge of 1.25%.


                                CTR = (ERV/P) - 1

Where:
CTR      = the cumulative total return net of subaccount recurring charges for the period.
ERV      = the ending redeemable value of the hypothetical investment at the end of the period.
P        = a hypothetical initial payment of $1,000.

All non-standard performance data will only be advertised if the standard performance data for the same period, as well as for the required period, is also disclosed.

Hypothetical (Adjusted Historical) Performance Data

From time to time, sales literature or advertisements may quote average annual total returns for periods prior to the date the separate account commenced operations. Such performance information for the subaccounts will be calculated based on the performance of the various portfolios and the assumption that the subaccounts were in existence for the same periods as those indicated for the portfolios, with the level of contract charges that were in effect at the inception of the subaccounts.

                                  LEGAL MATTERS

Legal advice relating to certain matters under the federal securities laws applicable to the issue and sale of the contracts has been provided to us by Sutherland Asbill & Brennan LLP, of Washington D.C.

                              INDEPENDENT AUDITORS

The statutory-basis financial statements and schedules of PFL Life Insurance Company (now known as Transamerica Life Insurance Company) as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in this Statement of Additional Information have been audited by Ernst & Young LLP, Independent Auditors, Suite 3400, 801 Grand Avenue, Des Moines, Iowa 50309.

                                OTHER INFORMATION

A registration statement has been filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, with respect to the contracts discussed in this Statement of Additional Information. Not all of the information set forth in the registration statement, amendments and exhibits thereto has been included in the prospectus or this Statement of Additional Information. Statements contained in the prospectus and this Statement of Additional Information concerning the content of the contracts and other legal instruments are intended to be summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Securities and Exchange Commission.

                              FINANCIAL STATEMENTS

The values of the interest of owners in the separate account will be affected solely by the investment results of the selected subaccount(s). The statutory-basis financial statements and schedules of PFL Life Insurance Company (now known as Transamerica Life Insurance Company), which are included in this Statement of Additional Information, should be considered only as bearing on Transamerica's ability to meet its obligations under the contracts. They should not be considered as bearing on the investment performance of the assets held in the separate account.

                     Financial Statements--Statutory Basis

                           PFL Life Insurance Company

                  Years ended December 31, 2000, 1999 and 1998
                      with Report of Independent Auditors

                           PFL Life Insurance Company

                     Financial Statements--Statutory Basis

                  Years ended December 31, 2000, 1999 and 1998

                                    Contents

Report of Independent Auditors..............................................   1
Audited Financial Statements
  Balance Sheets--Statutory Basis...........................................   2
  Statements of Operations--Statutory Basis.................................   3
  Statements of Changes in Capital and Surplus--Statutory Basis.............   4
  Statements of Cash Flows--Statutory Basis.................................   5
  Notes to Financial Statements--Statutory Basis............................   6
Statutory-Basis Financial Statement Schedules
  Summary of Investments--Other Than Investments in Related Parties.........  24
  Supplementary Insurance Information.......................................  25
  Reinsurance...............................................................  27

                         Report of Independent Auditors

The Board of Directors
PFL Life Insurance Company

We have audited the accompanying statutory-basis balance sheets of PFL Life Insurance Company, an indirect wholly-owned subsidiary of AEGON N.V., as of December 31, 2000 and 1999, and the related statutory-basis statements of operations, changes in capital and surplus, and cash flow for each of the three years in the period ended December 31, 2000. Our audits also included the accompanying statutory-basis financial statement schedules required by Article 7 of Regulation S-X. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the Insurance Division, Department of Commerce, of the State of Iowa, which practices differ from accounting principles generally accepted in the United States. The variances between such practices and accounting principles generally accepted in the United States also are described in Note
1. The effects on the financial statements of these variances are not reasonably determinable but are presumed to be material.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States, the financial position of PFL Life Insurance Company at December 31, 2000 and 1999, or the results of its operations or its cash flow for each of the three years in the period ended December 31, 2000.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PFL Life Insurance Company at December 31, 2000 and 1999, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 2000, in conformity with accounting practices prescribed or permitted by the Insurance Division, Department of Commerce, of the State of Iowa. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic statutory-basis financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Des Moines, Iowa
February 15, 2001

                           PFL Life Insurance Company

                        Balance Sheets--Statutory Basis
                (Dollars in thousands, except per share amounts)

                                                              December 31
                                                           2000        1999
                                                        ----------- -----------
Admitted assets
Cash and invested assets:
 Cash and short-term investments....................... $    98,224 $    53,695
 Bonds.................................................   7,009,825   4,892,156
 Stocks:
   Preferred...........................................      19,987      17,074
   Common (cost: 2000--$75,141; 1999--$61,813).........      84,736      71,658
   Affiliated entities (cost: 2000--$6,285; 1999--
    $10,318)...........................................       3,781       6,764
 Mortgage loans on real estate.........................   1,585,896   1,339,202
 Real estate, at cost less accumulated depreciation
  ($12,641 in 2000; $10,891 in 1999):
   Home office properties..............................       7,601       7,829
   Properties acquired in satisfaction of debt.........      15,599      16,336
   Investment properties...............................      31,070      33,707
 Policy loans..........................................      57,571      59,871
 Other invested assets.................................     218,340     123,722
                                                        ----------- -----------
     Total cash and invested assets....................   9,132,630   6,622,014
Premiums deferred and uncollected......................      14,235      14,656
Accrued investment income..............................      89,976      65,364
Receivable from affiliate..............................      92,235         --
Federal income taxes recoverable.......................         --        1,335
Transfers from separate accounts due or accrued........     118,075      92,309
Other assets...........................................      19,359      30,119
Separate account assets................................   4,519,029   4,905,374
                                                        ----------- -----------
Total admitted assets.................................. $13,985,539 $11,731,171
                                                        =========== ===========
Liabilities and capital and surplus
Liabilities:
 Aggregate reserves for policies and contracts:
  Life................................................. $ 2,109,505 $ 1,552,781
  Annuity..............................................   4,577,664   4,036,751
  Accident and health..................................     305,365     254,571
 Policy and contract claim reserves:
  Life.................................................      10,061       8,681
  Accident and health..................................      32,334      37,466
 Guaranteed interest contracts.........................   1,183,833         --
 Other policyholders' funds............................     179,557     172,774
 Remittances and items not allocated...................     332,961      33,020
 Asset valuation reserve...............................     106,192     103,193
 Interest maintenance reserve..........................      16,693      36,120
 Net short-term notes payable to affiliates............       6,200     144,500
 Other liabilities.....................................     101,705      70,717
 Provision for reinsurance in unauthorized companies...         495         --
 Federal income taxes payable..........................       3,288         --
 Payable for securities................................      24,482      15,136
 Payable to affiliates.................................         --       11,517
 Separate account liabilities..........................   4,512,979   4,899,289
                                                        ----------- -----------
Total liabilities......................................  13,503,314  11,376,516
Commitments and contingencies (Note 10)
Capital and surplus:
 Common stock, $10 par value, 500,000 shares
  authorized, 266,000 issued and outstanding...........       2,660       2,660
 Paid-in surplus.......................................     254,282     154,282
 Unassigned surplus....................................     225,283     197,713
                                                        ----------- -----------
Total capital and surplus..............................     482,225     354,655
                                                        ----------- -----------
Total liabilities and capital and surplus.............. $13,985,539 $11,731,171
                                                        =========== ===========

See accompanying notes.

                           PFL Life Insurance Company

                   Statements of Operations--Statutory Basis
                             (Dollars in thousands)

                                                   Year ended December 31
                                                  2000       1999      1998
                                                ---------  --------- ---------
Revenues:
  Premiums and other considerations, net of
   reinsurance:
    Life......................................  $ 882,537  $ 227,510 $ 516,111
    Annuity and deposit funds.................  3,223,121  1,413,049   667,920
    Accident and health.......................    152,293    160,570   178,593
  Net investment income.......................    527,313    437,549   446,984
  Amortization of interest maintenance
   reserve....................................      3,867      7,588     8,656
  Commissions and expense allowances on
   reinsurance ceded..........................     26,942     24,741    32,781
  Separate account fee income.................     62,982     49,826    37,137
                                                ---------  --------- ---------
                                                4,879,055  2,320,833 1,888,182
Benefits and expenses:
  Benefits paid or provided for:
  Life and accident and health benefits.......    111,054    115,621   135,184
  Surrender benefits..........................  1,315,484  1,046,611   732,796
  Other benefits..............................    205,110    169,479   152,209
    Increase (decrease) in aggregate reserves
     for policies and contracts:
    Life......................................    556,724    195,606   473,158
    Annuity...................................    541,540    111,427  (278,665)
    Accident and health.......................     50,794     48,835    36,407
    Other.....................................      5,986     10,480    17,550
    Increase in liability for premium and
     other deposit funds......................  1,183,833        --        --
                                                ---------  --------- ---------
                                                3,970,525  1,698,059 1,268,639
Insurance expenses:
  Commissions.................................    196,101    167,146   136,569
  General insurance expenses..................     58,019     54,191    48,018
  Taxes, licenses and fees....................     26,740     12,382    19,166
  Net transfers to separate accounts..........    515,325    309,307   302,839
  Other expenses..............................        776        229     1,016
                                                ---------  --------- ---------
                                                  796,961    543,255   507,608
                                                ---------  --------- ---------
                                                4,767,486  2,241,314 1,776,247
                                                ---------  --------- ---------
Gain from operations before federal income tax
 expense and net realized capital gains
 (losses) on investments......................    111,569     79,519   111,935
Federal income tax expense....................     51,251     25,316    49,835
                                                ---------  --------- ---------
Gain from operations before net realized
 capital gains (losses) on investments........     60,318     54,203    62,100
Net realized capital gains (losses) on
 investments (net of related federal income
 taxes and amounts transferred to (from)
 interest maintenance reserve)................     (9,474)     6,365     3,398
                                                ---------  --------- ---------
Net income....................................  $  50,844  $  60,568 $  65,498
                                                =========  ========= =========

See accompanying notes.

                           PFL Life Insurance Company

         Statements of Changes in Capital and Surplus--Statutory Basis
                             (Dollars in thousands)

                                                                       Total
                                         Common Paid-in  Unassigned Capital and
                                         Stock  Surplus   Surplus     Surplus
                                         ------ -------- ---------- -----------
Balance at January 1, 1998.............. $2,660 $154,282  $272,420   $429,362
  Net income............................    --       --     65,498     65,498
  Change in net unrealized capital
   gains................................    --       --      4,504      4,504
  Change in non-admitted assets.........    --       --       (260)      (260)
  Change in asset valuation reserve.....    --       --    (21,763)   (21,763)
  Dividend to stockholder...............    --       --   (120,000)  (120,000)
  Change in provision for reinsurance in
   unauthorized companies...............    --       --      2,036      2,036
  Tax benefit on stock options
   exercised............................    --       --      2,476      2,476
  Change in surplus in separate
   accounts.............................    --       --        675        675
                                         ------ --------  --------   --------
Balance at December 31, 1998............  2,660  154,282   205,586    362,528
  Net income............................    --       --     60,568     60,568
  Change in net unrealized capital
   gains................................    --       --    (20,217)   (20,217)
  Change in non-admitted assets.........    --       --       (980)      (980)
  Change in asset valuation reserve.....    --       --    (11,605)   (11,605)
  Dividend to stockholder...............    --       --    (40,000)   (40,000)
  Tax benefit on stock options
   exercised............................    --       --      1,305      1,305
  Change in surplus in separate
   accounts.............................    --       --        245        245
  Settlement of prior period tax returns
   and other tax-related adjustments....    --       --      2,811      2,811
                                         ------ --------  --------   --------
Balance at December 31, 1999............  2,660  154,282   197,713    354,655
  Net income............................    --       --     50,844     50,844
  Change in net unrealized capital
   gains................................    --       --    (19,784)   (19,784)
  Change in non-admitted assets.........    --       --     (1,210)    (1,210)
  Change in asset valuation reserve.....    --       --     (2,999)    (2,999)
  Tax benefit on stock options
   exercised............................    --       --      1,438      1,438
  Change in surplus in separate
   accounts.............................    --       --       (224)      (224)
  Change in provision for reinsurance in
   unauthorized companies...............    --       --       (495)      (495)
  Capital contribution..................    --   100,000       --     100,000
                                         ------ --------  --------   --------
Balance at December 31, 2000............ $2,660 $254,282  $225,283   $482,225
                                         ====== ========  ========   ========

See accompanying notes.

                           PFL Life Insurance Company

                    Statements of Cash Flow--Statutory Basis
                             (Dollars in thousands)

                                               Year ended December 31
                                            2000         1999         1998
                                         -----------  -----------  -----------
Operating activities
Premiums and other considerations, net
 of reinsurance........................  $ 4,285,644  $ 1,830,365  $ 1,396,428
Net investment income..................      508,646      441,737      469,246
Life and accident and health claims....     (114,001)    (124,178)    (138,249)
Surrender benefits and other fund
 withdrawals...........................   (1,315,484)  (1,046,611)    (732,796)
Other benefits to policyholders........     (205,100)    (169,476)    (152,167)
Commissions, other expenses and other
 taxes.................................     (267,778)    (238,192)    (197,135)
Net transfers to separate accounts.....     (477,575)    (280,923)    (276,375)
Federal income taxes...................      (45,190)     (24,709)     (72,176)
Other, net.............................      230,529      (23,047)     (93,095)
                                         -----------  -----------  -----------
Net cash provided by operating
 activities............................    2,599,691      364,966      203,681
Investing activities
Proceeds from investments sold, matured
 or repaid:
  Bonds and preferred stocks...........    4,817,508    3,283,038    3,347,174
  Common stocks........................       50,953       60,293       34,564
  Mortgage loans on real estate........      129,336      158,739      192,210
  Real estate..........................        2,042       13,367        5,624
  Policy loans.........................        2,300          186          --
  Other................................       14,366        6,133        7,210
                                         -----------  -----------  -----------
                                           5,016,505    3,521,756    3,586,782
Cost of investments acquired:
  Bonds and preferred stocks...........   (6,989,279)  (3,398,158)  (3,251,822)
  Common stocks........................      (54,697)     (76,200)     (36,379)
  Mortgage loans on real estate........     (372,757)    (480,750)    (257,039)
  Real estate..........................         (149)      (7,568)     (11,458)
  Policy loans.........................          --           --        (2,922)
  Other................................     (116,485)     (48,719)     (44,514)
                                         -----------  -----------  -----------
                                          (7,533,367)  (4,011,395)  (3,604,134)
                                         -----------  -----------  -----------
Net cash used in investing activities..   (2,516,862)    (489,639)     (17,352)
Financing activities
Issuance (repayment) of short-term
 intercompany notes payable............     (138,300)     135,079       (6,979)
Capital contribution...................      100,000          --           --
Dividends to stockholder...............          --       (40,000)    (120,000)
                                         -----------  -----------  -----------
Net cash provided by (used in)
 financing activities..................      (38,300)      95,079     (126,979)
                                         -----------  -----------  -----------
Increase (decrease) in cash and short-
 term investments......................       44,529      (29,594)      59,350
Cash and short-term investments at
 beginning of year.....................       53,695       83,289       23,939
                                         -----------  -----------  -----------
Cash and short-term investments at end
 of year...............................  $    98,224  $    53,695  $    83,289
                                         ===========  ===========  ===========

See accompanying notes.

                           PFL Life Insurance Company

                 Notes to Financial Statements--Statutory Basis
                             (Dollars in thousands)

                               December 31, 2000

1. Organization and Summary of Significant Accounting Policies

Organization

PFL Life Insurance Company ("the Company") is a stock life insurance company and is a wholly-owned subsidiary of First AUSA Life Insurance Company ("First AUSA"), which, in turn, is a wholly-owned subsidiary of AEGON USA, Inc. ("AEGON"). AEGON is an indirect wholly-owned subsidiary of AEGON N.V., a holding company organized under the laws of The Netherlands.

Effective March 1, 2001, the Company intends to change its name to Transamerica Life Insurance Company.

Nature of Business

The Company sells individual non-participating whole life, endowment and term contracts, as well as a broad line of single fixed and flexible premium annuity products and guaranteed interest contracts. In addition, the Company offers group life, universal life, and individual and specialty health coverages. The Company is licensed in 49 states and the District of Columbia and Guam. Sales of the Company's products are primarily through the Company's agents and financial institutions.

Basis of Presentation

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Significant estimates and assumptions are utilized in the calculation of aggregate policy reserves, policy and contract claim reserves, guaranty fund assessment accruals and valuation allowances on investments. It is reasonably possible that actual experience could differ from the estimates and assumptions utilized which could have a material impact on the financial statements.

The accompanying financial statements have been prepared on the basis of accounting practices prescribed or permitted by the Insurance Division, Department of Commerce, of the State of Iowa ("Insurance Department"), which practices differ in some respects from accounting principles generally accepted in the United States. The more significant of these differences are as follows:
(a) bonds are generally reported at amortized cost rather than segregating the portfolio into held-to-maturity (reported at amortized cost), available-for-sale (reported at fair value), and trading (reported at fair value) classifications; (b) acquisition costs of acquiring new business are charged to current operations as incurred rather than deferred and amortized over the life of the policies or over the expected gross profit stream; (c) policy reserves on traditional life products are based on statutory mortality rates and interest which may differ from reserves based on reasonable assumptions of expected mortality, interest, and withdrawals which include a provision for possible unfavorable deviation from such assumptions; (d) policy reserves on certain investment products use discounting methodologies based on statutory interest rates rather than full account values; (e) reinsurance amounts are netted against the corresponding asset or liability rather than shown as gross amounts on the balance sheet; (f) deferred income taxes are not provided for the difference between the financial statement and income tax bases of assets and liabilities; (g) net realized gains or losses attributed to changes in the level of interest rates in the market are deferred and amortized over the remaining life of the bond or mortgage loan, rather than recognized as gains or losses in the

                           PFL Life Insurance Company

                             (Dollars in thousands)


1. Organization and Summary of Significant Accounting Policies (continued)

statement of operations when the sale is completed; (h) potential declines in the estimated realizable value of investments are provided for through the establishment of a formula-determined statutory investment reserve (reported as a liability), changes to which are charged directly to surplus, rather than through recognition in the statement of operations for declines in value, when such declines are judged to be other than temporary; (i) certain assets designated as "non-admitted assets" have been charged to surplus rather than being reported as assets; (j) revenues for universal life and investment products consist of premiums received rather than policy charges for the cost of insurance, policy administration charges, amortization of policy initiation fees and surrender charges assessed; (k) pension expense is recorded as amounts are paid; (l) adjustments to federal income taxes of prior years are charged or credited directly to unassigned surplus, rather than reported as a component of expense in the statement of operations; and (m) a liability is established for "unauthorized reinsurers" and changes in this liability are charged or credited directly to unassigned surplus. The effects of these variances have not been determined by the Company but are presumed to be material.

The National Association of Insurance Commissioners ("NAIC") has revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual will be effective January 1, 2001. The State of Iowa has adopted the provisions of the revised manual. The revised manual has changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements. The cumulative effect of changes in accounting principles adopted to conform to the revised Accounting Practices and Procedures Manual will be reported as an adjustment to surplus as of January 1, 2001. Management believes the effect of these changes will not result in a significant reduction in the Company's statutory-basis capital and surplus as of adoption.

Cash and Short-Term Investments

For purposes of the statements of cash flow, the Company considers all highly liquid investments with remaining maturity of one year or less when purchased to be short-term investments.

Investments

Investments in bonds (except those to which the Securities Valuation Office of the NAIC has ascribed a value), mortgage loans on real estate and short-term investments are reported at cost adjusted for amortization of premiums and accretion of discounts. Amortization is computed using methods which result in a level yield over the expected life of the investment. The Company reviews its prepayment assumptions on mortgage and other asset-backed securities at regular intervals and adjusts amortization rates retrospectively when such assumptions are changed due to experience and/or expected future patterns. Investments in preferred stocks in good standing are reported at cost. Investments in preferred stocks not in good standing are reported at the lower of cost or market. Common stocks of unaffiliated and affiliated companies, which includes shares of mutual funds and real estate investment trusts, are carried at market value. Real estate is reported at cost less allowances for depreciation. Depreciation is computed principally by the straight-line method. Policy loans are reported at unpaid principal. Other invested assets consist principally of investments in various joint ventures and limited partnerships and are recorded at equity in underlying net assets. Other "admitted assets" are valued, principally at cost, as required or permitted by Iowa Insurance Laws.

                           PFL Life Insurance Company

                             (Dollars in thousands)


1. Organization and Summary of Significant Accounting Policies (continued)

Net realized capital gains and losses are determined on the basis of specific identification and are recorded net of related federal income taxes. The Asset Valuation Reserve ("AVR") is established by the Company to provide for potential losses in the event of default by issuers of certain invested assets. These amounts are determined using a formula prescribed by the NAIC and are reported as a liability. The formula for the AVR provides for a corresponding adjustment for realized gains and losses. Under a formula prescribed by the NAIC, the Company defers, in the Interest Maintenance Reserve ("IMR"), the portion of realized gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the security.

Interest income is recognized on an accrual basis. The Company does not accrue income on bonds in default, mortgage loans on real estate in default and/or foreclosure or which are delinquent more than twelve months, or on real estate where rent is in arrears for more than three months. Further, income is not accrued when collection is uncertain. During 2000, 1999 and 1998, the Company excluded investment income due and accrued of $6,584, $530 and $102, respectively, with respect to such practices.

The Company uses interest rate swaps as part of its overall interest rate risk management strategy for certain life insurance and annuity products. The Company has entered into several interest rate swap contracts to modify the interest rate characteristics of the underlying liabilities. The net interest effect of such swap transactions is reported as an adjustment of interest income from the hedged items as incurred.

The Company has entered into interest rate cap agreements to hedge the exposure of changing interest rates. The cash flows from the interest rate caps will help offset losses that might occur from changes in interest rates. The cost of such agreement is included in interest expense ratably during the life of the agreement. Income received as a result of the cap agreement will be recognized in investment income as earned. The unamortized cost of the agreement is included in other invested assets.

Aggregate Policy Reserves

Life, annuity and accident and health benefit reserves are developed by actuarial methods and are determined based on published tables based on statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum required by law.

The aggregate policy reserves for life insurance policies are based principally upon the 1941, 1958 and 1980 Commissioners' Standard Ordinary Mortality and American Experience Mortality Tables. The reserves are calculated using interest rates ranging from 2.00 to 6.00 percent and are computed principally on the Net Level Premium Valuation and the Commissioners' Reserve Valuation Methods. Reserves for universal life policies are based on account balances adjusted for the Commissioners' Reserve Valuation Method.

Deferred annuity reserves are calculated according to the Commissioners' Annuity Reserve Valuation Method including excess interest reserves to cover situations where the future interest guarantees plus the decrease in surrender charges are in excess of the maximum valuation rates of interest. Reserves for immediate annuities and supplementary contracts with life contingencies are equal to

                           PFL Life Insurance Company

                             (Dollars in thousands)


1. Organization and Summary of Significant Accounting Policies (continued)

the present value of future payments assuming interest rates ranging from 3.50 to 8.75 percent and mortality rates, where appropriate, from a variety of tables.

Accident and health policy reserves are equal to the greater of the gross unearned premiums or any required midterminal reserves plus net unearned premiums and the present value of amounts not yet due on both reported and unreported claims.

Policy and Contract Claim Reserves

Claim reserves represent the estimated accrued liability for claims reported to the Company and claims incurred but not yet reported through the statement date. These reserves are estimated using either individual case-basis valuations or statistical analysis techniques. These estimates are subject to the effects of trends in claim severity and frequency. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes available.

Guaranteed Interest Contracts

The Company's guaranteed interest contracts ("GICs") consist of three types. One type is guaranteed as to principal along with interest guarantees based upon predetermined indices. The second type guarantees principal and interest but also includes a penalty if the contract is surrendered early. The third type guarantees principal and interest and is non-surrenderable before the fixed maturity date. Policy reserves on the GICs are determined following the retrospective deposit method and consist of contract values that accrue to the benefit of the policyholder.

Separate Accounts

Assets held in trust for purchases of variable annuity contracts and the Company's corresponding obligation to the contract owners are shown separately in the balance sheets. The assets in the separate accounts are valued at market. Income and gains and losses with respect to the assets in the separate accounts accrue to the benefit of the contract owners and, accordingly, the operations of the separate accounts are not included in the accompanying financial statements. The separate accounts do not have any minimum guarantees and the investment risks associated with market value changes are borne entirely by the contract owners. The Company received variable contract premiums of $843,530, $486,282 and $345,319 in 2000, 1999 and 1998,
respectively. All variable account contracts are subject to discretionary withdrawal by the contract owner at the market value of the underlying assets less the current surrender charge.

Stock Option Plan

AEGON N.V. sponsors a stock option plan that includes eligible employees of the Company. Pursuant to the plan, the option price at the date of grant is equal to the market value of the stock. Under statutory accounting principles, the Company does not record any expense related to this plan. However, the Company is allowed to record a deduction in the consolidated tax return filed by the Company and certain affiliates. The tax benefit of this deduction has been credited directly to surplus.

                           PFL Life Insurance Company

                             (Dollars in thousands)


1. Organization and Summary of Significant Accounting Policies (continued)

Reclassifications

Certain reclassifications have been made to the 1999 and 1998 financial statements to conform to the 2000 presentation.

2. Fair Values of Financial Instruments

Statement of Financial Accounting Standard ("SFAS") No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statutory-basis balance sheet, for which it is practicable to estimate that value. SFAS No. 119, Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments, requires additional disclosure about derivatives. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 and No. 119 exclude certain financial instruments and all nonfinancial instruments from their disclosure requirements and allow companies to forego the disclosures when those estimates can only be made at excessive cost. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash and short-term investments: The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

  Investment securities: Fair values for fixed maturity securities (including redeemable preferred stocks) are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for equity securities, including affiliated mutual funds and real estate investment trusts, are based on quoted market prices.

  Mortgage loans and policy loans: The fair values for mortgage loans are estimated utilizing discounted cash flow analyses, using interest rates reflective of current market conditions and the risk characteristics of the loans. The fair value of policy loans is assumed to equal their carrying amount.

  Investment contracts: Fair values for the Company's liabilities under investment-type insurance contracts, which include guaranteed interest contracts, are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

  Interest rate caps and interest rate swaps: Estimated fair value of interest rate caps are based upon the latest quoted market price. Estimated fair value of interest rate swaps are based upon the pricing differential for similar swap agreements. The related carrying value of these items is included with other invested assets.

                           PFL Life Insurance Company

                             (Dollars in thousands)


2. Fair Values of Financial Instruments (continued)

  Net short-term notes payable to affiliates: The fair values for short-term notes payable to affiliates are assumed to equal their carrying amount.

Fair values for the Company's insurance contracts other than investment contracts are not required to be disclosed. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

The following sets forth a comparison of the fair values and carrying amounts of the Company's financial instruments subject to the provisions of SFAS No. 107 and No. 119:

                                                   December 31
                                           2000                   1999
                                   ---------------------  ---------------------
                                    Carrying               Carrying
                                     Amount   Fair Value    Amount   Fair Value
                                   ---------- ----------  ---------- ----------
Admitted assets
Cash and short-term investments..  $   98,224 $   98,224  $   53,695 $   53,695
Bonds............................   7,009,825  7,014,991   4,892,156  4,757,325
Preferred stocks.................      19,987     18,214      17,074     15,437
Common stocks....................      84,736     84,736      71,658     71,658
Affiliated common stock..........       3,781      3,781       6,764      6,764
Mortgage loans on real estate....   1,585,896  1,628,936   1,339,202  1,299,160
Policy loans.....................      57,571     57,571      59,871     59,871
Interest rate cap................       3,224         49       4,959      1,784
Interest rate swaps..............       3,875    (14,777)      8,134     10,609
Separate account assets..........   4,519,029  4,519,029   4,905,374  4,905,374
Liabilities
Investment contract liabilities..   5,937,734  5,848,592   4,207,369  4,059,842
Separate account liabilities.....   4,070,462  3,986,122   4,377,676  4,212,615
Net short-term notes payable to
 affiliates......................       6,200      6,200     144,500    144,500

                           PFL Life Insurance Company

                             (Dollars in thousands)


3. Investments

The carrying amounts and estimated fair values of investments in debt securities were as follows:

                                                 Gross      Gross
                                     Carrying  Unrealized Unrealized Estimated
                                      Amount     Gains      Losses   Fair Value
                                    ---------- ---------- ---------- ----------
December 31, 2000
Bonds:
  United States Government and
   agencies........................ $   88,108  $  1,121   $  1,044  $   88,185
  State, municipal and other
   government......................    239,700     8,954      9,465     239,189
  Public utilities.................    573,870     9,149      4,213     578,806
  Industrial and miscellaneous.....  2,945,326    63,181     73,026   2,935,481
  Mortgage and other asset-backed
   securities......................  3,162,821    43,092     32,583   3,173,330
                                    ----------  --------   --------  ----------
                                     7,009,825   125,497    120,331   7,014,991
Preferred stocks...................     19,987        14      1,787      18,214
                                    ----------  --------   --------  ----------
                                    $7,029,812  $125,511   $122,118  $7,033,205
                                    ==========  ========   ========  ==========
December 31, 1999
Bonds:
  United States Government and
   agencies........................ $  141,390  $    142   $  4,520  $  137,012
  State, municipal and other
   government......................    137,745     5,168      1,627     141,286
  Public utilities.................    219,791     1,148      6,777     214,162
  Industrial and miscellaneous.....  2,078,145    20,042     84,919   2,013,268
  Mortgage and other asset-backed
   securities......................  2,315,085    24,214     87,702   2,251,597
                                    ----------  --------   --------  ----------
                                     4,892,156    50,714    185,545   4,757,325
Preferred stocks...................     17,074         2      1,639      15,437
                                    ----------  --------   --------  ----------
                                    $4,909,230  $ 50,716   $187,184  $4,772,762
                                    ==========  ========   ========  ==========

The carrying amounts and estimated fair values of bonds at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           Carrying  Estimated
                                                            Amount   Fair Value
                                                          ---------- ----------
   Due in one year or less............................... $  210,119 $  210,949
   Due after one year through five years.................  1,945,813  1,945,148
   Due after five years through ten years................  1,075,232  1,070,680
   Due after ten years...................................    615,840    614,884
                                                          ---------- ----------
                                                           3,847,004  3,841,661
   Mortgage and other asset-backed securities............  3,162,821  3,173,330
                                                          ---------- ----------
                                                          $7,009,825 $7,014,991
                                                          ========== ==========

                           PFL Life Insurance Company

                             (Dollars in thousands)


3. Investments (continued)

A detail of net investment income is presented below:

                                                       Year ended December 31
                                                       2000     1999     1998
                                                     -------- -------- --------
   Interest on bonds and preferred stock............ $421,931 $347,639 $374,478
   Dividends on equity investments..................      644      734    1,357
   Interest on mortgage loans.......................  111,356   92,325   77,960
   Rental income on real estate.....................    8,070    7,322    6,553
   Interest on policy loans.........................    4,248    4,141    4,080
   Other investment income..........................    4,549    7,978    2,576
                                                     -------- -------- --------
   Gross investment income..........................  550,798  460,139  467,004
   Less investment expenses.........................   23,485   22,590   20,020
                                                     -------- -------- --------
   Net investment income............................ $527,313 $437,549 $446,984
                                                     ======== ======== ========

Proceeds from sales and maturities of debt securities and related gross realized gains and losses were as follows:

                                                  Year ended December 31
                                                2000        1999        1998
                                             ----------  ----------  ----------
   Proceeds................................. $4,817,508  $3,283,038  $3,347,174
                                             ==========  ==========  ==========
   Gross realized gains..................... $   24,440  $   21,171  $   48,760
   Gross realized losses....................    (55,422)    (32,259)     (8,072)
                                             ----------  ----------  ----------
   Net realized gains (losses).............. $  (30,982) $  (11,088) $   40,688
                                             ==========  ==========  ==========

At December 31, 2000, investments with an aggregate carrying value of $59,986 were on deposit with regulatory authorities or were restrictively held in bank custodial accounts for the benefit of such regulatory authorities as required by statute.

                           PFL Life Insurance Company

                             (Dollars in thousands)


3. Investments (continued)

Realized investment gains (losses) and changes in unrealized gains (losses) for investments are summarized below:

                                                          Realized
                                                   Year ended December 31
                                                   2000      1999      1998
                                                 --------  --------  --------
   Debt securities.............................. $(30,982) $(11,088) $ 40,688
   Equity securities............................    5,551    11,433      (879)
   Mortgage loans on real estate................    2,659     4,661    12,637
   Real estate..................................      220       900     3,176
   Short-term investments.......................        9    (1,407)    1,533
   Other invested assets........................   (7,690)      534    (2,523)
                                                 --------  --------  --------
                                                  (30,233)    5,033    54,632
   Tax effect...................................    5,199    (5,535)  (22,290)
   Transfer from (to) interest maintenance
    reserve.....................................   15,560     6,867   (28,944)
                                                 --------  --------  --------
   Net realized gains (losses).................. $ (9,474) $  6,365  $  3,398
                                                 ========  ========  ========
                                                    Change in Unrealized
                                                   Year ended December 31
                                                   2000      1999      1998
                                                 --------  --------  --------
   Bonds........................................ $(20,789) $(12,711) $   (836)
   Preferred stocks.............................      (93)   (2,753)      --
   Common stocks................................      800    (3,980)    3,751
   Mortgage loans...............................      296      (147)     (150)
   Other invested assets........................      183      (626)    1,739
   Real estate..................................     (181)      --        --
                                                 --------  --------  --------
   Change in unrealized......................... $(19,784) $(20,217) $  4,504
                                                 ========  ========  ========

Gross unrealized gains and gross unrealized losses on common stocks are as follows:

                                                                 December 31
                                                                2000     1999
                                                               -------  -------
   Unrealized gains........................................... $11,387  $11,369
   Unrealized losses..........................................  (1,792)  (5,078)
                                                               -------  -------
   Net unrealized gains....................................... $ 9,595  $ 6,291
                                                               =======  =======

During 2000, the Company issued mortgage loans with interest rates ranging from 7.73% to 9.43%. The maximum percentage of any one mortgage loan to the value of the underlying real estate at origination was 80%. Mortgage loans with a carrying value of $1,450 were non-income producing for the previous twelve months. Accrued interest of $158 related to these mortgage loans was excluded from investment income. The Company requires all mortgaged properties to carry fire insurance equal to the value of the underlying property.

                           PFL Life Insurance Company

                             (Dollars in thousands)


3. Investments (continued)

At December 31, 2000 and 1999, the Company held a mortgage loan loss reserve in the asset valuation reserve of $18,139 and $15,173, respectively. The mortgage loan portfolio is diversified by geographic region and specific collateral property type as follows:

       Geographic Distribution


                         December 31
                         2000   1999
                         -----  -----
South Atlantic..........    26%    27%
Pacific.................    22     18
E. North Central........    14     17
Middle Atlantic.........    12     15
Mountain................    11      9
W. South Central........     6      6
W. North Central........     4      4
E. South Central........     2      3
New England.............     3      1

        Property Type Distribution

                         December 31
                         2000   1999
                         -----  -----
Office..................    40%    39%
Retail..................    24     28
Industrial..............    21     18
Apartment...............    10     11
Other...................     5      4

At December 31, 2000, the Company had no investments (excluding U. S. Government guaranteed or insured issues) which individually represented more than ten percent of capital and surplus and the asset valuation reserve, collectively.

The Company utilizes a variety of off-balance sheet financial instruments as part of its efforts to hedge and manage fluctuations in the market value of its investment portfolio attributable to changes in general interest rate levels and to manage duration mismatch of assets and liabilities. These instruments include interest rate swaps and caps. All involve elements of credit and market risks in excess of the amounts recognized in the accompanying financial statements at a given point in time. The contract or notional amounts of those instruments reflect the extent of involvement in the various types of financial instruments.

Interest rate swaps are the primary derivative financial instruments used in the overall asset/liability management process. Interest rate swaps are used to modify the interest rate characteristics of the underlying liability. These interest rate swaps generally provide for the exchange of the difference between fixed and floating-rate interest amounts based upon an underlying notional amount. Generally, no cash is exchanged at the outset of the swap contract and no principal payments are made by either party. A single net payment is usually made by one counterparty at each due date.

The Company owns an interest rate cap to hedge against a rising interest rate environment. The cash flows from the interest rate cap will help offset losses that might occur from disintermediation resulting from a rise in interest rates. The cap is designed to hedge against a sharp rise in interest rates during the period beginning two years from entering into the contract through the seventh year. If this event occurs, the cap will provide cash flow to offset the lower spread anticipated on in force liabilities during such an environment. A lower spread on in force business is anticipated due to increases in crediting rates (intended to prevent lapses), before the yield on existing assts rises by a commensurate amount. The counterparty is required to provide quarterly financial statements for the Company's review. The market value of the contract is monitored on a timely basis and the credit exposure is measured by the fair value (market value) of the contract at the reporting date.

                           PFL Life Insurance Company

                             (Dollars in thousands)


3. Investments (continued)

The Company is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit ratings. The Company's exposure to credit risk is the risk of loss from a counterparty failing to perform according to the terms of the contract. This exposure includes settlement risk (risk that the counterparty defaults after the Company has delivered funds or securities under the terms of the contract) which results in an accounting loss and replacement cost risk (cost to replace the contract at current market rates should the counterparty default prior to the settlement date). There is no off-balance sheet exposure to credit risk that would result in an immediate accounting loss (settlement risk) associated with counterparty nonperformance on interest rate swap agreements. Interest rate swap agreements are subject to replacement cost risk, which equals the cost to replace those contracts in a net gain position should a counterparty default. These instruments are subject to market risk, which is the possibility that future changes in market prices may make the instruments less valuable.

At December 31, 2000 and 1999, the Company's outstanding financial instruments with on and off-balance sheet risks, shown in notional amounts, are summarized as follows:

                                                               Notional Amount
                                                                2000     1999
                                                              -------- --------
   Derivative securities:
     Interest rate swaps:
       Receive fixed--pay floating........................... $451,770 $115,000
       Receive floating--pay fixed...........................  596,388   64,017
       Receive floating (uncapped)--pay floating (capped)....   32,593   41,617
       Receive floating (LIBOR)--pay floating (S&P)..........  345,000   60,000
     Interest rate cap agreements............................  518,515  500,000

4. Reinsurance

The Company reinsures portions of risk on certain insurance policies which exceed its established limits, thereby providing a greater diversification of risk and minimizing exposure on larger risks. The Company remains contingently liable with respect to any insurance ceded, and this would become an actual liability in the event that the assuming insurance company became unable to meet its obligation under the reinsurance treaty.

Reinsurance assumption and cession treaties are transacted primarily with affiliates. Premiums earned reflect the following reinsurance assumed and ceded amounts:

                                                  Year ended December 31
                                                2000        1999        1998
                                             ----------  ----------  ----------
   Direct premiums.......................... $3,205,023  $1,942,716  $1,533,822
   Reinsurance assumed......................  1,177,833       2,723       2,366
   Reinsurance ceded........................   (124,905)   (144,310)   (173,564)
                                             ----------  ----------  ----------
   Net premiums earned...................... $4,257,951  $1,801,129  $1,362,624
                                             ==========  ==========  ==========

                           PFL Life Insurance Company

                             (Dollars in thousands)


4. Reinsurance (continued)

The Company received reinsurance recoveries in the amount of $123,039, $139,138 and $173,297 during 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, estimated amounts recoverable from reinsurers that have been deducted from policy and contract claim reserves totaled $28,080 and $35,511, respectively. The aggregate reserves for policies and contracts were reduced for reserve credits for reinsurance ceded at December 31, 2000 and 1999 of $1,564,867 and $1,922,322, respectively.

At December 31, 2000, amounts recoverable from unauthorized reinsurers of $30,948 (1999--$39,996) and reserve credits for reinsurance ceded of $85,163 (1999--$50,846) were associated with a single reinsurer and its affiliates. The Company holds collateral under these reinsurance agreements in the form of trust agreements totaling $118,865 at December 31, 2000, that can be drawn on for amounts that remain unpaid for more than 120 days.

5. Income Taxes

For federal income tax purposes, the Company joins in a consolidated tax return filing with certain affiliated companies. Under the terms of a tax-sharing agreement between the Company and its affiliates, the Company computes federal income tax expense as if it were filing a separate income tax return, except that tax credits and net operating loss carryforwards are determined on the basis of the consolidated group. Additionally, the alternative minimum tax is computed for the consolidated group and the resulting tax, if any, is allocated back to the separate companies on the basis of the separate companies' alternative minimum taxable income.

Federal income tax expense differs from the amount computed by applying the statutory federal income tax rate to gain from operations before federal income tax expense and net realized capital gains (losses) on investments for the following reasons:

                                                     Year ended December 31
                                                      2000     1999     1998
                                                     -------  -------  -------
   Computed tax at federal statutory rate (35%)..... $39,049  $27,832  $39,177
   IMR amortization.................................  (1,353)  (2,656)  (3,030)
   Tax reserve adjustment...........................   2,569    1,390      607
   Excess tax depreciation..........................    (207)    (219)    (223)
   Deferred acquisition costs--tax basis............  24,629    5,979   11,827
   Prior year under (over) accrual..................  (3,947)  (3,492)   1,750
   Dividend received deduction......................  (1,802)  (1,666)  (1,053)
   Low income housing credits.......................  (4,328)     --       --
   Other items--net.................................  (3,359)  (1,852)     780
                                                     -------  -------  -------
   Federal income tax expense....................... $51,251  $25,316  $49,835
                                                     =======  =======  =======

Federal income tax expense differs from the amount computed by applying the statutory federal income tax rate to realized gains (losses) due to the differences in book and tax asset bases at the time certain investments are sold.

                           PFL Life Insurance Company

                             (Dollars in thousands)


5. Income Taxes (continued)

Prior to 1984, as provided for under the Life Insurance Company Tax Act of 1959, a portion of statutory income was not subject to current taxation but was accumulated for income tax purposes in a memorandum account referred to as the policyholders' surplus account. No federal income taxes have been provided for in the financial statements on income deferred in the policyholders' surplus account ($20,387 at December 31, 2000). To the extent dividends are paid from the amount accumulated in the policyholders' surplus account, net earnings would be reduced by the amount of tax required to be paid. Should the entire amount in the policyholders' surplus account become taxable, the tax thereon computed at current rates would amount to approximately $7,135.

The Company's federal income tax returns have been examined and closing agreements have been executed with the Internal Revenue Service through 1992. The examination field work for 1993 through 1995 has been completed and these years are under appeal. An examination is underway for years 1996 through 1997.

6. Policy and Contract Attributes

A portion of the Company's policy reserves and other policyholders' funds (including separate account liabilities) relate to liabilities established on a variety of the Company's annuity and deposit fund products. There may be certain restrictions placed upon the amount of funds that can be withdrawn without penalty. The amount of reserves on these products, by withdrawal characteristics, are summarized as follows:

                                                      December 31
                                               2000                1999
                                        ------------------- -------------------
                                                    Percent             Percent
                                                      of                  of
                                          Amount     Total    Amount     Total
                                        ----------- ------- ----------- -------
   Subject to discretionary withdrawal
    with market value adjustment....... $   221,151     2%  $   114,544     1%
   Subject to discretionary withdrawal
    at book value less surrender
    charge.............................   1,635,769    14       828,490     8
   Subject to discretionary withdrawal
    at market value....................   4,006,227    34     4,313,445    41
   Subject to discretionary withdrawal
    at book value (minimal or no
    charges or adjustments)............   4,279,843    37     5,021,762    48
   Not subject to discretionary
    withdrawal provision...............   1,453,732    13       248,444     2
                                        -----------   ---   -----------   ---
                                         11,596,722   100    10,526,685   100%
   Less reinsurance ceded..............   1,504,445           1,863,810
                                        -----------         -----------
   Total policy reserves on annuities
    and deposit fund liabilities....... $10,092,277         $ 8,662,875
                                        ===========         ===========

                           PFL Life Insurance Company

                             (Dollars in thousands)


6. Policy and Contract Attributes (continued)

A reconciliation of the amounts transferred to and from the separate accounts is presented below:

                                                 Year ended December 31
                                                2000       1999       1998
                                              ---------  ---------  --------
   Transfers as reported in the summary of
    operations of the separate accounts
    statement:
     Transfers to separate accounts.......... $ 843,530  $ 486,282  $345,319
     Transfers from separate accounts........  (325,645)  (175,822)  (42,671)
                                              ---------  ---------  --------
   Net transfers to separate accounts........   517,885    310,460   302,648
   Miscellaneous reconciling adjustments.....    (2,560)    (1,153)      191
                                              ---------  ---------  --------
   Transfers as reported in the summary of
    operations of the life, accident and
    health annual statement.................. $ 515,325  $ 309,307  $302,839
                                              =========  =========  ========

Reserves on the Company's traditional life products are computed using mean reserving methodologies. These methodologies result in the establishment of assets for the amount of the net valuation premiums that are anticipated to be received between the policy's paid-through date to the policy's next anniversary date. At December 31, 2000 and 1999, these assets (which are reported as premiums deferred and uncollected) and the amounts of the related gross premiums and loadings, are as follows:

                                                       Gross   Loading    Net
                                                      -------  -------  -------
   December 31, 2000
   Life and annuity:
     Ordinary direct first year business............. $ 2,763  $1,854   $   909
     Ordinary direct renewal business................  20,180   6,063    14,117
     Group life direct business......................     319     152       167
     Reinsurance ceded...............................  (1,088)    --     (1,088)
                                                      -------  ------   -------
                                                       22,174   8,069    14,105
   Accident and health:
     Direct..........................................     151     --        151
     Reinsurance ceded...............................     (21)    --        (21)
                                                      -------  ------   -------
   Total accident and health.........................     130     --        130
                                                      -------  ------   -------
                                                      $22,304  $8,069   $14,235
                                                      =======  ======   =======
   December 31, 1999
   Life and annuity:
     Ordinary direct first year business............. $ 2,823  $2,085   $   738
     Ordinary direct renewal business................  20,950   6,289    14,661
     Group life direct business......................     638     243       395
     Reinsurance ceded...............................  (1,269)    (16)   (1,253)
                                                      -------  ------   -------
                                                       23,142   8,601    14,541
   Accident and health:
     Direct..........................................     138     --        138
     Reinsurance ceded...............................     (23)    --        (23)
                                                      -------  ------   -------
   Total accident and health.........................     115     --        115
                                                      -------  ------   -------
                                                      $23,257  $8,601   $14,656
                                                      =======  ======   =======

                           PFL Life Insurance Company

                             (Dollars in thousands)


6. Policy and Contract Attributes (continued)

At December 31, 2000 and 1999, the Company had insurance in force aggregating $48,824 and $41,720, respectively, in which the gross premiums are less than the net premiums required by the standard valuation standards established by the Insurance Division, Department of Commerce, of the State of Iowa. The Company established policy reserves of $1,227 and $871 to cover these deficiencies at December 31, 2000 and 1999, respectively.

7. Dividend Restrictions

The Company is subject to limitations, imposed by the State of Iowa, on the payment of dividends to its parent company. Generally, dividends during any twelve-month period may not be paid, without prior regulatory approval, in excess of the greater of (a) 10 percent of statutory capital and surplus as of the preceding December 31, or (b) statutory gain from operations before net realized capital gains (losses) on investments for the preceding year. Subject to the availability of unassigned surplus at the time of such dividend, the maximum payment which may be made in 2001, without the prior approval of insurance regulatory authorities, is $60,319.

The Company paid dividends to its parent of $40,000 and $120,000 in 1999 and 1998, respectively.

8. Retirement and Compensation Plans

The Company's employees participate in a qualified benefit pension plan sponsored by AEGON. The Company has no legal obligation for the plan. The Company recognizes pension expense equal to its allocation from AEGON. The pension expense is allocated among the participating companies based on the SFAS No. 87 expense as a percent of salaries. The benefits are based on years of service and the employee's compensation during the highest five consecutive years of employment. Pension expense aggregated $457, $408 and $380 for the years ended December 31, 2000, 1999 and 1998, respectively. The plan is subject to the reporting and disclosure requirements of the Employee Retirement and Income Security Act of 1974.

The Company's employees also participate in a contributory defined contribution plan sponsored by AEGON which is qualified under Section 401(k) of the Internal Revenue Service Code. Employees of the Company who customarily work at least 1,000 hours during each calendar year and meet the other eligibility requirements, are participants of the plan. Participants may elect to contribute up to fifteen percent of their salary to the plan. The Company will match an amount up to three percent of the participant's salary. Participants may direct all of their contributions and plan balances to be invested in a variety of investment options. The plan is subject to the reporting and disclosure requirements of the Employee Retirement and Income Security Act of 1974. Expense related to this plan was $310, $267 and $233 for the years ended December 31, 2000, 1999 and 1998, respectively.

AEGON sponsors supplemental retirement plans to provide the Company's senior management with benefits in excess of normal pension benefits. The plans are noncontributory, and benefits are based on years of service and the employee's compensation level. The plans are unfunded and nonqualified under the Internal Revenue Service Code. In addition, AEGON has established incentive deferred compensation plans for certain key employees of the Company. The Company's allocation of expense for these plans for each of the years ended December 31, 2000, 1999 and 1998 was negligible. AEGON also sponsors an employee stock option plan for individuals employed at least

                           PFL Life Insurance Company

                             (Dollars in thousands)


8. Retirement and Compensation Plans (continued)

three years and a stock purchase plan for its producers, with the participating affiliated companies establishing their own eligibility criteria, producer contribution limits and company matching formula. These plans have been accrued or funded as deemed appropriate by management of AEGON and the Company.

In addition to pension benefits, the Company participates in plans sponsored by AEGON that provide postretirement medical, dental and life insurance benefits to employees meeting certain eligibility requirements. Portions of the medical and dental plans are contributory. The expenses of the postretirement plans are charged to affiliates in accordance with an intercompany cost sharing arrangement. The Company expensed $41, $28 and $62 for the years ended December 31, 2000, 1999 and 1998, respectively.

9. Related Party Transactions

The Company shares certain offices, employees and general expenses with affiliated companies.

The Company receives data processing, investment advisory and management, marketing and administration services from certain affiliates. During 2000, 1999 and 1998, the Company paid $21,115, $19,983 and $18,706, respectively, for these services, which approximates their costs to the affiliates.

Payables to affiliates bear interest at the thirty-day commercial paper rate of 6.40% at December 31, 2000. During 2000, 1999 and 1998, the Company paid net interest of $1,234, $1,994 and $1,491, respectively, to affiliates.

During 2000, the Company received a capital contribution of $100,000 in cash from its parent.

At December 31, 2000 and 1999, the Company has net short-term notes payable to an affiliate of $6,200 and $144,500, respectively. At December 31, 2000, this consists of short-term notes receivable from affiliates of $99,800 and short-term notes payable to affiliates of $106,000. At December 31, 1999, this consists of short-term notes receivable from affiliates of $21,300 and short-term notes payable to affiliates of $165,800. Interest on these notes accrues at rates ranging from 6.48% to 6.52% at December 31, 2000 and 4.85% to 5.90% at December 31, 1999.

During 1998, the Company issued life insurance policies to certain affiliated companies, covering the lives of certain employees of those affiliates. Premiums of $174,000 related to these policies were recognized during 1998, and aggregate reserves for policies and contracts are $199,491 and $190,299 at December 31, 2000 and 1999, respectively.

10. Commitments and Contingencies

The Company has issued Trust (synthetic) GIC contracts to plan sponsors totaling $311,477 and $374,124 at December 31, 2000 and 1999, respectively, pursuant to terms under which the plan sponsor retains ownership of the assets related to these contracts. The Company guarantees to provide benefit responsiveness in the event that plan benefit requests and other contractual commitments exceed plan cash flows. The plan sponsor agrees to reimburse the Company for such benefit payments with interest, either at a fixed or floating rate, from future plan and asset cash flows. In return for this guarantee, the Company receives a premium which varies based on such

                           PFL Life Insurance Company

                             (Dollars in thousands)


10. Commitments and Contingencies (continued)

elements as benefit responsive exposure and contract size. The Company underwrites the plans for the possibility of having to make benefit payments and also must agree to the investment guidelines to ensure appropriate credit quality and cash flow matching. Funding requirements to date have been minimal and management does not anticipate any future material funding requirements that would have a material effect on reported financial results. The assets relating to such contracts are not recognized in the Company's statutory-basis financial statements. A contract reserve has been established for the possibility of unexpected benefit payments at below market interest rates.

The Company may lend securities to approved broker and other parties to earn additional income. The Company receives collateral against the loaned securities and maintains collateral in an amount not less than 100% of the market value of the loaned securities during the period of the loan. The market value of loaned securities is determined at the close of business and any additional required collateral is delivered to the Company on the next business day. Although risk is mitigated by collateral, the account could experience a delay in recovering its securities and possible loss of income or value if the borrower fails to return them. At December 31, 2000, the value of securities loaned amounted to $148,927.

The Company is a party to legal proceedings incidental to its business. Although such litigation sometimes includes substantial demands for compensatory and punitive damages, in addition to contract liability, it is management's opinion, after consultation with counsel and a review of available facts, that damages arising from such demands will not be material to the Company's financial position.

The Company is subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against insurance companies for the benefit of policyholders and claimants in the event of insolvency of other insurance companies. Assessments are charged to operations when received by the Company except where right of offset against other taxes paid is allowed by law; amounts available for future offsets are recorded as an asset on the Company's balance sheet. Potential future obligations for unknown insolvencies are not determinable by the Company. The future obligation has been based on the most recent information available from the National Organization of Life and Health Insurance Guaranty Associations. The Company has established a reserve of $20,188 and $19,662 and an offsetting premium tax benefit of $7,429 and $7,429 at December 31, 2000 and 1999, respectively, for its estimated share of future guaranty fund assessments related to several major insurer insolvencies. The guaranty fund expense (benefit) was $1,134, $1,994 and $1,985 for the years ended December 31, 2000, 1999 and 1998, respectively.

                           PFL Life Insurance Company

                       Summary of Investments--Other Than
                         Investments in Related Parties

                             (Dollars in thousands)
                               December 31, 2000

SCHEDULE I

                                                                Amount at Which
                                                       Market    Shown in the
           Type of Investment              Cost(1)     Value     Balance Sheet
           ------------------             ---------- ---------- ---------------
Fixed maturities
Bonds:
  United States Government and government
   agencies and authorities.............. $   96,119 $   96,425   $   96,119
  States, municipalities and political
   subdivisions..........................    781,607    787,691      781,607
  Foreign governments....................    201,103    206,947      201,103
  Public utilities.......................    573,870    578,806      573,870
  All other corporate bonds..............  5,357,126  5,345,122    5,357,126
Redeemable preferred stock...............     19,987     18,215       19,987
                                          ---------- ----------   ----------
Total fixed maturities...................  7,029,812  7,033,206    7,029,812
Equity securities
Common stocks:
  Public utilities.......................      1,044      1,319        1,319
  Banks, trust and insurance.............      2,108      2,344        2,344
  Industrial, miscellaneous and all
   other.................................     71,989     81,073       81,073
                                          ---------- ----------   ----------
Total equity securities..................     75,141     84,736       84,736
Mortgage loans on real estate............  1,585,896               1,585,896
Real estate..............................     38,671                  38,671
Real estate acquired in satisfaction of
 debt....................................     15,599                  15,599
Policy loans.............................     57,571                  57,571
Other long-term investments..............    218,340                 218,340
Cash and short-term investments..........     98,224                  98,224
                                          ----------              ----------
Total investments........................ $9,119,254              $9,128,849
                                          ==========              ==========

--------
(1) Original cost of equity securities and, as to fixed maturities, original cost reduced by repayments and adjusted for amortization of premiums or accrual of discounts.

                           PFL Life Insurance Company

                      Supplementary Insurance Information
                             (Dollars in thousands)

SCHEDULE III

                                              Future Policy          Policy and
                                              Benefits and  Unearned  Contract
                                                Expenses    Premiums Liabilities
                                              ------------- -------- -----------
Year ended December 31, 2000
Individual life..............................  $2,107,973   $   --     $ 9,993
Individual health............................     179,488    10,825     11,585
Group life and health........................     109,570     7,014     20,817
Annuity......................................   4,577,664       --         --
                                               ----------   -------    -------
                                               $6,974,695   $17,839    $42,395
                                               ==========   =======    =======
Year ended December 31, 1999
Individual life..............................  $1,550,188   $   --     $ 8,607
Individual health............................     133,214    10,311     10,452
Group life and health........................     105,035     8,604     27,088
Annuity......................................   4,036,751       --         --
                                               ----------   -------    -------
                                               $5,825,188   $18,915    $46,147
                                               ==========   =======    =======
Year ended December 31, 1998
Individual life..............................  $1,355,283   $   --     $ 8,976
Individual health............................      94,294     9,631     12,123
Group life and health........................      93,405    10,298     36,908
Annuity......................................   3,925,293       --         --
                                               ----------   -------    -------
                                               $5,468,275   $19,929    $58,007
                                               ==========   =======    =======

                           PFL Life Insurance Company

                      Supplementary Insurance Information
                             (Dollars in thousands)

SCHEDULE III

                                       Net      Benefits, Claims     Other
                          Premium   Investment     Losses and      Operating Premiums
                          Revenue    Income*   Settlement Expenses Expenses* Written
                         ---------- ---------- ------------------- --------- --------
Year ended December 31,
 2000
Individual life......... $  881,652  $132,477      $  649,924      $476,394  $    --
Individual health.......     88,222    14,132          71,399        39,427    88,000
Group life and health...     64,956    11,008          45,383        33,422    63,474
Annuity.................  3,223,121   369,696       3,203,819       247,718       --
                         ----------  --------      ----------      --------
                         $4,257,951  $527,313      $3,970,525      $796,961
                         ==========  ========      ==========      ========
Year ended December 31,
 1999
Individual life......... $  226,456  $104,029      $  274,730      $141,030  $    --
Individual health.......     77,985    10,036          58,649        35,329    77,716
Group life and health...     83,639    10,422          61,143        38,075    81,918
Annuity.................  1,413,049   313,062       1,303,537       328,821       --
                         ----------  --------      ----------      --------
                         $1,801,129  $437,549      $1,698,059      $543,255
                         ==========  ========      ==========      ========
Year ended December 31,
 1998
Individual life......... $  514,194  $ 85,258      $  545,720      $ 87,455  $    --
Individual health.......     68,963     8,004          48,144        30,442    68,745
Group life and health...    111,547    11,426          82,690        54,352   108,769
Annuity.................    667,920   342,296         592,085       335,359       --
                         ----------  --------      ----------      --------
                         $1,362,624  $446,984      $1,268,639      $507,608
                         ==========  ========      ==========      ========

--------
* Allocations of net investment income and other operating expenses are based on a number of assumptions and estimates, and the results would change if different methods were applied.

                           PFL Life Insurance Company

                                  Reinsurance
                             (Dollars in thousands)

SCHEDULE IV

                                                                      Percentage
                                     Ceded to    Assumed              of Amount
                           Gross      Other     From Other            Assumed to
                           Amount   Companies   Companies  Net Amount    Net
                         ---------- ----------  ---------- ---------- ----------
Year ended December 31,
 2000
Life insurance in
 force.................. $9,477,758 $1,088,937  $   70,808 $8,459,629      .8%
                         ========== ==========  ========== ==========    ====
Premiums:
  Individual life....... $  882,584 $    4,575  $    3,361 $  881,370     0.4%
  Individual health.....     92,426      4,204         --      88,222     --
  Group life and
   health...............    173,505    108,550         --      64,955     --
  Annuity...............  2,056,508      7,576   1,174,472  3,223,404    36.4
                         ---------- ----------  ---------- ----------    ----
                         $3,205,023 $  124,905  $1,177,833 $4,257,951    27.7%
                         ========== ==========  ========== ==========    ====
Year ended December 31,
 1999
Life insurance in
 force.................. $6,538,901 $ (500,192) $  415,910 $6,454,619     6.4%
                         ========== ==========  ========== ==========    ====
Premiums:
  Individual life....... $  227,363 $    3,967  $    2,723 $  226,119     1.2%
  Individual health.....     83,489      5,504         --      77,985     --
  Group life and
   health...............    205,752    122,113         --      83,639     --
  Annuity...............  1,426,112     12,726         --   1,413,386     --
                         ---------- ----------  ---------- ----------    ----
                         $1,942,716 $  144,310  $    2,723 $1,801,129     0.2%
                         ========== ==========  ========== ==========    ====
Year ended December 31,
 1998
Life insurance in
 force.................. $6,384,095 $  438,590  $   39,116 $5,984,621      .6%
                         ========== ==========  ========== ==========    ====
Premiums:
  Individual life....... $  515,164 $    3,692  $    2,366 $  513,838      .5%
  Individual health.....     76,438      7,475         --      68,963     --
  Group life and
   health...............    255,848    144,301         --     111,547     --
  Annuity...............    686,372     18,096         --     668,276     --
                         ---------- ----------  ---------- ----------    ----
                         $1,533,822 $  173,564  $    2,366 $1,362,624      .2%
                         ========== ==========  ========== ==========    ====

PART C            OTHER INFORMATION

Item 24.          Financial Statements and Exhibits

         (a)      Financial Statements

                  All required financial statements are included in Part B of this Registration Statement.

         (b)      Exhibits:

                  (1)  (a)    Resolution of the Board of Directors of
                              Transamerica Life Insurance Company authorizing establishment of the Mutual Fund Account. Note 10.

                  (2)         Not Applicable.

                  (3)  (a)    Principal Underwriting Agreement by and between
                              Transamerica Life Insurance Company, on its own behalf and on the behalf of the Mutual Fund
                              Account, and AFSG Securities Corporation. Note 10.

                       (b) Form of Broker/Dealer Supervision and Sales Agreement by and between AFSG Securities Corporation and the Broker/Dealer. Note 10.

                  (4)         Form of Contract.  Note 1.

                  (5)         Form of Application.  Note 12.

                  (6)  (a)    Articles of Incorporation of Transamerica Life
                              Insurance Company. Note 2.

                       (b)    ByLaws of Transamerica Life Insurance Company.
                              Note 2.

                  (7)         Not Applicable.

                  (8)  (a)(1) Participation Agreement among among WRL Series
                              Fund, Inc., Western Reserve Life Assurance Co. of Ohio, and PFL Life Insurance Company. Note 3.

                       (a)(2) Amendment No. 16 to Participation Agreement among
                              WRL Series Fund, Inc., PFL Life Insurance Company, AUSA Life Insurance Company, Inc., Peoples Benefit Life Insurance Company and Transamerica Life Occidental Life Insurance Company. Note 2.

                       (a)(3) Amendment No. 17 to Participation Agreement among
                              WRL Series Fund, Inc., Transamerica Life Insurance Company, AUSA Life Insurance Company, Inc., Peoples Benefit Life Insurance Company and Transamerica Occidental Life Insurance Company.
                              Note 4.

                       (a)(4) Amendment No. 18 to Participation Agreement among
                              AEGON/Transamerica Series Fund, Inc., Transamerica Life Insurance Company, AUSA Life Insurance Company, Inc., Peoples Benefit Life Insurance Company and Transamerica Occidental Life Insurance Company. Note 11.

                       (b)(1) Participation Agreement by and among AIM Variable
                              Insurance Funds, Inc., AIM Distributors, Inc., PFL Life Insurance Company and AFSG Securities Corporation. Note 5.

                       (b)(2) Amendment No. 5 to Participation Agreement among
                              AIM Variable Insurance Funds, AIM Distributors, Inc., Transamerica Life Insurance Company and AFSG Securities Corporation. Note 12.

                     (c)(1)  Dreyfus Fund Participation Agreement.  Note 11.

                     (c)(2) Amendment No. 1 to the Fund Participation Agreement. Note 11.

                     (d)(1) Participation Agreement among MFS Variable Insurance Trust, PFL Life Insurance Company and Massachusetts Financial Services Company. Note 6.

                     (d)(2) Partial Termination of Participation Agreement among MFS Variable Insurance Trust, PFL Life Insurance Company and Massachusetts Financial Services Company. Note 7.

                     (d)(3) Amendment to Participation Agreement among MFS Variable Insurance Trust, Transamerica Life Insurance Company and Massachusetts Financial Services Company. Note 12.

                     (e)(1)  Nations Fund Participation Agreement.  Note 12.

                     (f)(1) Participation Agreement among Oppenheimer Variable Account Funds, Oppenheimerfunds, Inc. and PFL Life Insurance Company. Note 6.

                     (f)(2) Amendment to Participation Agreement among Oppenheimer Variable Account Funds,
                             Oppenheimerfunds, Inc. and Transamerica Life
                             Insurance Company. Note 12.

                     (g)(1)  Transamerica Fund Participation Agreement. Note 12.

                     (h)(1) Participation Agreement among Variable Insurance Products Fund, Fidelity Distributors Corporation and PFL Life Insurance Company. Note 8.

                     (h)(2)  Amendment No. 4 to Participation Agreement. Note
                             11.

                     (h)(3) Amended Schedule A to Participation Agreement among Variable Insurance Products Fund, Fidelity Distributors Corporation and Transamerica Life Insurance Company. Note 11.

                     (i)(1) Participation Agreement among Variable Insurance Products Fund II, Fidelity Distributors Corporation and PFL Life Insurance Company. Note 8.

                     (i)(2)  Amendment No. 4 to Participation Agreement. Note
                             11.

                     (i)(3) Amended Schedule A to Participation Agreement among Variable Insurance Products Fund II, Fidelity Distributors Corporation and Transamerica Life Insurance Company. Note 11.

                     (j)(1) Participation Agreement among Variable Insurance Products Fund III, Fidelity Distributors Corporation and PFL Life Insurance Company. Note 9.

                     (j)(2)  Amendment No. 2 to Participation Agreement. Note
                             11.

                     (j)(3) Amendment Schedule A to Participation Agreement among Variable Insurance Products Fund III, Fidelity Distributors Corporation and Transamerica Life Insurance Company. Note 11.

               (9)           Opinion and Consent of Counsel. Note 10.

               (10)  (a)     Consent of Independent Auditors.  Note 11.

                     (b)     Opinion and Consent of Actuary.   Note 10.

               (11)          Not applicable.

               (12)          Not applicable.

               (13)          Performance Data Calculations.  Note 12.

               (14)          Powers of Attorney. (P.S. Baird, C.D. Vermie, L.N.
                             Norman, B. Herbert, Jr., D.C. Kolsrud, R.J. Kontz, B.K. Clancy) Note 10.

Note 1. Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form N-4 Registration Statement (File No. 333-61063) on December 11, 1998.

Note 2. Incorporated herein by reference to the Initial filing of Registrant's Form N-4 Registration Statement (File No. 333-62738) on June 11, 2001.

Note 3.        Incorporated herein by reference to Post-Effective Amendment No.
               1 to form N-4 Registration Statement (File No. 333-26209) on April 29, 1998.

Note 4.        Incorporated herein by reference to Post-Effective Amendment No.
               25 to Form N-4 Registration Statement (File No. 33-33085) on April 27, 2001.

Note 5.        Incorporated herein by reference to Post-Effective Amendment No.
               5 to Form N-4 Registration Statement (File No. 333-7509) on July 16, 1998.

Note 6.        Incorporated herein by reference to Post-Effective Amendment No.
               2 to Form N-4 Registration Statement (File No. 333-7509) on December 23, 1997.

Note 7.        Incorporated herein by reference to Post-Effective Amendment No.
               8 to Form N-4 Registration Statement (File No. 333-7509) on April 29, 1999.

Note 8. Incorporated by reference to Pre-Effective Amendment No. 1 to Form N-4 registration Statement (File No. 333-07509) on December 6, 1996.

Note 9. Incorporated herein by reference to Post-Effective Amendment No. 1 to Form N-4 Registration Statement (File No. 333-7509) on April 29, 1997.

Note 10. Filed with Initial Filing to this Form N-4 Registration Statement (File No. 333-63086) on June 15, 2001.

Note 11.       Filed herewith.

Note 12.       To be filed by Amendment.

Item 25. Directors and Officers of the Depositor (Transamerica Life Insurance Company)

Name and Business Address       Principal Positions and Offices with Depositor
-------------------------       ----------------------------------------------

Bart Herbert, Jr.               Director, Chairman of the Board and Executive
1111 N. Charles Street          Vice President
Baltimore, MD 21201

Larry N. Norman                 Director and President
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-0001

Patrick S. Baird                Director, Senior Vice President and Chief
4333 Edgewood Road, N.E.        Operating Officer
Cedar Rapids, Iowa 52499-0001

Craig D. Vermie                 Director, Vice President, Secretary and General
4333 Edgewood Road, N.E.        Counsel
Cedar Rapids, Iowa 52499-0001

Douglas C. Kolsrud              Director, Senior Vice President, Chief
4333 Edgewood Road, N.E.        Investment Officer and Corporate Actuary
Cedar Rapids, Iowa 52499-0001

Robert J. Kontz                 Vice President and Corporate Controller
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-0001

Brenda K. Clancy                Vice President, Treasurer and Chief Financial
4333 Edgewood Road, N.E.        Officer
Cedar Rapids, Iowa 52499-0001


Item 26. Persons Controlled by or under Common Control With the Depositor or Registrant.

                                         Jurisdiction of       Percent of Voting
Name                                     Incorporation         Securities Owned                    Business
----                                     -------------         ----------------                    --------
AEGON N.V.                               Netherlands           51.16% of Vereniging                Holding company
                                                               AEGON Netherlands
                                                               Membership Association

Groninger Financieringen B.V.            Netherlands           100% AEGON N.V.                     Holding company

AEGON Netherland N.V.                    Netherlands           100% AEGON N.V.                     Holding company

AEGON Nevak Holding B.V.                 Netherlands           100% AEGON N.V.                     Holding company

AEGON International N.V.                 Netherlands           100% AEGON N.V.                     Holding company

Voting Trust Trustees:                   Delaware                                                  Voting Trust
K.J.Storm
Donald J. Shepard H.B.
Van Wijk Dennis Hersch

AEGON U.S. Holding Corporation           Delaware              100% Voting Trust                   Holding company

Short Hills Management Company           New Jersey            100% AEGON U.S.                     Holding company
                                                               Holding Corporation

COPRA Reinsurance Company                New York              100% AEGON U.S.                     Holding company
                                                               Holding Corporation

AEGON Management Company                 Indiana               100% AEGON U.S.                     Holding company
                                                               Holding Corporation

AEGON USA, Inc.                          Iowa                  100% AEGON U.S.                     Holding company


RCC North America Inc.                   Delaware              100% AEGON U.S.                     Real estate

Transamerica Holding Company             Delaware              100% AEGON USA, Inc.                Holding company

AEGON Funding Corp.                      Delaware              100% Transamerica                   Issue debt securities-net
                                                               Holding Corporation                 proceeds used to make loans
                                                                                                   to affiliates

First AUSA Life Insurance Company        Maryland              100% Transamerica Holding           Insurance holding
                                                               Company                             company

AUSA Life Insurance                      New York              82.33% First AUSA Life              Insurance
Company, Inc.                                                  Insurance Company
                                                               17.67% Veterans Life Insurance
                                                               Company

Life Investors Insurance                 Iowa                  100% First AUSA Life Ins. Co.       Insurance
Company of America

Life Investors Alliance, LLC             Delaware              100% LIICA                          Purchase, own, and
                                                                                                   hold the equity interest
                                                                                                   of other entities

Great American Insurance                 Iowa                  100 % LIICA                         Marketing
Agency, Inc.

Bankers United Life                      Iowa                  100% Life Investors Insurance       Insurance
Assurance Company                                              Company of America

Transamerica Life Insurance              Iowa                  100% First AUSA Life Ins. Co.       Insurance
Company

AEGON Financial Services                 Minnesota             100% PFL Life Insurance Co.         Marketing
Group, Inc.

AEGON Assignment Corporation             Kentucky              100% AEGON Financial                Administrator of
of Kentucky                                                    Services Group, Inc.                structured settlements

AEGON Assignment Corporation             Illinois              100% AEGON Financial                Administrator of
                                                               Services Group, Inc.                structured settlements

Southwest Equity Life Ins. Co.           Arizona               100% of Common Voting Stock         Insurance
                                                               First AUSA Life Ins. Co.

Iowa Fidelity Life Insurance Co.         Arizona               100% of Common Voting Stock         Insurance
                                                               First AUSA Life Ins. Co.

Western Reserve Life Assurance           Ohio                  100% First AUSA Life Ins. Co.       Insurance
Co. of Ohio

WRL Series Fund, Inc.                    Maryland              Various                             Mutual fund

WRL Investment Services, Inc.            Florida               100% Western Reserve Life           Provides administration
                                                               Assurance Co. of Ohio               for affiliated mutual
                                                                                                   fund

WRL Investment                           Florida               100% Western Reserve Life           Registered Investment
Management, Inc.                                               Assurance Co. of Ohio               advisor

ISI Insurance Agency, Inc.               California            100% Western Reserve Life           Insurance agency
and Subsidiaries                                               Assurance Co. of Ohio

ISI Insurance Agency                     Alabama               100% ISI Insurance Agency, Inc.     Insurance agency
of Alabama, Inc.

ISI Insurance Agency                     Ohio                  100% ISI Insurance Agency, Inc.     Insurance agency
of Ohio, Inc.

ISI Insurance Agency                     Massachusetts         100% ISI Insurance Agency, Inc.     Insurance agency
of Massachusetts, Inc.

ISI Insurance Agency                     Texas                 100% ISI Insurance Agency, Inc.     Insurance agency
of Texas, Inc.

ISI Insurance Agency                     Hawaii               100% ISI Insurance Agency, Inc.      Insurance agency
of Hawaii, Inc.

ISI Insurance Agency                     New Mexico           100% ISI Insurance Agency, Inc.      Insurance agency
of New Mexico, Inc.

AEGON Equity Group, Inc.                 Florida              100% Western Reserve Life            Insurance agency
                                                              Assurance Co. of Ohio

Monumental General Casualty Co.          Maryland             100% First AUSA Life Ins. Co.        Insurance

United Financial Services, Inc.          Maryland             100% First AUSA Life Ins. Co.        General agency

Bankers Financial Life Ins. Co.          Arizona              100% First AUSA Life Ins. Co.        Insurance

The Whitestone Corporation               Maryland             100% First AUSA Life Ins. Co.        Insurance agency

Cadet Holding Corp.                      Iowa                 100% First AUSA Life Ins. Co.        Holding company

Monumental General Life                  Puerto Rico          51% First AUSA Life                  Insurance
Insurance Company of                                          Insurance Company
Puerto Rico                                                   49% Baldrich & Associates
                                                              of Puerto Rico

AUSA Holding Company                     Maryland             100% AEGON USA, Inc.                 Holding company

Monumental General Insurance             Maryland             100% AUSA Holding Co.                Holding company
Group, Inc.

Trip Mate Insurance Agency, Inc.         Kansas               100% Monumental General              Sale/admin. of travel
                                                              Insurance Group, Inc.                insurance

Monumental General                       Maryland             100% Monumental General              Provides management
Administrators, Inc.                                          Insurance Group, Inc.                srvcs. to unaffiliated
                                                                                                   third party administrator

National Association Management          Maryland             100% Monumental General              Provides actuarial
and Consultant Services, Inc.                                 Administrators, Inc.                 consulting services

Monumental General Mass                      Maryland             100% Monumental General                Marketing arm for sale
Marketing, Inc.                                                   Insurance Group, Inc.                  of mass marketed
                                                                                                         insurance coverage

Transamerica Capital, Inc.                   California           100% AUSA Holding Co.                  Broker/Dealer

Endeavor Management Company                  California           100% AUSA Holding Co.                  Investment Management

Universal Benefits Corporation               Iowa                 100% AUSA Holding Co.                  Third party administrator

Investors Warranty of                        Iowa                 100% AUSA Holding Co.                  Provider of automobile
America, Inc.                                                                                            extended maintenance
                                                                                                         contracts

Massachusetts Fidelity Trust Co.             Iowa                 100% AUSA Holding Co.                  Trust company

Money Service, Inc.                          Delaware             100% AUSA Holding Co.                  Provides financial
                                                                                                         counseling for employees
                                                                                                         and agents of affiliated
                                                                                                         companies

ADB Corporation, L.L.C.                      Delaware             100% Money Services, Inc.              Special purpose limited
                                                                                                         Liability company

ORBA Insurance Services, Inc.                California           26.91% Money Services, Inc.            Insurance agency

Great Companies, L.L.C.                      Iowa                 30% Money Services, Inc.               Markets & sells mutual
                                                                                                         funds & individually
                                                                                                         managed accounts

Roundit, Inc.                                Maryland             50% AUSA Holding Co.                   Financial services

Zahorik Company, Inc.                        California           100% AUSA Holding Co.                  Broker-Dealer

ZCI, Inc.                                    Alabama              100% Zahorik Company, Inc.             Insurance agency

Zahorik Texas, Inc.                          Texas                100% Zahorik Company, Inc.             Insurance agency

Long, Miller & Associates, L.L.C.            California           33-1/3% AUSA Holding Co.               Insurance agency

AEGON Asset Management Services, Inc.        Delaware             100% AUSA Holding Co.                  Registered investment
                                                                                                         advisor

InterSecurities, Inc.                        Delaware             100% AUSA Holding Co.                  Broker-Dealer

Associated Mariner Financial Group,          Michigan             100% InterSecurities, Inc.             Holding company/
Inc.                                                                                                     management services

Associated Mariner Ins. Agency               Massachusetts        100% Associated Mariner                Insurance agency
of Massachusetts, Inc.                                            Agency, Inc.

Associated Mariner Agency                Ohio                 100% Associated Mariner              Insurance agency
Ohio, Inc.                                                    Agency, Inc.

Associated Mariner Agency                Texas                100% Associated Mariner              Insurance agency
Texas, Inc.                                                   Agency, Inc.

PIA 2000-A, L.P.                         Delaware             Intersecurities, Inc. is the         Private placement
                                                              General Partner                      investment limited
                                                                                                   partnership

Idex Investor Services, Inc.             Florida              100% AUSA Holding Co.                Shareholder services

Idex Management, Inc.                    Delaware             100% AUSA Holding Co.                Investment advisor

IDEX Mutual Funds                        Massachusetts        Various                              Mutual fund

Diversified Investment                   Delaware             100% AUSA Holding Co.                Registered investment
Advisor, Inc.                                                                                      advisor

Diversified Investors Securities         Delaware             100% Diversified Investment          Broker-Dealer
Corp.                                                         Advisors, Inc.

George Beram & Company, Inc.             Massachusetts        100% Diversified Investment          Employee benefit and
                                                              Advisors, Inc.                       actuarial consulting

AEGON USA Securities, Inc.               Iowa                 100% AUSA Holding Co.                Broker-Dealer
                                                                                                   (De-registered)

Creditor Resources, Inc.                 Michigan             100% AUSA Holding Co.                Credit insurance

CRC Creditor Resources                   Canada               100% Creditor Resources, Inc.        Insurance agency
Canadian Dealer Network Inc.

AEGON USA Investment Management, Inc.    Iowa                 100% AUSA Holding Co.                Investment advisor

AEGON USA Realty                         Iowa                 100% AUSA Holding Co.                Provides real estate
Advisors, Inc.                                                                                     administrative and real
                                                                                                   estate investment

AEGON USA Real Estate                    Delaware             100% AEGON USA Realty Advisors,      Real estate and mortgage
Services, Inc.                                                Inc.                                 holding company

QSC Holding, Inc.                        Delaware             100% AEGON USA Realty Advisors,      Real estate and
                                                              Inc.                                 financial software
                                                                                                   production and sales

Landauer Associates, Inc.                Delaware             100% AEGON USA Realty Advisors,      Real estate counseling
                                                              Inc.

Landauer Realty Associates, Inc.         Texas                100% Landauer Associates, Inc.       Real estate counseling

Realty Information Systems, Inc.         Iowa                 100% AEGON USA Realty Advisors,      Information Systems for
                                                              Inc.                                 real estate investment
                                                                                                   management

USP Real Estate Investment Trust         Iowa                 12.89% First AUSA Life Ins. Co.      Real estate investment
                                                              13.11% PFL Life Ins. Co.             trust
                                                              4.86% Bankers United Life
                                                              Assurance Co.

RCC Properties Limited                   Iowa                 AEGON USA Realty Advisors,           Limited Partnership
Partnership                                                   Inc. is General Partner and 5%
                                                              owner.

Commonwealth General Corporation         Delaware             100% Transamerica Holding Company    Holding company
("CGC")

AFSG Securities Corporation              Pennsylvania         100% CGC                             Broker-Dealer

Benefit Plans, Inc.                      Delaware             100% CGC                             TPA for Peoples Security
                                                                                                   Life Insurance Company

AEGON Alliances, Inc.                    Virginia             100% Benefit Plans, Inc.             General agent

Capital 200 Block Corporation            Delaware             100% CGC                             Real estate holdings

Commonwealth General Assignment          Kentucky             100% CGC                             Administrator of
Corporation                                                                                        structured settlements

AEGON Institutional Markets, Inc.        Delaware             100% CGC                             Provider of investment,
                                                                                                   marketing and admin.
                                                                                                   services to ins. cos.

Monumental Agency Group, Inc.            Kentucky             100% CGC                             Provider of services to
                                                                                                   insurance  companies

Ampac Insurance Agency, Inc.             Pennsylvania         100% CGC                             Provider of management
(EIN 23-1720755)                                                                                   support services

Compass Rose Development Corporation     Pennsylvania         100% Ampac Insurance                 Special-purpose
                                                              Agency, Inc.                         subsidiary

Financial Planning Services, Inc.        Dist. Columbia       100% Ampac Insurance                 Special-purpose
                                                              Agency, Inc.                         subsidiary

Frazer Association                       Illinois             100% Ampac Insurance                 TPA license-holder
Consultants, Inc.                                             Agency, Inc.

National Home Life Corporation           Pennsylvania         100% Ampac Insurance                 Special-purpose
                                                              Agency, Inc.                         subsidiary

Valley Forge Associates, Inc.            Pennsylvania         100% Ampac Insurance                 Furniture & equipment
                                                              Agency, Inc.                         lessor

Veterans Benefit Plans, Inc.             Pennsylvania         100% Ampac Insurance                 Administrator of group
                                                              Agency, Inc.                         insurance programs

Veterans Insurance Services, Inc.        Delaware             100% Ampac Insurance                 Special-purpose
                                                              Agency, Inc.                         subsidiary

Academy Insurance Group, Inc.            Delaware             100% CGC                             Holding company

Academy Life Insurance Co.               Missouri             100% Academy Insurance               Insurance company
                                                              Group, Inc.

Pension Life Insurance                   New Jersey           100% Academy Life                    Insurance company
Company of America                                            Insurance Company

FED Financial, Inc.                      Delaware             100% Academy Insurance               Special-purpose
                                                              Group, Inc.                          subsidiary

Ammest Development Corp. Inc.            Kansas               100% Academy Insurance               Special-purpose
                                                              Group, Inc.                          subsidiary

Ammest Insurance Agency, Inc.            California           100% Academy Insurance               General agent
                                                              Group, Inc.

Ammest Massachusetts                     Massachusetts        100% Academy Insurance               Special-purpose
Insurance Agency, Inc.                                        Group, Inc.                          subsidiary

Ammest Realty, Inc.                      Pennsylvania         100% Academy Insurance               Special-purpose
                                                              Group, Inc.                          subsidiary

Ampac, Inc.                              Texas                100% Academy Insurance               Managing general agent
                                                              Group, Inc.

Ampac Insurance Agency, Inc.             Pennsylvania         100% Academy Insurance               Special-purpose
(EIN 23-2364438)                                              Group, Inc.                          subsidiary

Force Financial Group, Inc.              Delaware             100% Academy Insurance               Special-purpose
                                                              Group, Inc.                          subsidiary

Force Financial Services, Inc.           Massachusetts        100% Force Financial Group, Inc.     Special-purpose
                                                                                                   subsidiary

Military Associates, Inc.                Pennsylvania         100% Academy Insurance               Special-purpose
                                                              Group, Inc.                          subsidiary

NCOAA Management Company                 Texas                100% Academy Insurance               Special-purpose
                                                              Group, Inc.                          subsidiary

NCOA Motor Club, Inc.                    Georgia              100% Academy Insurance               Automobile club
                                                              Group, Inc.

Unicom Administrative                    Pennsylvania         100% Academy Insurance               Provider of admin.
Services, Inc.                                                Group, Inc.                          services

Unicom Administrative                    Germany              100% Unicom Administrative           Provider of admin.
Services, GmbH                                                Services, Inc.                       services

Capital General Development              Delaware             100% CGC                             Holding company
Corporation

Monumental Life                          Maryland             73.33% Capital General               Insurance company
Insurance Company                                             Development Company
                                                              26.77% First AUSA Life
                                                              Insurance Company

AEGON Special Markets                    Maryland             100% Monumental Life                 Marketing company
Group, Inc.                                                   Insurance Company

Peoples Benefit Life                     Iowa                 3.7% CGC                             Insurance company
Insurance Company                                             20.0% Capital Liberty, L.P.
                                                              76.3% Monumental Life
                                                              Insurance Company

Veterans Life Insurance Co.              Illinois             100% Peoples Benefit                 Insurance company
                                                              Life Insurance Company

Peoples Benefit Services, Inc.           Pennsylvania         100% Veterans Life Insurance         Special-purpose
                                                              Company                              subsidiary

Coverna Direct Insurance                 Maryland             100% Peoples Benefit                 Insurance agency
Services, Inc.                                                Life Insurance Company

Ammest Realty Corporation                Texas                100% Monumental Life                 Special-purpose
                                                              Insurance Company                    subsidiary

JMH Operating Company, Inc.              Mississippi          100% People's Benefit Life           Real estate holdings
                                                              Insurance Company

Capital Liberty, L.P.                    Delaware             99.0% Monumental Life                Holding company
                                                              Insurance Company
                                                              1.0% CGC

Transamerica Corporation ("TAC")         Delaware             100% AEGON NV                        Major interest in
                                                                                                   insurance and finance

AEGON Funding Company II                 Delaware             100% TAC                             Commercial paper
                                                                                                   insurance

Transamerica Pacific Insurance           Hawaii               100% TAC                             Life insurance
Company, Ltd.

TREIC Enterprises, Inc.                  Delaware             100% TFC                             Investments

ARC Reinsurance Corporation              Hawaii               100% Transamerica Corp.              Property & Casualty
                                                                                                   Insurance

Transamerica Management, Inc.            Delaware             100% ARC Reinsurance Corp.           Asset management

Inter-America Corporation                California           100% Transamerica Corp.              Insurance Broker

Pyramid Insurance Company, Ltd.          Hawaii               100% Transamerica Corp.              Property & Casualty
                                                                                                   Insurance

Transamerica Business Tech Corp.         Delaware             100% Transamerica Corp.              Telecommunications
                                                                                                   and data processing

Transamerica CBO I, Inc.                 Delaware             100% Transamerica Corp.              Owns and manages a pool
                                                                                                   of high-yield bonds

Transamerica Corporation (Oregon)        Oregon               100% Transamerica Corp.              Name holding only -
                                                                                                   Inactive

Transamerica Finance Corp.               Delaware             100% Transamerica Corp.              Commercial & Consumer
                                                                                                   Lending & equipment
                                                                                                   leasing

TA Leasing Holding Co., Inc.             Delaware             100% Transamerica Finance Corp.      Holding company

Trans Ocean Ltd.                         Delaware             100% TA Leasing Holding Co. Inc.     Holding company

Trans Ocean Container Corp.              Delaware             100% Trans Ocean Ltd.                Intermodal leasing
("TOCC")

SpaceWise Inc.                           Delaware             100% TOCC                            Intermodal leasing

Trans Ocean Container                    Delaware             100% TOL                             Intermodal leasing
Finance Corp.

Trans Ocean Leasing                      Germany              100% TOCC                            Intermodal leasing
Deutschland GmbH

Trans Ocean Leasing PTY Ltd.             Austria              100% TOCC                            Intermodal leasing

Trans Ocean Management S.A.              Switzerland          100% TOCC                            Intermodal leasing

Trans Ocean Regional                     California           100% TOCC                            Holding company
Corporate Holdings

Trans Ocean Tank Services Corp.          Delaware             100% TOCC                            Intermodal leasing

Transamerica Leasing Inc.                Delaware             100% TA Leasing Holding Co.          Leases & Services
                                                                                                   intermodal equipment

Transamerica Leasing Holdings            Delaware             100% Transamerica Leasing Inc.       Holding company
Inc. ("TLHI")

Greybox Logistics Services Inc.          Delaware             100% TLHI                            Intermodal leasing

Greybox L.L.C. ("G")                     Delaware             100% TLHI                            Intermodal freight
                                                                                                   container interchange
                                                                                                   facilitation service

Transamerica Trailer                     France               100% Greybox L.L.C.                  Leasing
Leasing S.N.C.

Greybox Services Limited                 U.K.                 100% TLHI                            Intermodal leasing

Intermodal Equipment, Inc.               Delaware             100% TLHI                            Intermodal leasing

Transamerica Leasing N.V.                Belgium              100% Intermodal Equipment Inc.       Leasing

Transamerica Leasing SRL                 Italy                100% Intermodal Equipment Inc.       Leasing

Transamerica Distribution                Delaware             100% TLHI                            Dormant
Services, Inc.

Transamerica Leasing                     Belgium              100% TLHI                            Leasing
Coordination Center

Transamerica Leasing do                  Brazil               100% TLHI                            Container Leasing
Brasil Ltda.

Transamerica Leasing GmbH                Germany              100% TLHI                            Leasing

Transamerica Trailer Leasing Sp. z.o.o   Poland               100% TLHI                            Leasing

Transamerica Leasing Limited             U.K.                 100% TLHI                            Leasing

ICS Terminals (UK) Limited               U.K.                 100% Transamerica Leasing Limited    Leasing

Transamerica Leasing Pty. Ltd.           Australia            100% TLHI                            Leasing

Transamerica Leasing (Canada) Inc.       Canada               100% TLHI                            Leasing

Transamerica Leasing (HK) Ltd.           H.K.                 100% TLHI                            Leasing

Transamerica Leasing                     S. Africa            100% TLHI                            In Liquidation -
(Proprietary) Limited                                                                              Intermodal leasing

Transamerica Trailer Holdings I Inc.     Delaware             100% TLHI                            Holding company

Transamerica Trailer Holdings II Inc.    Delaware             100% TLHI                            Holding company

Transamerica Trailer Holdings III Inc.   Delaware             100% TLHI                            Holding company

Transamerica Trailer Leasing AB          Sweden               100% TLHI                            Leasing

Transamerica Trailer Leasing AG          Switzerland          100% TLHI                            Leasing

Transamerica Trailer Leasing A/S         Denmark              100% TLHI                            Leasing

Transamerica Trailer Leasing GmbH        Germany              100% TLHI                            Leasing

Transamerica Trailer Leasing (Belgium)   Belgium              100% TLHI                            Leasing
N.V.

Transamerica Trailer Leasing             Netherlands          100% TLHI                            Leasing
(Netherlands) B.V.

Transamerica Alquiler de Trailer Spain   Spain                100% TLHI                            Leasing
S.L.

Transamerica Transport Inc.              New Jersey           100% TLHI                            Dormant

Transamerica Commercial Finance          Delaware             100% Transamerica Finance Corp.      Holding company
Corporation, I ("TCFCI")

Transamerica Equipment Financial         Delaware             100% TCFCI                           Investment in Various
Services Corporation                                                                               equipment leases and
                                                                                                   loans

BWAC Credit Corporation                  Delaware             100% TCFCI                           Inactive

BWAC International Corporation           Delaware             100% TCFCI                           Retail Appliance and
                                                                                                   furniture stores

BWAC Twelve, Inc.                        Delaware             100% TCFCI                           Holding company

TIFCO Lending Corporation                Illinois             100% BWAC Twelve, Inc.               General financing

Transamerica Insurance Finance           Maryland             100% BWAC Twelve, Inc.               Insurance premium
Corporation ("TIFC")                                                                               financing

Transamerica Insurance Finance           California           100% TIFC                            Insurance premium
Corporation, California

Transamerica Insurance Finance           Ontario              100% TIFC                            Insurance premium
Corporation, Canada                                                                                financing

Transamerica Business Credit             Delaware             100% TCFCI                           Lending, leasing &
Corporation ("TBCC")                                                                               equipment financing

Transamerica Mezzanine                   Delaware             100% TBCC                            Holding company
Financing, Inc.

Bay Capital Corporation                  Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

Coast Funding Corporation                Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

Transamerica Small Business Capital,     Delaware             100% TBCC                            Holding company
Inc. ("TSBC")

Transamerica Emergent Business Capital   Delaware             100% SBCI                            Dormant
Holdings, Inc.

Gulf Capital Corporation                 Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

Direct Capital Equity Investment, Inc.   Delaware             100% TBCC                            Small business loans

TA Air East, Corp.                       Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TA Air I, Corp.                          Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Air II, Corp.                         Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Air III, Corp.                        Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TA Air IV, Corp.                         Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TA Air V, Corp.                          Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TA Air VI, Corp.                         Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TA Air VII, Corp.                        Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TA Air VIII, Corp.                       Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TA Air IX, Corp.                         Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TA Air X, Corp.                          Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TA Air XI, Corp.                         Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Air XII, Corp.                        Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Air XIII, Corp.                       Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Air XIV, Corp.                        Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Air XV, Corp.                         Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Air XVI, Corp.                        Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Air XVII, Corp.                       Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Air XVIII, Corp.                      Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Air XIX, Corp.                        Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Air XX, Corp.                         Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Heli I, Inc.                          Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Marine I, Inc.                        Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TA Marine II, Inc.                       Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TA Marine IV, Inc.                       Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Marine VI, Inc.                       Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Marine V, Inc.                        Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Marine III, Corp.                     Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TA Public Finance Air I, Corp.           Delaware             100% TEFS                            Special purpose
                                                                                                   corporation

TBC I, Inc.                              Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC II, Inc.                             Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC III, Inc.                            Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC IV, Inc.                             Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC V, Inc.                              Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC VI, Inc.                             Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC Tax I, Inc.                          Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC Tax II, Inc.                         Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC Tax III, Inc.                        Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC Tax IV, Inc.                         Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC Tax V, Inc.                          Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC Tax VI, Inc.                         Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC Tax VII, Inc.                        Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC Tax VIII, Inc.                       Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

TBC Tax IX, Inc.                         Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

The Plain Company                        Delaware             100% TBCC                            Special purpose
                                                                                                   corporation

Transamerica Distribution Finance        Delaware             100% TCFCI                           Holding company
Corporation ("TDFC")

Transamerica Accounts Holding Corp.      Delaware             100% TDFC                            Holding company


Transamerica Commercial Finance          Delaware             100% TIFC                            Finance company
Corporation ("TCFC")

Transamerica Acquisition Corporation,    Canada               100% TCFCC                           Holding company
Canada

Transamerica Distribution Finance        Delaware             100% TCFC                            Commercial Finance
Corporation - Overseas, Inc. ("TDFOI")

TDF Mauritius Limited                    Mauritius            100% TDFOI                           Mauritius holding company

Inventory Funding Trust                  Delaware             100% TCFC                            Delaware Business Trust

Inventory Funding Company, LLC           Delaware             100% Inventory Funding Trust         Holding company

TCF Asset Management Corporation         Colorado             100% TCFC                            A depository for
                                                                                                   foreclosed real and
                                                                                                   personal property

Transamerica Joint Ventures, Inc.        Delaware             100% TCFC                            Holding company

Transamerica Inventory Finance           Delaware             100% TDFC                            Holding company
Corporation ("TIFC")

Transamerica GmbH, Inc.                  Delaware             100% TIFC                            Holding company

Transamerica Fincieringsmaatschappij     Netherlands          100% Trans. GmbH, Inc.               Commercial lending in
B.V.                                                                                               Europe

BWAC Seventeen, Inc.                     Delaware             100% TIFC                            Holding company

Transamerica Commercial Finance          Ontario              100% BWAC Seventeen, Inc.            Dormant
Canada, Limited

Transamerica Commercial Finance          Canada               100% BWAC Seventeen, Inc.            Commercial finance
Corporation, Canada

TCF Commercial Leasing Corporation,      Ontario              100% TCFCC                           Dormant
Canada

Cantrex Group Inc.                       Quebec               76% TACC                             Buying group and retail
                                                                                                   merchant services

BWAC Twenty-One, Inc.                    Delaware             100% TIFC                            Holding company

Transamerica Commercial Finance          U.K.                 100% BWAC Twenty-One Inc.            Commercial lending
Limited ("TCFL")

TDF Credit Insurance Services Limited    U.K.                 100% TCFL                            Credit insurance
                                                                                                   brokerage

Whirlpool Financial Corporation Polska   Poland               100% TCFL                            Inactive - commercial
Spozoo                                                                                             finance

Transamerica Commercial Holdings         U.K.                 100% BWAC Twenty-One Inc.            Holding company
Limited

Transamerica Commercial Finance France   France               100% TIFC                            Factoring company
S.A.

Transamerica GmbH                        Germany              100% GmbH                            Commercial lending in
                                                                                                   Germany

Transamerica Retail Financial Services   Delaware             100% TIFC                            Provides retail financing
Corporation ("TRFSC")

Transamerica Bank, NA                    Delaware             100% TRFSC                           Bank

Transamerica Consumer Finance Holding    Delaware             100% TRFSC                           Consumer finance holding
Company ("TCFHC")                                                                                  company

Transamerica Mortgage Company            Delaware             100% TCFHC                           Consumer mortgages

Transamerica Consumer Mortgage           Delaware             100% TCFHC                           Securitization company
Receivables Company

Metropolitan Mortgage Company            Florida              100% TCFHC                           Consumer mortgages

Easy Yes Mortgage, Inc.                  Florida              100% Metropolitan Mtg. Co.           No active business/Name
                                                                                                   holding only

Easy Yes Mortgage, Inc.                  Georgia              100% Metropolitan Mtg. Co.           No active business/Name
                                                                                                   holding only

First Florida Appraisal                  Florida              100% Metropolitan Mtg. Co.           Appraisal and inspection
Services, Inc.                                                                                     services

First Georgia Appraisal                  Georgia              100% First FL App. Srvc, Inc.        Appraisal services
Services, Inc.

Freedom Tax Services, Inc.               Florida              100%. Metropolitan Mtg. Co.          Property tax information
                                                                                                   services

J.J. & W. Advertising, Inc.              Florida              100% Metropolitan Mtg. Co.           Advertising and
                                                                                                   marketing services

J.J. & W. Realty Corporation             Florida              100% Metropolitan Mtg. Co.           To hold problem REO
                                                                                                   properties

Liberty Mortgage Company of              Florida              100% Metropolitan Mtg. Co.           No active business/Name
Ft. Myers, Inc.                                                                                    holding only

Metropolis Mortgage Company              Florida              100% Metropolitan Mtg. Co.           No active business/Name
                                                                                                   holding only

Perfect Mortgage Company                 Florida              100% Metropolitan Mtg. Co.           No active business/Name
                                                                                                   holding only

Transamerica Vendor Financial Service    Delaware             100% TDFC                            Provides commercial
Corporation                                                                                        leasing

Transamerica Distribution Finance        Mexico               99% TCFC                             Holding company in
Corporation de Mexico S. de R.L. de                                                                Mexican subsidiaries
C.V.

TDF de Mexico S. de R.L. de C.V.         Mexico               99% TDFC Mex                         Service company for
                                                                                                   Whirlpool receivables

Transamerica Corporate Services          Mexico               99% TDFC Mex                         Holds employees
De Mexico S. de R.L. de CV

Transamerica Distribution Finance        Mexico               99% TCFC                             Finance company
Factorje S.A. de C.V.

Transamerica Distribution Finance
Insurance Services, Inc.                 Illinois             100% TCFC                            Finance company

Transamerica Flood Hazard                Delaware             100% TAC                             Flood Zone certification
Certification, Inc.                                                                                service

Transamerica Home Loan                   California           100% TFC                             Consumer mortgages

Transamerica Lending Company             Delaware             100% TFC                             In liquidation - lending

Transamerica Public Finance, LLC         Delaware             70% TFC                              Financial Services

Transamerica Financial                   California           100% Transamerica Corp.              Investments
Products, Inc.

Transamerica Insurance Corporation       Iowa                 100% TIHI                            Holding company
("TIC")

Arbor Life Insurance Company             Arizona              100% TIC                             Life insurance,
                                                                                                   disability insurance

Plaza Insurance Sales Inc.               California           100% TIC                             Casualty insurance
                                                                                                   placement

Transamerica Advisors, Inc.              California           100% TIC                             Retail sale of
                                                                                                   investment advisory
                                                                                                   services

Transamerica Annuity Services Corp.      New Mexico           100% TIC                             Performs services
                                                                                                   required for structured
                                                                                                   settlements

Transamerica Financial Resources, Inc.   Delaware             100% TIC                             Retail sale of
                                                                                                   securities products

Financial Resources Insurance Agency     Texas                100% Transamerica Fin. Res.          Retail sale of
of Texas                                                                                           securities products

TBK Insurance Agency                     Ohio                 100% Transamerica Fin. Res.          Variable insurance
of Ohio, Inc.                                                                                      contract sales in state
                                                                                                   of Ohio

Transamerica Financial Resources         Alabama              100% Transamerica Fin. Res.          Insurance agent & broker
Agency of Alabama, Inc.

Transamerica Financial Resources Ins.    Massachusetts        100% Transamerica Fin. Res.          Insurance agent & broker
Agency of Massachusetts, Inc.

Transamerica International Insurance     Delaware             100% TIC                             Holding & administering
Services, Inc. ("TIISI")                                                                           foreign operations

AEGON Canada Inc. ("ACI")                Canada               100% TIHI                            Holding company

Transamerica Life Canada                 Canada               100% ACI                             Life insurance company

Home Loans and Finance Ltd.              U.K.                 100% TIISI                           Inactive

Transamerica Occidental Life Insurance   Iowa                 100% TIC                             Life insurance
Company ("TOLIC")

NEF Investment Company                   California           100% TOLIC                           Real estate development

Transamerica China Investments           Hong Kong            99% TOLIC                            Holding company
Holdings Limited

Transamerica Life Insurance and          N. Carolina          100% TOLIC                           Life insurance
Annuity Company ("TALIAC")

Transamerica Assurance Company           Missouri             100% TALIAC                          Life and disability
                                                                                                   insurance

Gemini Investments, Inc.                 Delaware             100% TALIAC                          Investment subsidiary

Transamerica Life Insurance Company of   Canada               100% TOLIC                           Sells individual life
Canada                                                                                             insurance & investment
                                                                                                   products in all
                                                                                                   provinces and
                                                                                                   territories of Canada

Transamerica Life Insurance Company of   New York             100% TOLIC                           Insurance sales
New York

Transamerica South Park                  Delaware             100% TOLIC                           Market analysis
Resources, Inc.

Transamerica Variable Insurance Fund     Maryland             100% TOLIC                           Mutual Fund

USA Administration Services, Inc.        Kansas               100% TOLIC                           Third party administrator

Transamerica Products, Inc. ("TPI")      California           100% TIC                             Holding company

Transamerica Products II, Inc.           California           100% TPI                             Co-general partner

Transamerica Products IV, Inc.           California           100% TPI                             Co-general partner

Transamerica Products I, Inc.            California           100% TPI                             Co-general partner

Transamerica Securities Sales Corp.      Maryland             100% TIC                             Life insurance sales

Transamerica Service Company             Delaware             100% TIC                             Passive loss tax service

Transamerica International RE            Bermuda              100% TAC                             Reinsurance
(Bermuda) Ltd.

Transamerica Intellitech, Inc.           Delaware             100% TFC                             Real estate information
                                                                                                   and technology services

Transamerica International Holdings,     Delaware             100% TAC                             Holding company
Inc. ("TIHI")

Transamerica Investment Services, Inc.   Delaware             100% TAC                             Investment adviser
("TISI")

Transamerica Income Shares, Inc.         Maryland             100% TISI                            Mutual fund

Transamerica LP Holdings Corp.           Delaware             100% TAC                             Limited partnership
                                                                                                   investment

Transamerica Real Estate Tax Service,    Delaware             100% TFC                             Real estate tax
Inc.                                                                                               reporting and processing
                                                                                                   services

Transamerica Realty Services, Inc.       Delaware             100% TAC                             Real estate investments
("TRS")

Bankers Mortgage Company of CA           California           100% TRS                             Investment management

Pyramid Investment Corporation           Delaware             100% TRS                             Real estate company

The Gilwell Company                      California           100% TRS                             Ground lessee of 517
                                                                                                   Washington Street, San
                                                                                                   Francisco

Transamerica Affordable Housing, Inc.    California           100% TRS                             General partner LHTC
                                                                                                   Partnership

Transamerica Minerals Company            California           100% TRS                             Owner and lessor of oil
                                                                                                   and gas properties

Transamerica Oakmont Corporation         California           100% TRS                             General partner
                                                                                                   retirement properties

Transamerica Senior Properties, Inc.     Delaware             100% TAC                             Owns retirement
("TSPI")                                                                                           properties

Transamerica Senior Living, Inc.         Delaware             100% TSPI                            Manages retirement
                                                                                                   properties

Item 27.  Number of Contract Owners

As of December 31, 2000, there were no Contract owners.

Item 28.  Indemnification

The Iowa Code (Sections 490.850 et. seq.) provides for permissive
                                -------
indemnification in certain situations, mandatory indemnification in other situations, and prohibits indemnification in certain situations. The Code also specifies producers for determining when indemnification payments can be made.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Depositor pursuant to the foregoing provisions, or otherwise, the Depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Depositor of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.   Principal Underwriters

          AFSG Securities Corporation
          4333 Edgewood Road, N.E.
          Cedar Rapids, Iowa 52499-0001

The directors and officers of AFSG Securities Corporation are as follows:

Larry N. Norman                                   Thomas R. Moriarty
Director and President                            Vice President

Frank A. Camp                                     Teresa L. Stolba
Secretary                                         Assistant Compliance Officer

Lisa Wachendorf                                   Linda Gilmer
Director, Vice President and                      Controller and Treasurer
Chief Compliance Officer
                                                  Priscilla Hechler
Anne M. Spaes                                     Assistant Vice President and
Director and Vice President                       Assistant Secretary


Emily Bates                                       Thomas Pierpan
Assistant Treasurer                               Assistant Vice President and
                                                  Assistant Secretary

Clifton Flenniken                                 Darin D. Smith
Assistant Treasurer                               Vice President and Assistant
                                                  Secretary

The principal business address of each person listed is AFSG Securities Corporation, 4333 Edgewood Road, N.E., Cedar Rapids, IA 52499-0001.

Commissions and Other Compensation Received by Principal Underwriter.
--------------------------------------------------------------------

AFSG Securities Corporation, the broker/dealer, received $0 from the Registrant for the year ending December 31, 2000, for its services in distributing the Contracts. No other commission or compensation was received by the principal underwriter, directly or indirectly, from the Registrant during the fiscal year.

AFSG Securities Corporation serves as the principal underwriter for Separate Account VA B, the Retirement Builder Variable Annuity Account, Separate Account VA A, Separate Account VA C, Separate Account VA D, Separate Account VA E, Separate Account VA F and Separate Account VA I. These accounts are separate accounts of Transamerica Life Insurance Company.

AFSG Securities Corporation serves as principal underwriter for Separate Account VA BNY, Separate Account C and AUSA Series Life Account. These accounts are separate accounts of AUSA Life Insurance Company, Inc.

AFSG Securities Corporation serves as principal underwriter for Separate Account I, Separate Account II and Separate Account V. These accounts are separate accounts of Peoples Benefit Life Insurance Company.

AFSG Securities Corporation serves as principal underwriter for WRL Series Life Account and WRL Series Annuity Account B. These accounts are separate accounts of Western Reserve Life Assurance Company of Ohio.

AFSG Securities Corporation also serves as principal underwriter for Transamerica Occidental Life Separate Account VUL-3, Separate Account VA G and Separate Account VA H. These accounts are separate accounts of Transamerica Occidental Life Insurance Company.

Item 30.   Location of Accounts and Records

The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 promulgated thereunder, are maintained by Transamerica Life Insurance Company at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-0001.

Item 31.   Management Services.

All management Contracts are discussed in Part A or Part B.

Item 32.   Undertakings

(a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as Premiums under the Contract may be accepted.

(b) Registrant undertakes that it will include either (i) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information or (ii) a space in the Contract application that an applicant can check to request a Statement of Additional Information.

(c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to Transamerica Life Insurance Company at the address or phone number listed in the Prospectus.

(d) Transamerica Life Insurance Company hereby represents that the fees and charges deducted under the contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Transamerica Life Insurance Company.

                                  SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Cedar Rapids and State of Iowa, on this 12th day of September, 2001.


                                        SEPARATE ACCOUNT VA J

                                        TRANSAMERICA LIFE INSURANCE
                                        COMPANY
                                        Depositor

                                               /s/  Larry N. Norman
                                        ------------------------------------
                                                Larry N. Norman
                                        President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the duties indicated.

Signatures                                 Title                    Date
----------                                 -----                    ----

    /s/ Bart Herbert Jr.            Director                   September 12, 2001
-----------------------------
Bart Herbert, Jr.

    /s/ Patrick S. Baird            Director                   September 12, 2001
-----------------------------
Patrick S. Baird

    /s/ Larry N. Norman             Director                   September 12, 2001
-----------------------------
Larry N. Norman                (Principal Executive Officer)

    /s/ Craig D. Vermie             Director                   September 12, 2001
-----------------------------
Craig D. Vermie

    /s/ Douglas C. Kolsrud          Director                   September 12, 2001
-----------------------------
Douglas C. Kolsrud

    /s/ Robert J. Kontz             Vice President and         September 12, 2001
-----------------------------
Robert J. Kontz                     Corporate Controller

    /s/ Brenda K. Clancy            Treasurer                  September 12, 2001
-----------------------------
Brenda K. Clancy

                                                                Registration No.
                                                                       333-63086



                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                _______________

                                   EXHIBITS

                                      TO

                                   FORM N-4

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                                      FOR

                          IMMEDIATE INCOME BUILDER II

                                _______________

                                 EXHIBIT INDEX
                                 -------------


Exhibit No.     Description of Exhibit                                     Page No.*
-----------     ----------------------                                     ---------
(8)(a)(4)       Amendment No. 18 to Participation Agreement

(8)(c)(1)       Dreyfus Fund Participation Agreement

(8)(c)(2)       Amendment No. 1 to the Fund Participation Agreement

(8)(h)(2)       Amendment No. 4 to Participation Agreement

(8)(h)(3)       Amended Schedule A to Participation Agreement

(8)(i)(2)       Amendment No. 4 to Participation Agreement

(8)(i)(3)       Amended Schedule A to Participation Agreement

(8)(j)(2)       Amendment No. 2 to Participation Agreement

(8)(j)(3)       Amended Schedule A to Participation Agreement

(10)(a)         Consent of Independent Auditors



__________________
* Page numbers included only in manually executed original.